   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 ABGENIX, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                               2836                              94-3248826
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)             Identification Number)

                             7601 DUMBARTON CIRCLE
                               FREMONT, CA 94555
                                 (510) 608-6500
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                 R. SCOTT GREER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 ABGENIX, INC.
                             7601 DUMBARTON CIRCLE
                               FREMONT, CA 94555
                                 (510) 608-6500

            (Name, Address Including Zip Code, and Telephone Number
                   Including Area Code, of Agent for Service)
                           --------------------------

                                    COPY TO:

                              PETER T. HEALY, ESQ.
                             STELLA S. LEUNG, ESQ.
                             MARIO M. KASHOU, ESQ.
                             O'MELVENY & MYERS LLP
                         275 BATTERY STREET, 26TH FLOOR
                            SAN FRANCISCO, CA 94111
                                 (415) 984-8833
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                      AMOUNT TO BE    OFFERING PRICE PER   AGGREGATE OFFERING      AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED          UNIT (1)             PRICE (1)       REGISTRATION FEE
Common Stock, par value $.0001 per share (2)...        1,500,000            $81.28            $121,920,000         $32,186.88

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), the price of the Common Stock is based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on November 9, 2000 (which is a date within five business days prior to the date of filing of this Registration Statement).

(2) This Registration Statement also relates to the rights ("Rights") to purchase shares of Series A Participating Preferred Stock of the Registrant which are attached to all shares of Common Stock outstanding as of, and issued subsequent to, June 14, 1999, pursuant to the terms of the Registrant's Shareholder Rights Agreement, dated June 14, 1999, as amended. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for Common Stock and will be transferred with and only with such Common Stock.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                1,500,000 SHARES
                                  COMMON STOCK

                                ---------------

    This prospectus relates to 1,500,000 shares of our common stock that we may issue from time to time upon the exchange or redemption of special shares issued by our indirect wholly-owned subsidiary ImmGenics Pharmaceuticals Inc., a biotechnology company we acquired in November 2000. The ImmGenics special shares were issued to former holders of common shares, preferred shares and debenture of ImmGenics in connection with our acquisition of ImmGenics. The acquisition has been structured to deliver the aggregate consideration of approximately $77.5 million in our common stock through the exchange of the ImmGenics special shares. The structure of the acquisition is set forth in a Plan of Arrangement approved by the Supreme Court of British Columbia, Canada. Through the procedures and subject to the conditions set forth in the Plan of Arrangement, holders of the ImmGenics special shares may elect to exchange their ImmGenics special shares for our common stock. Each ImmGenics special share will be exchangeable into the fraction of a share of our common stock that equals the Exchange Ratio, plus any declared and unpaid dividend on such ImmGenics special share prior to the date of the exchange. See "Plan of Distribution." The Exchange Ratio is determined by dividing $4.97 by the average of the closing trading prices of our common stock for the five trading days ending on the business day immediately preceding the effective date of the registration statement of which this prospectus forms a part.

    Our common stock is traded on the Nasdaq National Market under the ticker symbol "ABGX." On November 9, 2000, the closing sale price of our common stock, as reported by Nasdaq, was $80.25 per share.

                            ------------------------

    THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 The date of this prospectus is             , 2000.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Risk Factors................................................      3
Certain Information.........................................     19
Use of Proceeds.............................................     20
Price Range of Common Stock.................................     20
Dividend Policy.............................................     20
Capitalization..............................................     21
Selected Consolidated Financial Data........................     22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     24
Business....................................................     31
Management..................................................     55
Certain Transactions........................................     66
Description of Capital Stock................................     70
Shares Eligible for Future Sale.............................     73
Principal Shareholders......................................     74
Plan of Distribution........................................     76
Tax Considerations..........................................     84
Where You Can Find More Information.........................     97
Legal Matters...............................................     97
Experts.....................................................     97
Index to Financial Statements...............................    F-1

                            ------------------------

    Abgenix and the Abgenix logo are trademarks of Abgenix. XenoMouse is a registered trademark of Xenotech, Inc., a wholly-owned subsidiary of Abgenix. This prospectus also contains trademarks of third parties.

                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS BASED LARGELY ON OUR CURRENT EXPECTATIONS AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF OUR BUSINESS. THE WORDS "BELIEVE," "MAY," "WILL," "ESTIMATE," "CONTINUE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER THE CAPTION "RISK FACTORS." IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS PROSPECTUS MAY NOT OCCUR AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE PURCHASING OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS COULD BE MATERIALLY HARMED, AND OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS

    OUR XENOMOUSE TECHNOLOGY MAY NOT PRODUCE SAFE, EFFICACIOUS OR COMMERCIALLY
     VIABLE PRODUCTS.

    Our XenoMouse technology is a new approach to the generation of antibody therapeutic products. We have not commercialized any antibody products based on XenoMouse technology. Moreover, we are not aware of any commercialized, fully human antibody therapeutic products that have been generated from any technologies similar to ours. Our antibody product candidates are still at an early stage of development. Clinical trials have begun with respect to only three fully human antibody product candidates generated by XenoMouse technology. We cannot be certain that XenoMouse technology will generate antibodies against all the antigens to which it is exposed in an efficient and timely manner, if at all. Furthermore, XenoMouse technology may not result in any meaningful benefits to our current or potential customers or be safe and efficacious for patients. If XenoMouse technology fails to generate antibody product candidates that lead to the successful development and commercialization of products, our business, financial condition and results of operations will be materially harmed.

    SUCCESSFUL DEVELOPMENT OF OUR PRODUCTS IS UNCERTAIN.

    Our development of current and future product candidates is subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies. These risks include:

    - delays in product development, clinical testing or manufacturing;

    - unplanned expenditures in product development, clinical testing or manufacturing;

    - failure in clinical trials or failure to receive regulatory approvals;

    - emergence of superior or equivalent products;

    - inability to manufacture on our own, or through others, product candidates on a commercial scale;

    - inability to market products due to third-party proprietary rights;

    - election by our customers not to pursue product development;

    - failure by our customers to develop products successfully; and

    - failure to achieve market acceptance.

    Because of these risks, our research and development efforts or those of our customers may not result in any commercially viable products. To date, our customers' right to obtain a product license has been exercised for only six product candidates. If a significant portion of these development efforts is not successfully completed, required regulatory approvals are not obtained or any approved products are not commercially successful, our business, financial condition and results of operations will be materially harmed.

    CLINICAL TRIALS FOR OUR PRODUCT CANDIDATES WILL BE EXPENSIVE AND THEIR
     OUTCOME IS UNCERTAIN.

    Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through pre-clinical testing and clinical trials that our product candidates are safe and effective for use in humans. We will incur substantial expense for, and devote a significant amount of time to, pre-clinical testing and clinical trials.

    Historically, the results from pre-clinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

    As of November 9, 2000, three of our product candidates, ABX-CBL, ABX-IL8 and ABX-EGF, were in clinical trials. Patient follow-up for these clinical trials has been limited. To date, data obtained from these clinical trials has been insufficient to demonstrate safety and efficacy under applicable Federal Drug Administration, or FDA, guidelines. As a result, this data will not support an application for regulatory approval without further clinical trials. Clinical trials conducted by us or by third parties on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for ABX-CBL, ABX-IL8, ABX-EGF and/or any other potential product candidates. Regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates.

    In addition, our other product candidates are in pre-clinical development, but we have not submitted investigational new drug applications nor begun clinical trials for these product candidates. Our pre-clinical or clinical development efforts may not be successfully completed, we may not file further investigational new drug applications and clinical trials may not commence as planned.

    Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

    - inability to manufacture sufficient quantities of materials for use in clinical trials;

    - slower than expected rate of patient recruitment;

    - inability to adequately follow patients after treatment;

    - unforeseen safety issues;

    - lack of efficacy during the clinical trials; or

    - government or regulatory delays.

    We have limited experience in conducting and managing clinical trials. We rely on third parties, including our customers, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or failing to complete, these trials if the third parties fail to perform under our agreements with them.

    Our product candidates may fail to demonstrate safety and efficacy in clinical trials. This failure may delay development of other product candidates and hinder our ability to conduct related pre-clinical testing and clinical trials. As a result of these failures, we may also be unable to obtain additional financing. Any delays in, or termination of, our clinical trials will materially harm our business, financial condition and results of operations.

    THE CLINICAL SUCCESS OF ABX-CBL IS UNCERTAIN.

    We recently completed a multi-center Phase II trial for the treatment of graft versus host disease, or GVHD, with our mouse antibody, ABX-CBL.

    As of October 11, 2000, ABX-CBL had been administered to a total of only 191 patients for GVHD and organ transplant rejection indications. ABX-CBL was administered to a total of 85 of these patients by third parties prior to the time we obtained an exclusive license to ABX-CBL. We cannot rely on data obtained from patients studied prior to our obtaining an exclusive license to ABX-CBL to support the efficacy of ABX-CBL in an application for regulatory approval.

    Data from 27 patients included in the Phase II study was submitted to the FDA. As an extension to the original Phase II trial protocol, we have enrolled an additional 32 patients. In December 1999, we initiated a multicenter randomized and controlled Phase II/III study comparing ABX-CBL to ATG(R). The study is designed to demonstrate statistically significant efficacy of a single dose level of ABX-CBL in comparison to a control group of patients receiving ATG(R). The results of the Phase II/ III trial may not be favorable or may not extend the findings of the original Phase II study. The FDA may view the result of our Phase III trial as insufficient and may require additional clinical trials. There are several issues that could adversely affect the clinical trial results, including the lack of a standard therapy for GVHD patients in the control group, unforeseen side effects, variability in the number and types of patients in the study and response rates required to achieve statistical significance in the study. In addition, our clinical trials are being conducted with patients who have failed conventional treatments and who are in the most advanced stages of GVHD. During the course of treatment, these patients can die or suffer adverse medical effects for reasons that may not be related to ABX-CBL. These adverse effects may affect the interpretation of clinical trial results. There is a risk that the FDA will not accept the results of the Phase II/III study or other elements of the product license application as being sufficient for approval to market. Additional clinical trials will be extensive, expensive and time-consuming. If ABX-CBL fails to receive regulatory approval, our business, financial condition and results of operations may be materially harmed.

    WE CURRENTLY RELY ON A SOLE SOURCE THIRD-PARTY MANUFACTURER.

    We currently rely, and will continue to rely for at least the next two years, on a sole source third-party manufacturer to produce ABX-CBL, ABX-IL8 and ABX-EGF under good manufacturing practice regulations, for use in our clinical trials. Our third-party manufacturer has a limited number of facilities in which our product candidates can be produced and has limited experience in manufacturing ABX-CBL, ABX-IL8 and ABX-EGF in quantities sufficient for conducting clinical trials or for commercialization. We currently rely on our third-party manufacturer to produce our product candidates under good manufacturing practice regulations, which meet acceptable standards for our clinical trials.

    Third-party manufacturers often encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, compliance with FDA regulations, production costs, and development of advanced manufacturing techniques and process controls. Our third-party manufacturer may not perform as agreed or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our product candidates. If our third-party manufacturer fails to deliver the required quantities of our product candidates for clinical use on a timely basis and at commercially reasonable prices, and we fail to find a replacement manufacturer or develop our own manufacturing capabilities, our business, financial condition and results of operations will be materially harmed.

    OUR OWN ABILITY TO MANUFACTURE IS UNCERTAIN.

    We are in the planning stages of establishing our own pilot scale manufacturing facility for the manufacture of products for Phase I and Phase II clinical trials, in compliance with FDA good manufacturing practices. In
May 2000, we signed a long-term lease for a building to be built to contain this pilot scale facility. Construction schedules for this facility may take longer than expected, and the planned and actual construction costs of building and qualifying the facility for regulatory compliance may be higher than expected. The process of manufacturing antibody products is complex. We have no experience in the clinical or commercial scale manufacturing of ABX-CBL, ABX-IL8 and ABX-EGF, or any other antibody products. Such antibody products will also need to be manufactured in a facility and by a process which complies with FDA and other regulations. It may take a substantial period of time to begin producing antibodies in compliance with such regulations. Our manufacturing operations will be subject to ongoing, periodic unannounced inspection by the FDA and state agencies to ensure compliance with good manufacturing practices. If we are unable to establish and maintain a manufacturing facility within our planned time and cost parameters, the development and sales of our products and our financial performance may be materially harmed.

    We also may encounter problems with the following:

    - production yields;

    - quality control and assurance;

    - shortages of qualified personnel;

    - compliance with FDA regulations;

    - production costs; and

    - development of advanced manufacturing techniques and process controls.

    We are currently evaluating our options for Phase III clinical trial supplies and commercial production of our antibody products, which include use of third-party manufacturers, establishing our own commercial scale manufacturing facility or entering into a manufacturing joint venture relationship with a third party. We are aware of only a limited number of companies on a worldwide basis who operate manufacturing facilities in which our product candidates can be manufactured under good manufacturing practice regulations, a requirement for all pharmaceutical products. It would take a substantial period of time for a contract facility which has not been producing antibodies to begin producing antibodies under good manufacturing practice regulations. We cannot assure you that we will be able to contract with any of these companies on acceptable terms, if at all.

    In addition, we and any third-party manufacturer will be required to register manufacturing facilities with the FDA and other regulatory authorities. The facilities will then be subject to inspections confirming compliance with FDA good manufacturing practice or other regulations. If we or any of our third-party manufacturers fail to maintain regulatory compliance, our business, financial condition and results of operations will be materially harmed.

    WE WILL NEED TO FIND THIRD PARTIES TO LICENSE AND DEVELOP MANY OF OUR
     PRODUCT CANDIDATES.

    Our strategy for the development and commercialization of antibody therapeutic products depends, in large part, upon the formation of collaboration agreements with third parties. Potential third parties include pharmaceutical and biotechnology companies, academic institutions and other entities. We must enter into these agreements to successfully develop and commercialize product candidates. These agreements are necessary in order for us to:

    - access proprietary antigens for which we can generate fully human antibody products;

    - fund our research and development activities;

    - fund pre-clinical development, clinical trials and manufacturing;

    - seek and obtain regulatory approvals; and

    - successfully commercialize existing and future product candidates.

    Only a limited number of fully human antibody product candidates have been generated pursuant to our collaboration agreements, and only three antibody product candidates generated with XenoMouse technology have entered clinical testing. We cannot assure you that any of these product candidates will result in commercially successful products. Current or future collaboration agreements may not be successful. If we fail to maintain our existing collaboration agreements or to enter into additional agreements, our business, financial condition and results of operations will be materially harmed.

    Our dependence on licensing and other agreements with third parties subjects us to a number of risks. These agreements may not be on terms favorable to us, and collaborators typically are afforded significant discretion in electing whether to pursue any of the planned activities. We cannot control the amount and timing of resources our collaborators may devote to the product candidates, and collaborators may not perform their obligations as expected. Additionally, business combinations or significant changes in a collaborator's business strategy may adversely affect a collaborator's willingness or ability to complete its obligations under the arrangement. Even if we fulfill our obligations under an agreement, typically our collaborators can terminate the agreement at any time following proper written notice. If any of our collaborators were to terminate or breach our agreement, or otherwise fail to complete its obligations in a timely manner, our business, financial condition and results of operations may be materially harmed. If we are not able to establish further collaboration agreements or any or all of our existing agreements are terminated, we may be required to seek new collaborators or to undertake product development and commercialization at our own expense. Such an undertaking may:

    - limit the number of product candidates that we will be able to develop and commercialize;

    - reduce the likelihood of successful product introduction;

    - significantly increase our capital requirements; and

    - place additional strain on our management's time.

    Existing or future collaborators may pursue alternative technologies, including those of our competitors. Disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future collaborator. Lengthy negotiations with potential new collaborators or disagreements between us and our collaborators may lead to delays or termination in the research, development or commercialization of product candidates or result in time-consuming and expensive litigation or arbitration. If our collaborators pursue alternative technologies or fail to develop or commercialize successfully any product candidate to which they have obtained rights from us, our business, financial condition and results of operations may be materially harmed.

    WE DO NOT HAVE MARKETING AND SALES EXPERIENCE.

    We do not have marketing, sales or distribution capability. For certain products, we may establish an internal marketing and sales force. We intend to enter into arrangements with third parties to market and sell most of our products. We may not be able to enter into marketing and sales arrangements with others on acceptable terms, if at all. To the extent that we enter into marketing and sales arrangements with other companies, our revenues, if any, will depend on the efforts of others. These efforts may not be successful. If we are unable to enter into third-party arrangements, then we must develop a marketing and sales force, which may need to be substantial in size, in order to achieve commercial success for any product candidate approved by the FDA. We may not successfully develop marketing and sales experience or have sufficient resources to do so. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded marketing and sales operations. If we fail to establish successful marketing and sales capabilities or fail to enter into successful marketing arrangements with third parties, our business, financial condition and results of operations will be materially harmed.

    WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATIONS AND WE MAY NOT BE ABLE TO
     OBTAIN REGULATORY APPROVALS.

    Our product candidates under development are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If our products are marketed abroad, they also are subject to extensive regulation by foreign governments. None of our product candidates has been approved for sale in the United States or any foreign market. The regulatory review and approval process, which includes pre-clinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain. Securing FDA approval requires the submission of extensive pre-clinical and clinical data and supporting information to the FDA for each indication to establish the product candidates' safety and efficacy. The approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing requirements for post-marketing studies. Delays in obtaining regulatory approvals may:

    - adversely affect the successful commercialization of any drugs that we or our customers develop;

    - impose costly procedures on us or our customers;

    - diminish any competitive advantages that we or our customers may attain;
      and

    - adversely affect our receipt of revenues or royalties.

    Certain material changes to an approved product such as manufacturing changes or additional labeling claims are subject to further FDA review and approval. Any required approvals, once obtained, may be withdrawn. Compliance with other regulatory requirements may not be maintained. Further, if we fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, we or our third-party manufacturers may be subject to sanctions, including:

    - delays;

    - warning letters;

    - fines;

    - product recalls or seizures;

    - injunctions;

    - refusal of the FDA to review pending market approval applications or supplements to approval applications;

    - total or partial suspension of production;

    - civil penalties;

    - withdrawals of previously approved marketing applications; and

    - criminal prosecutions.

    We expect to rely on our customers to file investigational new drug applications and generally direct the regulatory approval process for many of our products. Our customers may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If we fail to obtain required governmental approvals, our customers will experience delays in or be precluded from marketing products developed through our research. In addition, the commercial use of our products will be limited. Delays and limitations may materially harm our business, financial condition and results of operations.

    We and our third-party manufacturers also are required to comply with the applicable FDA current good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before we can use them in commercial manufacturing of our products. We or our third-party manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements. If we or our third-party manufacturers fail to comply, our business, financial condition and results of operations will be materially harmed.

    MARKET ACCEPTANCE OF OUR PRODUCTS IS UNCERTAIN.

    Our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy, and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of any product candidates that we develop will depend on a number of factors, including:

    - establishment and demonstration of clinical efficacy and safety;

    - cost-effectiveness of our product candidates;

    - their potential advantage over alternative treatment methods;

    - reimbursement policies of government and third-party payors; and

    - marketing and distribution support for our product candidates.

    Physicians will not recommend therapies using our products until such time as clinical data or other factors demonstrate the safety and efficacy of such procedures as compared to conventional drug and other treatments. Even if the clinical safety and efficacy of therapies using our antibody products is established, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our antibody products is effective for certain indications. For example, antibody products are typically administered by infusion or injection, which requires substantial cost and inconvenience to patients. Our product candidates, if successfully developed, will compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payors and the medical community may not accept and utilize any product candidates that we or our customers develop. If our products do not achieve significant market acceptance, our business, financial condition and results of operations will be materially harmed.

RISKS RELATED TO OUR FINANCES

    WE ARE AN EARLY STAGE COMPANY.

    You must evaluate us in light of the uncertainties and complexities present in an early stage biopharmaceutical company. Our product candidates are in early stages of development. We will require significant additional investment in research and development, pre-clinical testing and clinical trials, regulatory and sales and marketing activities to commercialize current and future product candidates. Our product candidates, if successfully developed, may not generate sufficient or sustainable revenues to enable us to be profitable.

    WE HAVE A HISTORY OF LOSSES.

    We have incurred net losses in each of the last five years of operation, including net losses of approximately $8.3 million in 1995, $7.1 million in 1996, $35.9 million in 1997, $16.8 million in 1998, $20.5 million in 1999 and
$4.3 million in the nine months ended September 30, 2000. As of September 30, 2000, our accumulated deficit was approximately $94.1 million. Our losses to date have resulted principally from:

    - research and development costs relating to the development of our XenoMouse technology and antibody product candidates;

    - costs associated with certain agreements with Japan Tobacco;

    - costs related to a cross-license and settlement agreement relating to our intellectual property portfolio; and

    - general and administrative costs relating to our operations.

    We expect to incur additional losses for the foreseeable future as a result of increases in our research and development costs, including costs associated with conducting pre-clinical development and clinical trials, and charges related to purchases of technology or other assets. We intend to invest significantly in our products prior to entering into licensing agreements. This may increase our need for capital and will result in losses for several years. We expect that the amount of operating losses will fluctuate significantly from quarter to quarter as a result of increases or decreases in our research and development efforts, the execution or termination of licensing and contractual agreements, or the initiation, success or failure of clinical trials.

    OUR FUTURE PROFITABILITY IS UNCERTAIN.

    Prior to June 1996, our business was owned by Cell Genesys, Inc. and operated as a business unit. Since that time, we have funded our research and development activities primarily from:

    - initial contributions from Cell Genesys;

    - private placements of our capital stock;

    - the initial public offering of our common stock;

    - the follow-on public offering of our common stock in 1999;

    - the follow-on public offering of our common stock in February 2000;

    - a private placement of our common stock in November 2000;

    - revenues generated from our licensing and contractual agreements;

    - equipment leaseline financings; and

    - loan facilities.

    We expect that substantially all of our revenues for the foreseeable future will result from payments under licensing and contractual agreements and interest income. To date, payments under licensing and contractual agreements have been in the form of option fees, reimbursement for research and development expenses, license fees and milestone payments. Payments under our existing and any future customer agreements will be subject to significant fluctuation in both timing and amount. Our revenues may not be indicative of our future performance or of our ability to continue to achieve such milestones. Our revenues and results of operations for any period may also not be comparable to the revenues or results of operations for any other period. We may not be able to:

    - enter into further licensing and contractual agreements;

    - successfully complete pre-clinical development or clinical trials;

    - obtain required regulatory approvals;

    - successfully develop, manufacture and market product candidates; or

    - generate additional revenues or profitability.

    If we fail to achieve any of the above goals, our business, financial condition and results of operations will be materially harmed.

    WE MAY REQUIRE ADDITIONAL FINANCING.

    We will continue to expend substantial resources for the expansion of research and development, including costs associated with conducting pre-clinical development and clinical trials. We will be required to expend substantial funds in the course of completing required additional development, pre-clinical testing and clinical trials of and regulatory approval for product candidates. Our future liquidity and capital requirements will depend on many factors, including:

    - the scope and results of pre-clinical development and clinical trials;

    - the retention of existing and establishment of further licensing and contractual agreements, if any;

    - continued scientific progress in our research and development programs;

    - the size and complexity of these programs;

    - the cost of establishing manufacturing capabilities and conducting commercialization activities and arrangements;

    - the time and expense involved in obtaining regulatory approvals, if any;

    - competing technological and market developments;

    - the time and expense of filing and prosecuting patent applications and enforcing patent claims;

    - investment in, or acquisition of, other companies;

    - product in-licensing; and

    - other factors not within our control.

    We believe that our cash and cash equivalents, short-term investments and cash generated from our customer agreements will be sufficient to meet our operating and capital requirements for at least two years. However, we may need additional financing within this time period. We may need to raise additional funds through public or private financings, licensing and contractual agreements or other arrangements. Additional funding may not be available to us on favorable terms, if at all. Furthermore, any additional equity financing would be dilutive to our shareholders, and debt financing, if available, may involve restrictive covenants. Contractual arrangements may require us to relinquish our rights to certain of our technologies, product candidates or marketing territories. If we fail to raise additional funds when needed, our business, financial condition and results of operations will be materially harmed.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

    OUR PATENT POSITION IS UNCERTAIN AND OUR SUCCESS DEPENDS ON OUR PROPRIETARY
     RIGHTS.

    Our success depends in part on our ability to:

    - obtain patents;

    - protect trade secrets;

    - operate without infringing upon the proprietary rights of others; and

    - prevent others from infringing on our proprietary rights.

    We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We solely own two issued patents in the United States, one granted patent in Europe, three granted patents in Japan and have several pending patent applications in the United States and abroad relating to XenoMouse technology. Our wholly-owned subsidiary, Xenotech, owns two issued U.S. patents, one Australian patent and several pending U.S. and foreign patent applications related to methods of treatment of bone disease in cancer patients. In addition, we have four issued U.S. patents and several pending patent applications in the United States and abroad that are jointly owned with Japan Tobacco relating to antibody technology or genetic manipulation. We attempt to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. However, the patent position of biopharmaceutical companies involves complex legal and factual questions, and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from third parties may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

    In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for our technology in the event of unauthorized use or disclosure of confidential and proprietary information, and, in addition, the parties may breach such agreements. Also, our trade secrets may otherwise become known to, or be independently developed by, our competitors. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed.

    WE MAY FACE CHALLENGES FROM THIRD PARTIES REGARDING THE VALIDITY OF OUR
     PATENTS AND PROPRIETARY RIGHTS.

    Research has been conducted for many years in the antibody field. This has resulted in a substantial number of issued patents and an even larger number of pending patent applications. Patent applications in the United States are, in most cases, maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Our technologies may unintentionally infringe the patents or violate other proprietary rights of third parties. In the event of such infringement or violation, we and our customers may be prevented from pursuing product development or commercialization. Such a result will materially harm our business, financial condition and results of operations.

    In March 1997, we entered into a cross-license and settlement agreement with GenPharm International Inc. to avoid protracted litigation. Under the cross-license, we licensed on a non-exclusive basis certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents, including mice, that produce fully human antibodies that are integral to our products and business. Our business, financial condition and results of operations will be materially harmed if any of the parties breaches the cross-license agreement.

    We have one granted European patent relating to XenoMouse technology that is currently undergoing opposition proceedings within the European Patent Office and the outcome of this opposition is uncertain.

    Glaxo Wellcome Inc. has a family of patents which it is asserting against Genentech in ongoing litigation. If any of the claims of these patents are finally determined in the litigation to be valid and if they can be asserted by Glaxo to be infringed by ABX-EGF, then we may need to obtain a license should one be available. Should a license be denied or unavailable on commercially reasonable terms, our commercialization of ABX-EGF could be impeded in any territories in which these patents were in force.

    Genentech owns a U.S. patent that relates to inhibiting the growth of tumor cells involving an anti-EGF receptor antibody in combination with a cytotoxic factor. If the claims of the patent are valid, we may be required to obtain a license to Genentech's patent to label and sell ABX-EGF for some or all such combination indications. Should a license be denied or unavailable on commercially reasonable terms, our commercialization of ABX-EGF could be impeded in the United States.

    ImClone Systems, Inc. has announced that the United States Patent and Trademark Office has issued a notice of allowability of a patent covering a composition of matter of any EGFr monoclonal antibody that inhibits the binding of EGF to its receptor in combination with any anti-neoplastic agent, as well as the therapeutic use of such combinations. In addition, other third parties have or may receive other patents relating to EGFr monoclonal antibodies, their manufacture or their use. The scope and validity of any such patent may materially impede our planned activities.

    The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

    - enforce patents that we own or license;

    - protect trade secrets or know-how that we own or license; or

    - determine the enforceability, scope and validity of the proprietary rights of others.

    If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expense and the efforts of our technical and management personnel will be significantly diverted. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. We may be restricted or prevented from manufacturing and selling our products, if any, in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes will materially harm our business, financial condition and results of operations.

RISKS RELATED TO OUR INDUSTRY

    WE FACE INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE.

    The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibody therapy. These companies have commenced clinical trials of antibody products or have successfully commercialized antibody products. Many of these companies are addressing the same diseases and disease indications as us or our customers. Also, we compete with companies that offer antibody generation services to companies that have antigens. These competitors have specific expertise or technology related to antibody development. These companies include GenPharm International, Inc., a wholly-owned subsidiary of Medarex, Inc., Medarex's joint venture partner, Kirin Brewing Co., Ltd., Cambridge Antibody Technology Group plc, Protein Design
Labs, Inc. and MorphoSys AG.

    Some of our competitors have received regulatory approval or are developing or testing product candidates that may compete directly with our product candidates. For example, SangStat Medical Corp. and Protein Design Labs market organ transplant rejection products that may compete with ABX-CBL, which is in clinical trials. In addition, MedImmune, Inc. has a potential antibody product candidate in clinical trials for graft versus host disease that may compete with ABX-CBL. We are also aware that several companies, including Genentech, Inc., have potential product candidates that may compete with ABX-IL8, which is in clinical trials. Furthermore, we are aware that ImClone Systems, Inc., Medarex, AstraZeneca and OSI Pharmaceuticals, Inc., have potential antibody and small molecule product candidates in clinical development that may compete with ABX-EGF, which is also in clinical trials.

    Many of these companies and institutions, either alone or together with their customers, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their customers, have significantly greater experience than we do in:

    - developing products;

    - undertaking pre-clinical testing and human clinical trials; and

    - obtaining FDA and other regulatory approvals of products.

    Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before us. If we commence commercial product sales, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

    We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, any product candidate that we successfully develop may compete with existing therapies that have long histories of safe and effective use. Competition may also arise from:

    - other drug development technologies and methods of preventing or reducing the incidence of disease;

    - new small molecules; or

    - other classes of therapeutic agents.

    Developments by competitors may render our product candidates or technologies obsolete or non-competitive. We face and will continue to face intense competition from other companies for agreements with pharmaceutical and biotechnology companies for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with their customers, may succeed in developing technologies or products that are more effective than ours.

    WE FACE UNCERTAINTY OVER REIMBURSEMENT AND HEALTHCARE REFORM.

    In both domestic and foreign markets, sales of our product candidates will depend in part upon the availability of reimbursement from third-party payors. Such third-party payors include government health administration authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. Such studies may require us to provide a significant amount of resources. Our product candidates may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals. If the government and third-party payors fail to provide adequate coverage and reimbursement rates for our product candidates, the market acceptance of our products may be adversely affected. If our products do not receive market acceptance, our business, financial condition and results of operations will be materially harmed.

OTHER RISKS RELATED TO OUR COMPANY

    WE ACQUIRED IMMGENICS PHARMACEUTICALS INC., A VANCOUVER-BASED BIOTECHNOLOGY
     COMPANY IN NOVEMBER 2000. WE MAY EXPERIENCE DIFFICULTY IN THE INTEGRATION OF THIS ACQUISITION, OR ANY FUTURE ACQUISITION, WITH THE OPERATIONS OF OUR BUSINESS.

    In early November, we acquired all of the voting stock of ImmGenics Pharmaceuticals Inc., a Canadian biotechnology company that develops and intends to commercialize antibody-based therapeutic and diagnostic products for the treatment and diagnosis of a variety of diseases, for an aggregate consideration of approximately $77.5 million payable in a special class of ImmGenics non-voting shares that may be exchanged into our common stock.

    We have a limited history of operating the business of our company and ImmGenics on a consolidated basis, and we have no experience operating a business outside of the United States. We may have difficulty integrating ImmGenics' research and development operations with our own. Difficulty managing the integration of ImmGenics could result from many factors, some of which are beyond our control, including the following:

    - the geographic distance between our Fremont, California headquarters and our acquired Vancouver, British Columbia office;

    - potential differences in research and development protocols between ImmGenics and ourselves; and

    - the potential loss of personnel from our acquired operations.

    In the future, we may from time to time seek to expand our business through additional corporate acquisitions. Our acquisition of companies and businesses and expansion of operations, including the recent acquisition of ImmGenics, involve risks such as the following:

    - the potential inability to identify target companies best suited to our business plan;

    - the potential inability to successfully integrate acquired operations and businesses and to realize anticipated synergies, economies of scale or other expected value;

    - incurrence of expenses attendant to transactions that may or may not be consummated; and

    - difficulties in managing and coordinating operations at multiple venues, which, among other things, could divert our management's attention from other important business matters.

    In addition, our acquisition of companies and businesses and expansion of operations, including the recent acquisition of ImmGenics, may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense.

    WE DEPEND ON KEY PERSONNEL AND MUST CONTINUE TO ATTRACT AND RETAIN KEY
     EMPLOYEES AND CONSULTANTS.

    We are highly dependent on the principal members of our scientific and management staff. For us to pursue product development, marketing and commercialization plans, we will need to hire additional qualified scientific personnel to perform research and development. We will also need to hire personnel with expertise in clinical testing, government regulation, manufacturing, marketing and finance. Attracting and retaining qualified personnel will be critical to our success. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. If we lose any of these persons, or are unable to attract and retain qualified personnel, our business, financial condition and results of operations may be materially harmed.

    In addition, we rely on members of our Scientific Advisory Board and other consultants to assist us in formulating our research and development strategy. All of our consultants and the members of our Scientific Advisory Board are employed by other entities. They may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to us. If we lose the services of these advisors, the achievement of our development objectives may be impeded. Such impediments may materially harm our business, financial condition and results of operations.

    WE HAVE IMPLEMENTED A STOCKHOLDER RIGHTS PLAN AND ARE SUBJECT TO OTHER
     ANTI-TAKEOVER PROVISIONS.

    In June 1999, our board of directors adopted a stockholder rights plan, which was amended in November 1999. The stockholder rights plan provides for a dividend distribution of one preferred share purchase right on each outstanding share of our common stock. Each right entitles stockholders to buy 1/1000th of a share of our Series A participating preferred stock at an exercise price of $120.00. Each right will become exercisable following the tenth day after a person or group, other than Cell Genesys or its affiliates, successors or assigns, announces an acquisition of 15% or more of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of our common stock. In the case of Cell Genesys, or its affiliates, successors or assigns, which beneficially owned 11.89% of our outstanding common stock as of September 30, 2000, each right will become exercisable following the tenth day after it announces the acquisition of more than 25% of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by Cell Genesys, or its affiliates, successors or assigns, of more than 25% of our common stock. We will be entitled to redeem the rights at $0.01 per right at any time on or before the close of business on the tenth day following acquisition by a person or group of 15% or more, or in the case of Cell Genesys, or its affiliates, successors or assigns, more than 25%, of our common stock.

    The stockholder rights plan and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. This could limit the price that certain investors might be willing to pay in the future for our common stock.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws allow us to:

    - issue preferred stock without any vote or further action by the stockholders;

    - eliminate the right of stockholders to act by written consent without a meeting;

    - specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

    - eliminate cumulative voting in the election of directors.

    We are subject to certain provisions of Delaware law which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of us, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

    WE FACE PRODUCT LIABILITY RISKS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE
     INSURANCE.

    The use of any of our product candidates in clinical trials, and the sale of any approved products, may expose us to liability claims resulting from such use or sale of our products. These claims might be made directly by consumers, healthcare providers or by pharmaceutical companies or others selling such products. We may experience financial losses in the future due to product liability claims. We have obtained limited product liability insurance coverage for our clinical trials, and insurance coverage limits are $5.0 million per occurrence and $5.0 million in the aggregate. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for product candidates in development. We may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our business, financial condition and results of operations may be materially harmed.

    OUR OPERATIONS INVOLVE HAZARDOUS MATERIALS.

    Our research and manufacturing activities involve the controlled use of hazardous materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially harm our business, financial condition and results of operations.

    WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

    We intend to retain any future earnings to finance the growth and development of our business and we do not plan to pay cash dividends on our common stock in the foreseeable future.

    OUR STOCK PRICE IS HIGHLY VOLATILE.

    The market price and trading volume of our common stock are volatile, and we expect such volatility to continue for the foreseeable future. For example, during the period between September 30, 1999 and September 30, 2000, our common stock closed as high as $99.75 per share and as low as

$9.32 per share. This may impact your decision to buy or sell our common stock. Factors affecting our stock price include:

    - fluctuations in our operating results;

    - announcements of technological innovations or new commercial therapeutic products by us or our competitors;

    - published reports by securities analysts;

    - progress with clinical trials;

    - government regulation;

    - changes in reimbursement policies;

    - developments in patent or other proprietary rights;

    - developments in our relationship with customers;

    - public concern as to the safety and efficacy of our products; and

    - general market conditions.

                              CERTAIN INFORMATION

    We were incorporated on June 24, 1996, and subsequently on July 15, 1996, were organized pursuant to a stock purchase and transfer agreement with Cell Genesys. Our business and operations were started in 1989 by Cell Genesys and prior to our organization were conducted within Cell Genesys. In 1991, Cell Genesys and JT Immunotech USA, Inc., the predecessor company to JT America and a medical subsidiary of Japan Tobacco, formed Xenotech, an equally owned joint venture, to develop genetically modified strains of mice known as XenoMouse technology which can produce fully human monoclonal antibodies and to commercialize products generated from these mice. At the time of our organization, Cell Genesys assigned to us substantially all of its rights in Xenotech. On December 31, 1999, we became the sole owner of Xenotech by buying JT America's interest therein. As used in this prospectus, Japan Tobacco refers to either or both of Japan Tobacco or its wholly-owned subsidiary, JT America. Our principal executive offices are located at 7601 Dumbarton Circle, Fremont, California 94555, and our telephone number is (510) 608-6500.

    Unless otherwise indicated, the information in this prospectus is based on 81,607,172 shares of common stock outstanding as of September 30, 2000 and:

    - excludes 10,531,613 shares of common stock issuable upon exercise of options outstanding as of September 30, 2000 under our various stock incentive plans, with a weighted average exercise price of $23.56 per share;

    - excludes 100,000 shares of common stock issuable pursuant to the terms of a license agreement entered into prior to September 30, 2000; and

    - reflects both a two-for-one common stock split effective on April 6, 2000 and a two-for-one common stock split effective on July 7, 2000.

    Subsequent to September 30, 2000 and through the date of this prospectus, we granted approximately 281,824 additional options at a weighted average exercise price of approximately $81.42 per share. Some of these additional options were granted to holders of options to acquire shares in ImmGenics prior to our acquisition of ImmGenics. The exact number of shares of common stock issuable upon the exercise of these options will be determined by a formula based on the five-day average closing price of our common stock ending on the business day immediately preceding the effective date of the registration statement of which this prospectus forms a part. We have not issued any additional warrants or issued any new shares, except pursuant to the exercise of outstanding options.

                                USE OF PROCEEDS

    Since the shares of common stock offered pursuant to this prospectus will be issued upon the exchange of ImmGenics special shares, we will not receive any proceeds from the issuance of such shares.

                          PRICE RANGE OF COMMON STOCK

    Our common stock began trading publicly on the Nasdaq National Market on July 2, 1998, under the symbol "ABGX." The following table lists quarterly information on the price range of our common stock based on the high and low reported closing prices for our common stock as reported on the Nasdaq National Market for the periods indicated below, as adjusted to reflect a two-for-one common stock split effective on April 6, 2000 and a two-for-one common stock split effective on July 7, 2000. These prices do not include retail markups, markdowns or commissions.

                                                                HIGH       LOW
                                                              --------   --------
FISCAL 1999:
  First Quarter.............................................   $ 4.53     $ 3.31
  Second Quarter............................................     4.97       3.31
  Third Quarter.............................................    11.91       4.72
  Fourth Quarter............................................    33.13       9.32
FISCAL 2000:
  First Quarter.............................................   $99.75     $29.03
  Second Quarter............................................    69.02      32.31
  Third Quarter.............................................    85.81      50.13
  Fourth Quarter (through November 9, 2000).................    93.19      69.00

    As of September 30, 2000, there were approximately 195 holders of record of our common stock. On November 9, 2000, the closing price on the Nasdaq National Market for our common stock was $80.25.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth as of September 30, 2000 (1) our unaudited actual capitalization, (2) our pro forma capitalization giving effect to our acquisition of ImmGenics Pharmaceuticals Inc. in November 2000 for an aggregate consideration of approximately $77.5 million payable in shares that are exchangeable into shares of our common stock and (3) our pro forma capitalization as adjusted to reflect both our acquisition of ImmGenics and the sale of 3,300,000 shares of our common stock in a private placement completed on November 6, 2000.

                                                                      SEPTEMBER 30, 2000
                                                           ----------------------------------------
                                                                                       PRO FORMA
                                                            ACTUAL    PRO FORMA(1)   AS ADJUSTED(1)
                                                           --------   ------------   --------------
                                                                        (IN THOUSANDS)
                                                                         (UNAUDITED)
Stockholders' equity:
  Preferred stock, par value $0.0001: 5,000,000 shares
    authorized; no shares issued and outstanding.........  $     --     $     --        $     --
  Common stock, par value $0.0001: 220,000,000 shares
    authorized; 81,607,172 shares issued and outstanding
    actual: 82,409,222 shares issued and outstanding pro
    forma; 85,709,222 shares issued and outstanding pro
    forma as adjusted, at amount paid in.................   683,317      761,288         981,488
  Additional paid-in capital.............................    32,849       32,849          32,849
  Deferred compensation..................................      (325)      (1,592)         (1,592)
  Accumulated other comprehensive income.................    41,627       41,627          41,627
  Accumulated deficit....................................   (94,098)     (99,501)        (99,501)
                                                           --------     --------        --------
  Total stockholders' equity.............................   663,370      734,671         954,871
                                                           --------     --------        --------

    Total capitalization.................................  $663,370     $734,671        $954,871
                                                           ========     ========        ========

------------------------

(1) The pro forma and the pro forma as adjusted information assumes the effective registration prior to February 11, 2001 of the shares of our common stock to be issued in exchange for special shares issued by our wholly-owned subsidiary ImmGenics Pharmaceuticals Inc. Should the registration statement not be declared effective by that time, the holders of the special shares may have the right to put those shares to us for cash.

    You should read this capitalization table together with the sections of this prospectus entitled "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The consolidated statement of operations data for the years ended
December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our audited consolidated financial statements. These financial statements are included elsewhere in this prospectus. The balance sheet data at December 31, 1997, and the statement of operations data for the years ended December 31, 1995 and 1996, are derived from our audited financial statements. These financial statements are not included in this prospectus. The selected data for each of the nine-month periods ended September 30, 1999 and 2000 have been derived from our unaudited consolidated financial statements, which reflect, in our management's judgment, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of these periods. The results for the nine-month period ended September 30, 2000 are not necessarily indicative of results for the full year.

    You should read the following selected consolidated financial data in conjunction with our financial statements and notes that are included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You should also refer to the unaudited pro forma combined condensed financial statements included elsewhere in this prospectus that reflect our November 3, 2000 acquisition of ImmGenics Pharmaceuticals Inc.

                                                                                                     NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                          SEPTEMBER 30,
                                    -----------------------------------------------------------   -----------------------
                                       1999         1998        1997        1996         1995        2000         1999
                                    ----------   ----------   --------   -----------   --------   ----------   ----------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues
  Contract revenue................    $ 12,285      $ 2,498   $    611   $        --   $    --       $13,077      $ 5,390
  Revenue under collaborative
    agreements from related
    parties.......................          --        1,344      1,343         4,719     6,200             -            -
  Interest income.................       3,045          961        307           203        --        22,334        1,954
                                    ----------   ----------   --------   -----------   -------    ----------   ----------
    Total revenues................      15,330        4,803      2,261         4,922     6,200        35,411        7,344

Costs and expenses:
  Research and development........      21,106       17,588     11,405         9,433    11,879        31,910       14,371
  General and administrative......       5,164        3,405      3,525         2,565     2,603         5,152        3,428
  Amortization of intangible
    assets........................          --           --         --            --        --         2,330            -
  Charge for cross-liscense and
    settlement amount allocated
    from Cell Genesys.............          --           --     11,250            --        --             -            -
  Equity in (income) losses from
    the Xenotech joint venture....        (546)         107     11,250            --        --             -         (558)
  Non-recurring termination fee...       8,667           --         --            --        --             -            -
  Interest expense................         438          530        711            24        --           317          347
                                    ----------   ----------   --------   -----------   -------    ----------   ----------
    Total costs and expenses......      34,829       21,630     38,141        12,022    14,482        39,709       17,588
                                    ----------   ----------   --------   -----------   -------    ----------   ----------
Loss before income taxes..........     (19,499)     (16,827)   (35,880)       (7,100)   (8,282)       (4,298)     (10,244)
  Foreign income tax expense......       1,000           --         --            --        --             -            -
                                    ----------   ----------   --------   -----------   -------    ----------   ----------
Net loss..........................    $(20,499)    $(16,827)  $(35,880)  $    (7,100)  $(8,282)     $ (4,298)    $(10,244)
                                    ==========   ==========   ========   ===========   =======    ==========   ==========
Net loss per share(1).............    $  (0.35)    $  (0.75)  $(258.17)  $(11,677.63)               $  (0.05)    $  (0.18)
                                    ==========   ==========   ========   ===========              ==========   ==========
Shares used in computing net loss
  per share.......................  58,146,908   22,411,852    138,976           608              78,799,000   56,196,000

------------------------------

(1) Net loss per share data has not been presented prior to 1996, as there were no equity securities outstanding prior to that date.

                                                             DECEMBER 31,
                                                    ------------------------------   SEPTEMBER 30,
                                                      1999       1998       1997         2000
                                                    --------   --------   --------   -------------
                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities......................................   $58,012    $16,744    $15,321      $552,823
Working capital...................................   $56,113    $13,101     $6,637      $539,588
Total assets......................................  $148,541    $24,220    $22,084      $687,406
Long term debt, less current portion..............      $421     $2,180     $3,979           $--
Redeemable convertible preferred stock............       $--        $--    $31,189           $--
Accumulated deficit...............................  $(89,800)  $(69,301)  $(52,474)     $(94,098)
Total stockholders' equity (net capital
  deficiency).....................................  $137,060    $16,959   $(22,318)     $663,370

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "INTEND," "ANTICIPATE," "BELIEVE," "ESTIMATE," "PLAN" AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO US ARE INCLUDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a biopharmaceutical company that develops and intends to commercialize antibody therapeutic products for the treatment of a variety of disease conditions, including transplant-related diseases, inflammatory and autoimmune disorders, cardiovascular disease, infectious diseases and cancer. We have developed XenoMouse technology, a proprietary technology that enables rapid generation of highly specific, fully human antibody product candidates that bind to essentially any disease target appropriate for antibody therapy. We intend to use XenoMouse technology to build a large and diversified product portfolio that we plan to develop and commercialize through licensing to pharmaceutical companies and others, joint development and internal product development programs.

    As of November 9, 2000, we have entered into contracts to use our XenoMouse technology to produce and/or to develop the resulting fully human antibodies with twenty-three customers covering numerous antigen targets. Pursuant to these contracts, we and our customers intend to generate antibody product candidates for the treatment of cancer, inflammation, autoimmune diseases, transplant rejection, cardiovascular disease, growth factor modulation, neurological diseases and infectious diseases. We expect that substantially all of our revenues for the foreseeable future will result from payments under these and other contracts. The terms of the contracts vary, reflecting the value we add to the development of any particular product candidate. The contracts typically provide our contract parties with access to XenoMouse technology for the purpose of generating fully human antibody product candidates to one or more specific antigen targets provided by the applicable contract party. In most cases, we provide our mice to contract parties who then carry out immunizations with their specific antigen target. In other cases, we immunize the mice with the contract party's antigen target for additional compensation. Our contract parties will need to obtain product licenses for any antibody product they wish to develop and commercialize.

    The financial terms of our existing contracts often include upfront payments, potential license fees and potential milestone payments paid to us by the contract party. Based on our contracts, these payments and fees would average $8.0 to $10.0 million per antigen target if our contract party takes the antibody product candidate into development and ultimately to commercialization. If not, such payments and fees will be less. In certain instances, the contract party could make reimbursement payments to us for research that we conduct on its behalf. Additionally, if a product receives marketing approval from the FDA or an equivalent foreign agency, we are entitled to receive royalties on any future product sales by the contract party. Furthermore, the contract party will be responsible for worldwide manufacturing, product development and marketing of any product developed through the contract.

    Our dependence on contractual arrangements with third parties subjects us to a number of risks. For example, agreements with contract parties typically allow them significant discretion in electing whether to pursue any of the planned activities. We cannot control the amount and timing of resources our contract parties may devote to the product candidates. Even if we fulfill our obligations under a contract, the contract party can terminate the agreement at any time following proper written notice. If any contract party were to terminate or breach its agreement with us, or otherwise fail to complete its obligations in a timely manner, our business, financial condition and results of operations could be materially harmed.

    We also have three antibody product candidates that are under development internally. Our lead product candidate, ABX-CBL, is an in-licensed mouse antibody. We completed a multi-center Phase II clinical trial for ABX-CBL for the treatment of a transplant-related disease known as graft versus host disease. Following completion of the Phase II trial, we initiated a Phase II/III clinical trial in December 1999. Our other two antibody product candidates were generated using XenoMouse technology. We completed Phase I and Phase I/II clinical trials for our fully human antibody product candidate in psoriasis, ABX-IL8. We initiated a Phase II clinical trial for ABX-IL8 in April 2000 and patient enrollment is ongoing. We initiated a Phase I clinical trial for ABX-EGF in cancer in 1999 and patient enrollment is ongoing.

    We will expend significant capital to conduct clinical trials for these products. We believe that more extensive clinical data will enable us to enter into additional contractual arrangements. We expect that this will substantially increase our capital needs over the next few years and increase operating losses. However, we believe that we will be able to receive more favorable fees and payments from our contract parties if we have completed significant development of these products.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

    Contract revenue totaled $13.1 million in the nine-month period ended September 30, 2000 compared to $5.4 million in the nine-month period ended September 30, 1999.

    Contract revenue in the nine months ended September 30, 2000 included the following:

    - Research and license fees of $7.0 million were recognized, from the $10 million payment received under the agreement with Millennium Biotherapeutics. Although the payment from Millennium is non-refundable and was received at the inception of a research license and product licenses granted to Millennium upon signing of the agreement, we are obligated up to December 31, 2000 to provide assistance to enable Millennium to practice these licenses, so the payment from Millennium is being recognized ratably over this period.

    - License and certain fees of $5.0 million were received from Immunex and Sangstat. These fees related to the respective joint development and commercialization agreements of ABX-EGF and ABX-CBL. We are recognizing these fees ratably over the periods we are obligated to share in development costs. For Immunex this is the 17-month period ended
      December 31, 2001 and the amount recognized in the quarter ended September 30, 2000 was $0.6 million. For Sangstat this is the six-month period ended January 31, 2001, and the amount recognized in the quarter ended September 30, 2000 was $0.7 million. Additionally, in the third quarter ended September 30, 2000, Abgenix recognized in total
      $1.0 million as revenue from both Immunex and Sangstat, which represents 50% of the development costs of ABX-EGF and ABX-CBL incurred and recorded as expense in the third quarter by Abgenix, net of 50% of the development costs incurred by Immunex and Sangstat.

    - A milestone fee was received and recognized from Pfizer related to Pfizer's filing of an Investigational New Drug application with the FDA for an antibody product candidate for the treatment of cancer, which was generated with our XenoMouse technology under an existing collaborative agreement.

    - A product license fee was received and recognized from Amgen for an antibody product generated with our XenoMouse technology under an existing collaborative agreement.

      Additionally, two product license fees were received and recognized from Japan Tobacco under an existing collaborative agreement.

    - Research funding and fees for research milestones and certain research work were recognized related to six of our collaborative agreements.

    Contract revenue in the nine months ended September 30, 1999 included non-refundable fees totaling $2.3 million under the collaborative agreement with Japan Tobacco on ABX-IL8 clinical development. Such fees were for the reimbursement of clinical trial costs and certain joint interest rights in data from the clinical trials. Additionally, in this period, contract revenue included fees for the achievement of research milestones, an execution fee for electing another antigen target and licensing fees for an antigen target, under existing collaborative agreements. Additionally, in the nine-month period ended September 30, 1999, contract revenue included non-refundable signing and option fees in connection with the execution of collaborative agreements, fees for the achievement of research milestones, an execution fee for electing another antigen target and licensing fees for an antigen target.

    Interest income consists primarily of interest from cash, cash equivalents and short-term investments. Interest income totaled $22.3 million in the nine-month period ended September 30, 2000 compared to $2.0 million in the comparable 1999 period. This is a result of our follow-on offering in February 2000 in which we received net proceeds of approximately $496.5 million, after the costs of the offering.

    Research and development expenses consist primarily of compensation and other expenses related to research and development personnel, costs associated with pre-clinical testing and clinical trials of our product candidates, including the costs of manufacturing the product candidates, and facilities expenses. Research and development expenses increased to $31.9 million in the nine months ended September 30, 2000 from $14.4 million in the comparable period in 1999. The increase reflects primarily costs associated with the following:

    - Increased personnel--Staffing at September 30, 2000 increased by approximately 88% from September 30, 1999. The increase is to support the increased level of product development activities, including new target validation, process sciences, manufacturing and increased clinical activities. Additionally, the increase in personnel is related to increased licensing activity. Included in the increase are salary and related fringe benefits, recruiting and relocation costs. We expect personnel costs to increase further as we continue to build our organization.

    - Product Supply Agreement--Included in the nine-month period ended September 30, 2000 is a charge of approximately $2.3 million to reserve manufacturing capacity by acquiring an option to negotiate a supply agreement with a contract manufacturer. The total amount paid for this agreement was approximately $3.8 million, of which approximately
      $1.5 million is creditable to the supply agreement. If a supply agreement is not executed, the $3.8 million is non-refundable to us, except under limited circumstances.

    - Research Fee--Included in the nine-month period ended September 30, 2000 is a fee paid to Genzyme Transgenics Corporation related to research they are performing in which they agreed to produce our antibody product candidate, ABX-IL8 using Genzyme's manufacturing system. Under this agreement, for undisclosed fees and milestone payments, Genzyme will develop transgenic goats that express ABX-IL8 in their milk. Additionally, several future payments are required if certain milestones are met.

    - Clinical Costs--In the first nine months of 2000, we had clinical trials in progress for three of our product candidates, ABX-CBL, ABX-IL8 and ABX-EGF, which are continuing. In 1999, during the comparable period, we had clinical trials in progress for two of our product candidates, ABX-CBL and ABX-IL8. The costs of such trials include the clinical investigator site fees, monitoring costs and data management costs. Additionally, such costs include the costs of manufacturing the antibody used in clinical trials. In July and August 2000, we entered into separate agreements with Immunex and SangStat to share equally in the costs of developing and commercializing ABX-EGF and ABX-CBL, respectively. However, we expect clinical costs will increase in the future as we enter additional clinical trials for both new and existing product candidates.

    General and administrative expenses include compensation and other expenses related to finance and administrative personnel, professional services and facilities. General and administrative expenses increased to $5.2 million in the nine months ended September 30, 2000 from $3.4 million in the comparable period in 1999. The increase reflects increased personnel costs, including an accrual for incentive compensation, and additional investor relations costs. We expect personnel costs to increase further as we continue to build our organization.

    Amortization of intangible assets relates primarily to patents and certain royalty rights which were acquired through the acquisition of the Xenotech joint venture in December 1999.

    Equity from the Xenotech joint venture in 1999 reflects our percentage ownership of the net income from the joint venture, prior to our acquisition of 100% of the joint venture in December 1999.

    Interest expense consists of interest incurred in connection with equipment lease line financing and loan facilities. Interest expense decreased due to pay down of debt.

    YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

    Revenues increased to $12.3 million in 1999 from $3.8 million in 1998. The increase relates primarily to revenues of $8.3 million from Japan Tobacco Inc. as follows: $6.0 million for the license of certain technology in December 1999; and $1.3 million in fees for the reimbursement of clinical trial costs and certain joint interest rights in the data from the ABX-IL8 clinical trials. Additionally, revenues in 1999 included non-refundable license and option fees in connection with the execution of collaborative agreements, fees for the achievement of research milestones and licensing fees for three antigen targets under existing collaboration agreements.

    Revenues increased to $3.8 million in 1998 from $2.0 million in 1997. The increase was primarily from the increase in fees under collaborative agreements, including nonrefundable license fees and fees paid for the achievement of research milestones. During 1998 we also derived revenues from performing research for Xenotech, which, up until December 1999 when we acquired 100% of Xenotech, was an equally owned joint venture with JT America. Revenues from the joint venture were recognized when earned, net of our cash contributions to Xenotech, under the terms of the related agreements. Revenues from Xenotech were $1.3 million in 1997, $1.3 million in 1998 and none in 1999 as Xenotech's research related to developing XenoMouse technology was essentially completed in 1996 with limited research activities in 1997 and 1998. Research and development funding received in advance under these agreements was recorded as deferred revenue.

    Research and development expenses increased to $21.1 million in 1999 from $17.6 million in 1998 and from $11.4 million in 1997. The increase in 1999 reflects primarily costs associated with increased personnel, the clinical trials of ABX-CBL, ABX-IL8 and the initiation of the ABX-EGF clinical trial, the valuation of stock options awarded to certain consultants and lab supplies. The increase in 1998 reflects primarily costs associated with the initiation of clinical trials of ABX-CBL and ABX-IL8. We anticipate that research and development expenses will increase in future periods as we expand research and development efforts and clinical trials.

    General and administrative expenses increased to $5.2 million in 1999 from $3.4 million in 1998 and $3.5 million in 1997. The increase in 1999 was in part due to costs associated with increased personnel, including recruiting costs and incentive compensation (which is based on our meeting certain annual objectives). Additionally, the increase was due to becoming a publicly traded company and the costs associated with investor relations, and to increased financing activities related to our follow-on public offering in March 1999 and our private offering in November 1999.

    Equity in income from the Xenotech joint venture in 1999 reflects our percentage ownership in the net income from the joint venture, prior to our acquisition of 100% of the joint venture in December 1999. In 1999, prior to our acquisition, the joint venture recorded net income primarily from the sale of licenses to us and our partner, JT America, Inc. In 1998, the joint venture incurred losses and our equity in those losses was in part netted against our revenues from the joint venture.

    The non-recurring termination fee in 1999 is a one-time net charge of $8.7 million related to the termination of certain rights licensed by Japan Tobacco from Xenotech. See Note 2 of Notes to Consolidated Financial Statements. The aggregate non-recurring charge for the cross-license and settlement of $22.5 million in 1997 resulted from the execution of the comprehensive patent cross-license and settlement agreement with GenPharm. See Note 6 of Notes to Consolidated Financial Statements.

    Interest income increased in 1999 and 1998 due to higher average balances of marketable securities and cash equivalents from the net proceeds of our initial and follow-on public offerings and our November 1999 private placement. Interest expense declined in 1999 and 1998 due to the continued pay-down of debt on our equipment leaseline financing and loan facility.

    Foreign income tax in 1999 reflects the withholding income tax imposed by Japan on certain transactions with Japan Tobacco.

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 2000, we had cash, cash equivalents and marketable securities of $545.3 million. In November 2000, we completed a private placement in which we raised net proceeds of $221.0 million by selling 3,300,000 shares of our common stock to institutional accredited investors. Including our November 2000 sale of stock, our total cash, cash equivalents and marketable securities exceed $760.0 million. We invest our cash equivalents and marketable securities in highly liquid, interest bearing, investment grade and government securities in order to preserve principal.

    During the nine months ended September 30, 2000, net cash provided by investing activities was $502.0 million provided primarily from our follow-on public offering in which we raised net proceeds of $496.4 million by selling 9,936,000 shares of our common stock in February 2000. Additionally during this period, we received $0.7 million from Cell Genesys for the exercise of warrants and $4.9 million from the exercise of stock options and our employee stock purchase plan. In the first nine months of 1999 net cash provided by financing activities was $51.9 million, received primarily from a secondary offering and the sale of stock to Genentech.

    Net cash provided by operating activities was $6.3 million for the nine months ended September 30, 2000 and net cash used in operating activities was $12.6 million for the nine months ended September 30, 1999. In the nine months ended September 30, 2000, cash was provided by interest income of $16.0 million net of the increase in interest receivable of $6.4 million. Additionally in this period, customers provided cash of $26.7 million including $10.6 million recorded as net deferred revenue and $3.0 million from a net reduction in accounts receivable. Cash was used for operations in both periods primarily to fund research and development expenses and manufacturing costs related to the development of new products. Additionally, cash was used in the nine-month period ended September 30, 2000 for a deposit related to a supply agreement.

    Net cash used in investing activities was $412.5 million for the nine months ended September 30, 2000 and $36.5 million for the nine months ended
September 30, 1999. The activity in both years reflects the purchasing of investments with the funds we received from follow-on public offerings earlier in both years. Additionally, in the nine months ended September 30, 2000, we invested $15.0 million in common stock of Immunogen and $3.4 million in capital expenditures.

    In March 2000, we were issued a stand-by letter of credit for $2.0 million from a commercial bank as a deposit on our new leased facility. The stand-by letter of credit is secured by an investment account, which must maintain a $2.0 million balance. Additionally, we have an agreement with a financing company under which we have financed purchases of about $2.0 million of our laboratory and office equipment. The lease term is 48 months and bears interest at rates ranging from 12.5% to 13.0%, which are based on the change in the five-year U.S. Treasury rate. We also had a construction financing line with a bank in the amount of $4.3 million that was used to finance construction of leasehold improvements at our current facility. The line was paid off in May 2000 and had an interest rate of prime plus one percent (9.5% per annum at December 31, 1999).

    We plan to make significant expenditures to establish our own manufacturing facility and expand our research and development activities, including pre-clinical product development and clinical trials. We may be required to make substantial expenditures if unforeseen difficulties arise in the course of our developing product candidates, manufacturing product candidates, performing pre-clinical development and clinical trials of such product candidates, obtaining necessary regulatory approvals or in other aspects of our business. Our future liquidity and capital requirements will depend on many factors, including:

    - scope and results of pre-clinical testing and clinical trials;

    - the retention of existing and establishment of further licensing and contractual agreements, if any;

    - continued scientific progress in our research and development programs;

    - size and complexity of these programs;

    - cost of establishing our manufacturing capabilities, conducting commercialization activities and arrangements;

    - time and expense involved in obtaining regulatory approvals;

    - competing technological and market developments;

    - time and expense of filing and prosecuting patent applications and enforcing patent claims;

    - investment in, or acquisition of, other companies;

    - product in-licensing; and

    - other factors not within our control.

    We believe that our current cash balances, cash equivalents, marketable securities, including the proceeds from our November 2000 sale of stock, and the cash generated from our licensing and contractual agreements will be sufficient to meet our operating and capital requirements for at least two years. However, we may need additional financing within this time period. We may need to raise additional funds through public or private financing, licensing and contractual agreements or other arrangements. We cannot assure you that such additional funding, if needed, will be available on terms favorable to us. Furthermore, any additional equity financing may be dilutive to our shareholders, and debt financing, if available, may involve restrictive covenants. Licensing and other contractual agreements may require us to relinquish our rights to certain of our technologies, products or marketing territories. Our failure to raise capital when needed may harm our business, financial condition and results of operations.

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    We have incurred operating losses in each of the last three years of operation, including net losses of approximately $35.9 million in 1997, $16.8 million in 1998, $20.5 million in 1999 and $4.3 million in the nine months ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of approximately $94.1 million. Our losses have resulted principally from costs incurred in performing research and development for our XenoMouse technology and antibody product candidates, costs associated with certain agreements with Japan Tobacco, costs related to the non-recurring cross-license and settlement charge in 1997 and from general and administrative costs associated with our operations. We expect to incur additional operating losses for the foreseeable future as a result of our expenditures for research and product development, including pre-clinical testing and clinical trials, and charges related to purchases of technology or other assets. We intend to invest significantly in our products prior to entering into licensing arrangements. This may increase our need for capital and will result in losses for several years. We expect the amount of such losses will fluctuate significantly from quarter to quarter as a result of increases or decreases in our research and development efforts, the execution or termination of licensing arrangements, or the initiation, success or failure of clinical trials.

    As of December 31, 1999, we had federal net operating loss carryforwards of approximately $61.0 million. Our net operating loss carryforwards exclude losses incurred prior to our formation in July 1996. Further, the amounts associated with the cross-license and settlement that have been expensed for financial statement accounting purposes have been capitalized and are being amortized over a period of approximately 15 years for tax purposes. The net operating loss and credit carryforwards will expire in the years 2011 through 2019, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    INTEREST RATE RISK. The objective of our investment activities is to preserve principal, while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we invest in highly liquid and high quality debt securities. Our investments in debt securities are subject to interest rate risk. To minimize the exposure due to an adverse shift in interest rates, we invest in short-term securities and maintain an average maturity of one year or less. A hypothetical 1.0% per annum increase in interest rates would result in an approximate $1.0 million decrease in the fair value of our debt securities, classified as available-for-sale securities, at September 30, 2000.

    EQUITY PRICE RISK. We are exposed to equity price risk on strategic investments in CuraGen Corporation and Immunogen. We typically do not attempt to reduce or eliminate our market exposure on these securities. Assuming a 10% adverse change in the market price of the CuraGen and Immunogen stock, the fair value of these equity investments would decrease in value by approximately $7,163,900, based upon the value of the stock as of September 30, 2000. This estimate is not necessarily indicative of future performance and actual results may differ materially.

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
                                    BUSINESS

    THE FOLLOWING DESCRIPTION OF OUR BUSINESS SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE DESCRIPTION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "INTEND," "ANTICIPATE," "BELIEVE," "ESTIMATE," "PLAN," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO US ARE INCLUDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN OF THE RISK FACTORS SET FORTH IN THIS PROSPECTUS.

ABGENIX

    We are a biopharmaceutical company that develops and intends to commercialize antibody therapeutic products for the treatment of a variety of disease conditions, including transplant-related diseases, inflammatory and autoimmune disorders, cardiovascular disease, infectious diseases and cancer. We have developed XenoMouse technology, a proprietary technology that offers many advantages, including rapid generation of highly specific, fully human antibody product candidates that bind to essentially any disease target appropriate for antibody therapy. In addition, we believe our technology offers advantages in product development and flexibility in manufacturing. We intend to use XenoMouse technology to build a large and diversified product portfolio that we plan to develop and commercialize through licensing to pharmaceutical companies and others, joint development and internal product development programs. We have contractual arrangements with multiple pharmaceutical, biotechnology and genomics companies involving our XenoMouse technology. In addition, we have three proprietary antibody product candidates currently in clinical trials, two of which we recently agreed to co-develop and commercialize with others.

OVERVIEW OF CONTRACTUAL ARRANGEMENTS

    As of November 9, 2000, we have entered into contracts to use our XenoMouse technology to produce and/or to develop the resulting fully human antibodies with twenty-three customers covering numerous antigen targets. Pursuant to these contracts, we and our customers intend to generate antibody product candidates for the treatment of cancer, inflammation, autoimmune diseases, transplant rejection, cardiovascular disease, growth factor modulation, neurological diseases and infectious diseases. Our customers as of November 9, 2000 include Abbott Laboratories, Amgen, AVI BioPharma, BASF Bioresearch Corporation, Cell Genesys, Centocor/Johnson and Johnson, Chiron, Corixa, CuraGen, Elan, Genentech, Gliatech, Human Genome Sciences, Immunex, Japan Tobacco, Lexicon Genetics, Millenium, Pfizer, Research Corporation Technologies, SangStat, Schering-Plough, SmithKline Beecham and the U.S. Army. Of these customers, six have entered into new or expanded agreements with us specifying additional antigens for XenoMouse antibody development. Additionally, of the customers with whom we have entered technology license contracts, AVI BioPharma, Japan Tobacco, Millenium, Pfizer and Schering-Plough have entered into product licenses. Furthermore, one of our customers, Pfizer, has begun human clinical trials with a fully human antibody generated with XenoMouse technology. The terms of the arrangements vary, but can generally be categorized as follows:

    - Antigen Target Sourcing Contracts--Four of our contracts are target sourcing contracts with genomics and biopharmaceutical companies that may enable us to generate a pipeline of proprietary fully human antibody product candidates. Typically, these contracts provide that we make fully human antibodies to the contract parties' antigen targets. There are various mechanisms for each of the parties to evaluate and select antibodies from the pool of generated antibodies for further development and commercialization. The party selecting a product candidate will generally pay to the other, for rights to develop and commercialize such product, license fees, milestone payments and royalty payments on any eventual product sales.

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
    - Proprietary Product Licensing--In July and August 2000, we entered into two joint development and commercialization agreements. The first is with Immunex Corporation for ABX-EGF, a fully human antibody created by us. Under the agreement, Immunex agrees to make an initial license fee payment to us and second license fee payment to us upon commencement of Phase II clinical trials of ABX-EGF. Development costs will be shared equally, as would any potential profits from sales of collaboration products. We both share responsibility for product development. We will be responsible for completing the ongoing Phase I trials, and if the Phase I trials are successful, both companies will share responsibility for the execution of Phase II trials across a variety of indications. Immunex will have primary responsibility for Phase III clinical trials and will market any potential product, while we will retain co-promotion rights. The second agreement is with SangStat Medical Corporation for ABX-CBL, an antibody developed by us. Under that agreement, SangStat agrees to make an initial license fee payment to us and additional milestone payments to us. Development costs will be shared equally, as would any potential profits from sales of collaboration products. We both will share responsibility for product development, including the ongoing Phase II/III clinical trials. SangStat will market any potential product and we will be responsible for manufacturing ABX-CBL.

      We intend to build our product portfolio by generating antibodies to antigen targets that we source, self-funding clinical activities to determine preliminary safety and efficacy and entering into more development and commercialization agreements with pharmaceutical and biotechnology companies. These arrangements may or may not involve joint sharing of costs and profits.

    - Technology Licensing--These agreements typically provide our customers with access to XenoMouse technology for the purpose of generating fully human antibody product candidates to one or more specific antigen targets provided by the customer. In most cases, we provide our mice to the customers who then carry out immunizations with their specific antigen targets. In other cases, we immunize the mice with the customers' antigen targets for additional compensation. The customer generally has a period of time to acquire product licenses for any antibody product they wish to develop and commercialize, generally referred to as an option. The financial terms of these agreements may include license fees, option fees and milestone payments paid to us by our customers. Based on our agreements, these payments and fees would average $8.0 to $10.0 million per antigen target if our customer takes the antibody product candidate into development and ultimately to commercialization. Additionally, we are entitled to receive royalties on any future product sales by the customer.

    Our dependence on contracts with third parties subjects us to a number of risks. Agreements with licensees typically allow such licensees significant discretion in electing whether to pursue any of the planned activities. We cannot control the amount and timing of resources our licensees may devote to the product candidates. Even if we fulfill our obligations under an agreement, the licensee can terminate the agreement at any time following proper written notice. If any licensee were to terminate or breach its agreement with us, or otherwise fail to complete its obligations in a timely manner, our business, financial condition and results of operations may be materially harmed.

PROPRIETARY PRODUCTS

    We have three antibody product candidates that are currently in clinical trials, as follows:

    - ABX-IL8--Generated using XenoMouse technology, ABX-IL8 is our fully human antibody candidate for the treatment of psoriasis. We completed Phase I and Phase I/II clinical trials and initiated Phase II clinical trials in April 2000 in which enrollment is ongoing.

    - ABX-EGF--Generated using XenoMouse technology, ABX-EGF is our fully human antibody candidate for the treatment of a variety of cancers. We initiated a Phase I clinical trial for

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
      ABX-EGF in cancer in 1999 in which enrollment is ongoing. In July 2000, we entered the joint development and commercialization agreement with Immunex Corporation for ABX-EGF, as described above.

    - ABX-CBL--An in-licensed mouse antibody, we developed ABX-CBL for the treatment of a transplant-related disease known as graft versus host disease, or GVHD. We completed a multi-center Phase II clinical trial for ABX-CBL and initiated a Phase II/III clinical trial in December 1999 in which enrollment is ongoing. In August 2000, we entered into the joint development and commercialization agreement with SangStat Medical Corporation for ABX-CBL, as described above.

BACKGROUND

    THE NORMAL ANTIBODY RESPONSE

    The human immune system protects the body against a variety of infections and other illnesses. Specialized cells, which include B cells and T cells, work in concert with the other components of the immune system to recognize, neutralize and eliminate from the body numerous foreign substances, infectious organisms and malignant cells. In particular, B cells generally produce protein molecules, known as antibodies, which are capable of recognizing substances potentially harmful to the human body. Such substances are called antigens. Upon being bound by an antibody, antigens can be neutralized and blocked from interacting with and causing damage to normal cells. In order to effectively neutralize or eliminate an antigen without harming normal cells, the immune system must be able to generate antibodies that bind tightly (i.e., with high affinity) to one specific antigen (i.e., with specificity).

    All antibodies have a common core structure composed of four subunits, two identical light (L) chains and two identical heavy (H) chains, named according to their relative size. The heavy and light chains are assembled within the B cell to form an antibody molecule that consists of a constant region and a variable region. As shown in the diagram below, an antibody molecule may be represented schematically in the form of a "Y" structure.

["ANTIBODY STRUCTURE"

    This illustration shows a Y-shaped antibody structure composed of two "Heavy Chains" and two "Light Chains." The heavy chains form the base and branches of the "Y," while the shorter light chains only run parallel to the arms of the "Y." A legend indicates that shaded areas represent "Constant Domain," and unshaded areas represent "Variable Domain." The top halves of the light chains are unshaded, while the remainder is shaded. The upper tips of the heavy chains are unshaded, while the remainder is shaded.]

    The base of the "Y," together with the part of each arm immediately next to the base, is called the constant region because its structure tends to be very similar across all antibodies. In contrast, the variable regions are at the end of the two arms and are unique to each antibody with respect to their three-dimensional structures and protein sequences. Because variable regions define the specific binding sites for a variety of antigens, there is a need for significant structural diversity in this portion of the antibody molecule. Such diversity is achieved in the body primarily through a unique mode of assembly involving a complex series of recombination steps for various gene segments of the variable region, including the V, D and J segments (see the diagram below).

["GENETIC MAKEUP OF XENOMOUSE"

    Four gene segments, represented by numerically labeled squares within rectangles, are labeled "DNA Before Recombination (Heavy Chain)." One arrow from a particular section of each of the four segments points toward a combined segment and demonstrates how recombination produces an antibody gene. The "Antibody Gene Assembled By Recombination" is represented by a rectangle containing four numerically labeled squares. An arrow leads from this antibody gene to a Y-shaped antibody, labeled "Antibody Heavy Chain Produced By Gene."]

    The human body is repeatedly exposed to a variety of different antigens. Accordingly, the immune system must be able to generate a diverse repertoire of antibodies that are capable of recognizing these multiple antigen structures with a high degree of specificity. The immune system has evolved a two-step mechanism in order to accomplish this objective. The first step, immune surveillance, is achieved through the generation of diverse circulating B cells, each of which assembles different antibody gene segments in a semi-random fashion to produce and display on its surface a specific antibody. As a result, a large number of distinct, albeit lower affinity, antibodies are generated in the circulation so as to recognize essentially any foreign antigen that enters the body. While capable of recognizing the antigens as foreign, these lower affinity antibodies are generally incapable of effectively neutralizing them.

    This limitation of the immune surveillance process is generally overcome by the normal immune system in a second step called "affinity maturation." Triggered by the initial binding to a specific antigen, the small fraction of B cells that recognize this antigen is then primed by the immune system to progressively generate antibodies with higher and higher affinity through a process of repeated mutation and selection. As a result, the reactive antibodies develop increasingly higher specificity and affinity with the latter being potentially a hundred to a thousand times higher than those generated in the previous immune surveillance process. These more specific, higher affinity antibodies have a greater likelihood of effectively neutralizing or eliminating the antigen while minimizing the potential of damaging healthy cells.

    ANTIBODIES AS PRODUCTS

    Recent advances in the technologies for creating and producing antibody products coupled with a better understanding of how antibodies and the immune system function in key disease states have led to renewed interest in the commercial development of antibodies as therapeutic products. According to a recent survey by the Pharmaceutical Research and Manufacturers of America, antibodies account for over 20% of all biopharmaceutical products in clinical development. As of [September 30, 1999], we are aware of eight antibody therapeutic products approved for marketing in the United States. These products are Orthoclone, ReoPro, Rituxan, Zenapax, Herceptin, Synagis, Remicade and Simulect. These products are currently being marketed for a wide range of medical disorders such as transplant rejection, cardiovascular disease, cancer and infectious diseases.

    We believe that, as products, antibodies have several potential clinical and commercial advantages over traditional therapies. These advantages include the following:

    - faster product development;

    - fewer unwanted side effects as a result of high specificity for the disease target;

    - greater patient compliance and higher efficacy as a result of favorable pharmacokinetics;

    - delivery of various payloads, including drugs, radiation and toxins, to specific disease sites; and

    - ability to elicit a desired immune response.

    LIMITATIONS OF CURRENT APPROACHES TO DEVELOPMENT OF ANTIBODY PRODUCTS

    Despite the early recognition of antibodies as promising therapeutic agents, most approaches thus far to develop them as products have been met with a number of commercial and technical limitations. Initial efforts were aimed at the development of hybridoma cells, which are immortalized mouse

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
antibody-secreting B cells. These hybridoma cells are derived from normal mouse B cells that have been genetically manipulated so that they are capable of reproducing over an indefinite period of time. They are then cloned to produce a homogeneous population of identical cells that produce one single type of mouse antibody capable of recognizing one specific antigen ("monoclonal antibody").

    While mouse monoclonal antibodies can be generated to bind to a number of antigens, they contain mouse protein sequences and tend to be recognized as foreign by the human immune system. As a result, they are quickly eliminated by the human body and have to be administered frequently. When patients are repeatedly treated with mouse antibodies, they will begin to produce antibodies that effectively neutralize the mouse antibody, a reaction referred to as a Human Anti-Mouse Antibody, or HAMA, response. In many cases, the HAMA response prevents the mouse antibodies from having the desired therapeutic effect and may cause the patient to have an allergic reaction. The potential use of mouse antibodies is thus best suited to situations where the patient's immune system is compromised or where only short-term therapy is required. In such settings, the patient is often incapable of producing antibodies that neutralize the mouse antibodies or has insufficient time to do so.

    Recognizing the limitations of mouse monoclonal antibodies, researchers have developed a number of approaches to make them appear more human-like to a patient's immune system. For example, improved forms of mouse antibodies, referred to as "chimeric" and "humanized" antibodies, are genetically engineered and assembled from portions of mouse and human antibody gene fragments. While these chimeric and humanized antibodies are more human-like, they still retain a varying amount of the mouse antibody protein sequence, and accordingly may continue to trigger the HAMA response.

    Additionally, the humanization process can be expensive and time consuming, requiring at least two months and sometimes over a year of secondary manipulation after the initial generation of the mouse antibody. Once the humanization process is complete, the remodeled antibody gene must then be expressed in a recombinant cell line appropriate for antibody manufacturing, adding additional time before the production of pre-clinical and clinical material can be initiated. In addition, the combination of mouse and human antibody gene fragments can result in a final antibody product which is sufficiently different in structure from the original mouse antibody leading to a decrease in specificity or a loss of affinity.

["EVOLUTION OF ANTIBODY TECHNOLOGIES"

    This diagram depicts four Y-shaped figures, extending horizontally across the page, which represent antibodies produced by four alternate methods. From left to right, the figures are labeled "Ordinary Mouse," "Chimeric," "Humanized" and "XenoMouse," with arrows connecting the labels. A legend indicates that shaded areas represent mouse protein while unshaded areas represent human protein. The left-most Y-shaped figure is entirely shaded and below is labeled "100% Mouse Protein." The next figure from the left is unshaded with a thick shaded stripe on each upper arm of the "Y" and below is labeled "34% mouse protein." The following figure from the left is unshaded with three small shaded stripes on each upper arm of the "Y" and below is labeled "10% mouse protein." The right-most figure is completely unshaded and below is labeled "100% Human Protein."]

    HUMAN ANTIBODIES

    The HAMA response can potentially be avoided through the generation of antibody products with fully human protein sequences. Such fully human antibodies may increase the market acceptance and expand the use of antibody therapeutics. Several antibody technologies have been developed to produce antibodies with 100% human protein sequences (see the diagram above). One approach to generating human antibodies, called "phage display" technology, involves the cloning of human antibody genes into bacteriophage, viruses that infect bacteria, in order to display antibody fragments on the surfaces of bacteriophage particles. This approach attempts to mimic IN VITRO the immune surveillance and affinity maturation processes that occur in the body. Because phage display technology cannot take advantage of the naturally occurring IN VIVO affinity maturation process, the antibody fragments initially isolated by this approach are typically of moderate affinity. In addition, further genetic engineering is required to convert the antibody fragments into fully assembled antibodies and significant manipulation, taking from several months to a year, may be required to increase their affinities to a level appropriate for human therapy. Before pre-clinical or clinical material can be produced, the gene encoding the antibody derived from phage display technology must, as with a humanized antibody, be introduced into a recombinant cell line.

    Two additional approaches involving the isolation of human immune cells have been developed to generate human antibodies. One such approach is the utilization of immunodeficient mice that lack both B and T cells. Human B cells and other immune tissue are transplanted into these mice which are then subsequently immunized with target antigens to stimulate the production of human antibodies. However, this process is generally limited to generating antibodies only to nonhuman antigens or antigens to which the human B cell donor had previously responded. Accordingly, this approach may not be suitable for targeting many key diseases such as cancer, and inflammatory and autoimmune disorders where antibodies to human antigens may be required for appropriate therapy. The other approach involves collecting human B cells that have been producing desired antibodies from patients exposed to a specific virus or pathogen. As with the previous approach, this process may not be suitable for targeting diseases where antibodies to human antigens are required, and therefore is generally limited to infectious disease targets which will be recognized as foreign by the human immune system.

THE ABGENIX SOLUTION--XENOMOUSE TECHNOLOGY

    Our approach to generating human antibodies with fully human protein sequences is to use genetically engineered strains of mice in which mouse antibody gene expression is suppressed and functionally replaced with human antibody gene expression, while leaving intact the rest of the mouse immune system. Rather than engineering each antibody product candidate, these transgenic mice capitalize on the natural power of the mouse immune system in surveillance and affinity maturation to produce a broad repertoire of high affinity antibodies. By introducing human antibody genes into the mouse genome, transgenic mice with such traits can be bred indefinitely. Importantly, these transgenic mice are capable of generating human antibodies to human antigens because the only human products expressed in the mice (and therefore recognized as "self") are the antibodies themselves. Any other human tissue or protein is thus recognized as a foreign antigen by the mouse and an immune response will be mounted. Abnormal production of certain human proteins, such as cytokines and growth factors or their receptors has been implicated in various human diseases. Neutralization or elimination of these abnormally produced or regulated human proteins with the use of human antibodies could ameliorate or suppress the target disease. Therefore, the ability of these transgenic mice to generate human antibodies against human antigens could offer an advantage to drug developers compared with some of the other approaches described previously. A challenge with this approach, however, has been to introduce enough of the human antibody genes in appropriate configuration into the mouse genome to ensure that these mice are capable of recognizing the broad diversity of antigens relevant for human therapies.

    To make our transgenic mice a robust tool capable of consistently generating high affinity antibodies which can recognize a broad range of antigens, we equipped the XenoMouse with approximately 80% of the human heavy chain antibody genes and a significant amount of the human light chain genes. We believe that the complex assembly of these genes together with their semi-random pairing allows XenoMouse to recognize a diverse repertoire of antigen structures. XenoMouse technology further capitalizes on the natural IN VIVO affinity maturation process to generate high affinity, fully human antibodies. In addition, we have developed multiple strains of XenoMouse, each of which is capable of producing a different class of antibody to perform different therapeutic functions.

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
We believe that our various XenoMouse strains will provide maximum flexibility for drug developers in generating antibodies of the specific type best suited for a given disease indication.

    Another approach to generating fully human antibodies in mice being pursued by a competitor is transchromosomic mice. Transchromosomic mice are a strain of mice that are bred with an extra chromosome, specifically human chromosome 14 that is purported to contain all of the antibody genes. The transchromosomic mice technology is relatively new and it is not yet known how useful the technology will be.

XENOMOUSE TECHNOLOGY ADVANTAGES

    We believe that our XenoMouse technology offers the following advantages:

    PRODUCING ANTIBODIES WITH FULLY HUMAN PROTEIN SEQUENCES. Our XenoMouse technology, unlike chimeric and humanization technologies, allows the generation of antibodies with 100% human protein sequences. Antibodies created using XenoMouse technology are not expected to cause a HAMA response even when administered repeatedly to immunocompetent patients. For this reason, antibodies produced using XenoMouse technology are expected to offer a better safety profile and to be eliminated less quickly from the human body, reducing the frequency of dosing.

    GENERATING A DIVERSE ANTIBODY RESPONSE TO ESSENTIALLY ANY DISEASE TARGET APPROPRIATE FOR ANTIBODY THERAPY. Because a substantial majority of human antibody genes has been introduced into XenoMouse, the technology has the potential to generate high affinity antibodies that recognize more antigen structures than other transgenic technologies. In addition, through immune surveillance, XenoMouse technology is expected to be capable of generating antibodies to almost any medically relevant antigen, human or otherwise. For a given antigen target, having multiple antibodies to choose from could be important in selecting the optimal antibody product.

    GENERATING HIGH AFFINITY ANTIBODIES THAT DO NOT REQUIRE FURTHER ENGINEERING. XenoMouse technology uses the natural IN VIVO affinity maturation process to generate antibody product candidates usually in two to four months. These antibody product candidates may have affinities as much as a hundred to a thousand times higher than those seen in phage display. In contrast to antibodies generated using humanization and phage display technology, XenoMouse antibodies are produced without the need for any subsequent engineering, a process that at times has proven to be challenging and time consuming. By avoiding the need to further engineer antibodies, we reduce the risk that an antibody's structure and therefore functionality will be altered between the initial antibody selected and the final antibody placed into production.

    ENABLING MORE EFFICIENT PRODUCT DEVELOPMENT. In contrast to humanization or phage display, which require the cloning of an antibody gene and the generation of a recombinant cell line, the B cells generated in XenoMouse can be turned directly into hybridoma cell lines for human antibody production. Therefore, a supply of monoclonal antibodies can be produced quickly to allow the timely initiation of pre-clinical and clinical studies. Furthermore, since XenoMouse technology can potentially produce multiple product candidates more quickly than humanization and phage display technology, pre-clinical testing can be conducted on several antibodies in parallel to identify the optimal product candidate that will be tested in clinical trials.

    PROVIDING FLEXIBILITY IN CHOOSING MANUFACTURING PROCESSES. Once an antibody with the desired characteristics has been identified, pre-clinical material can be produced either directly from hybridomas or from recombinant cell lines. Humanized and phage display antibodies, having been engineered, cannot be produced in hybridomas. In addition to potential timesaving, production in hybridomas avoids the need to license certain third party intellectual property rights covering the production of antibodies in recombinant cell lines.

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
ABGENIX STRATEGY

    Our objective is to be a leader in the generation, development and commercialization of novel antibody-based biopharmaceutical products. Key elements of our strategy to accomplish this objective include the following:

    BUILDING A LARGE AND DIVERSIFIED PRODUCT PORTFOLIO. Utilizing our XenoMouse technology, we intend to build a large and diversified product portfolio, including a mix of out-licensed and internally developed product candidates. We are targeting serious medical conditions, including cancer, inflammation, autoimmune diseases, transplant rejection, cardiovascular disease, growth factor modulation, neurological diseases and infectious diseases. For our internal programs, we intend to enter into contractual agreements with leading academic researchers and companies involved in the identification and development of novel antigens. Our contractual agreements with three leading genomics companies, Human Genome Sciences, CuraGen and Lexicon, could be potential sources of many novel antigens for our proprietary product programs. We believe the speed and cost advantages of our technology will enable us to make cost-effective use of available human and capital resources. We can thus pursue multiple product candidates in parallel as far as completion of the Phase II clinical stage before entering into a contractual agreement to complete clinical and developmental stages and to bring the product candidate to market. Thus, we believe we can create a package that includes antigen rights, human antibodies, and pre-clinical and clinical data for use by us or for marketing to potential contract parties.

    LEVERAGING XENOMOUSE TECHNOLOGY THROUGH TECHNOLOGY LICENSES. We intend to diversify our product portfolio and generate revenues by licensing XenoMouse technology to numerous pharmaceutical and biotechnology companies interested in developing antibody-based products. We expect to enter into multiple XenoMouse technology licenses each year. These agreements typically allow our licensee to generate fully human antibodies to one or more specific antigen targets provided by the licensee. In most cases, we provide our mice to licensees who then carry out immunizations with their specific antigen target. In other cases, we immunize the mice with the licensee's antigen target for additional compensation. Our licensees will also need to obtain product licenses for any antibody product they wish to develop and commercialize.

    The financial terms of our XenoMouse technology licenses often include upfront payments, potential license fees and milestone payments plus royalties on any future product sales. We have established technology licenses with twenty-three partners covering numerous antigen targets. To date, six of these licensees have each entered into new or expanded licenses specifying additional antigens for XenoMouse antibody development.

    ESTABLISHING COLLABORATIONS FOR PROPRIETARY PRODUCT CANDIDATES. We also intend to build our product portfolio and generate revenues by licensing proprietary product candidates. These proprietary product collaborations would involve antibodies made to antigen targets that we source. After generating antibody product candidates and self-funding clinical activities to determine preliminary safety and efficacy, we intend to enter into development and commercialization agreements with contract parties for these proprietary product candidates that we created. For most of our products, we may enter into proprietary product contracts before entering the Phase III clinical development stage allowing the contract parties to complete development and to market the product. For other products, we may develop the product through clinical trials and license the product candidate to a contract party for marketing.

    The financial terms of these product contracts could include license fees upon signing, milestone payments, and reimbursement for research and development activities that we perform, plus profit-sharing or royalties on future product sales, if any. Given our greater investment in creating a proprietary product candidate, we expect that an arrangement for these product candidates could afford higher payments and royalty rates than a typical XenoMouse technology contract. We have entered into two such product contracts: with Immunex for ABX-EGF; and with SangStat for ABX-CBL.

PROPRIETARY PRODUCT DEVELOPMENT PROGRAMS

    We are currently developing antibody therapeutics for a variety of indications. The table below sets forth the development status of our product candidates as of November 9, 2000:

 PRODUCT
CANDIDATE        INDICATION           STATUS(1)
---------  -----------------------   ------------
ABX-CBL    GVHD                      Phase II/III

ABX-IL8    Psoriasis                 Phase II
           Rheumatoid Arthritis      Phase I

ABX-EGF    EGF-Dependent Cancers     Phase I

------------------------

(1) "Phase I" indicates safety and proof of concept testing in a limited patient population and toxicology testing in animal models. "Phase II" indicates safety, dosing and efficacy testing in a limited patient population. "Phase III" indicates safety and efficacy testing with a larger patient population.

    ABX-CBL

    The CBL antigen is selectively expressed on activated immune cells including T cells, B cells and natural killer cells. To accelerate our commercialization plans, we obtained an exclusive license to ABX-CBL in February 1997. We believe that a mouse antibody can be utilized to treat GVHD patients because their immune system is either non-functioning or severely suppressed and, therefore, no HAMA responses should be generated. We believe ABX-CBL has the ability to destroy activated immune cells without effecting the rest of the immune system.

    GRAFT VERSUS HOST DISEASE. We are developing ABX-CBL to reduce unwanted immune responses that occur in GVHD. GVHD is a life-threatening complication that frequently occurs following an allogeneic bone marrow transplant, or BMT. BMTs are used in the treatment of patients with end-stage leukemia, certain other serious cancers and immune system disorders. An allogeneic BMT procedure involves transferring marrow, the graft, from a healthy person into an immunosuppressed patient, the host. The transplant is intended to restore normal circulating immune cells to a patient whose own immune system is functionally deficient or has been damaged by the treatment of an underlying disease such as cancer and, therefore, does not have the ability to mount a sufficient immune response. Often a portion of the graft recognizes the host's own cells as foreign, becomes activated and attacks them, resulting in GVHD. It typically involves damage to multiple organ systems, including the skin, liver and intestines. GVHD causes extreme suffering and is the primary cause of death in allogeneic BMT patients. It is estimated that approximately 12,000 allogeneic BMTs were performed worldwide in 1998, and this number has been growing at about 15% per year. GVHD occurs in approximately 50% of allogeneic BMTs and the treatment costs for GVHD in the United States are estimated to be about $80,000 per patient. Based on a published clinical study, it is estimated that roughly 50% of patients with GVHD fail to respond to current treatments, which consist of steroid and other drug treatments to suppress the grafted immune cells. Less than 15% of steroid-resistant GVHD sufferers survive for more than one year. We believe that a safer and more effective treatment for GVHD could result in increased use of BMTs.

    CLINICAL STATUS. We completed a multi-center Phase II clinical trial for ABX-CBL for the treatment of steroid-resistant, grade II to IV GVHD. Data from 27 patients included in the Phase II Study was submitted to the FDA. As an extension to the original Phase II trial protocol, we have enrolled an additional 32 patients. The trial studied four escalating intravenous dose regimens. It was conducted at nine sites and involved 59 patients evaluated for safety, 51 of which were evaluable for response of GVHD. A clinical response was defined as a two-grade improvement in the International Bone Marrow Transplant Registry GVHD Severity Scale. GVHD is graded based on clinical symptoms from grade I, which is the mildest form, to grade IV, which is the most severe form. Three of eight patients responded in the lowest dose cohort. Twenty-three of 43 patients responded among the three highest doses.

    In December 1999, we reported additional data from this trial regarding survival. Among patients in the three higher dose cohorts, 52% (26 of 50) survived at least 100 days from the start of treatment with ABX-CBL. This compared to a 22% (2 of 9) survival rate in the low dose cohort.

    In December 1999, we initiated a Phase II/III clinical trial with ABX-CBL. The results of the Phase II/III trial may not be favorable or may not extend the findings of the original Phase II study. The FDA may view the results of our Phase II/III trial as insufficient and may require additional clinical trials. There are several issues that could adversely affect the clinical trial results, including the lack of a standard therapy for GVHD patients in the control group, unforeseen side effects, variability in the number and types of patients in the study, and response rates required to achieve statistical significance in the study. In addition, our clinical trials are being conducted with patients who have failed conventional treatments and who are in the most advanced stages of GVHD. During the course of treatment, these patients can die or suffer adverse medical effects for reasons that may not be related to ABX-CBL. These adverse effects may affect the interpretation of clinical trial results. There can be no assurance that the FDA will accept the results of the Phase II/III study or other elements of the product license application as being sufficient for approval to market. Additional clinical trials will be extensive, expensive and time-consuming.

    In four separate clinical studies conducted prior to our obtaining an exclusive license to ABX-CBL, a total of 25 patients with GVHD were treated with the antibody. One such trial, which has been published, was conducted on eleven patients at St. Jude Hospital in Memphis, Tennessee. In this trial, ten patients with steroid-resistant, Grade III to IV GVHD were treated with daily doses of ABX-CBL for up to six weeks. The publication reported that five of ten patients had a complete remission of GVHD, while four of ten had at least a two-grade improvement in their GVHD score. Only one patient did not respond to the therapy. Another patient who was treated at St. Jude Hospital after publication of the study experienced a two-grade improvement in the patient's GVHD score without adverse side effects. Six additional patients with GVHD were treated at the University of Wisconsin and Cook-Ft. Worth Hospital. The reports from these sites indicated that these patients showed similar results to those described in the published trial conducted at St. Jude Hospital, with four of the six patients showing at least a two-grade improvement in their GVHD score. In addition, eight other GVHD patients received treatment at Stanford University and four of the patients were noted to have some improvement in their GVHD score, despite using a dose of less than one-tenth of that employed at the other sites. Immune reaction to the mouse antibody was assessed in several patients and no HAMA response was detected clinically. Furthermore, no adverse clinical responses consistent with an antibody-induced allergic reaction were observed. In addition, a number of patients were followed after the conclusion of the study for as long as one year and no adverse ABX-CBL events were observed. There can be no assurance that the results of our ABX-CBL clinical trials will demonstrate the same levels of safety and efficacy as those shown by the clinical trials completed prior to our obtaining an exclusive license to ABX-CBL.

    ABX-IL8

    IL-8, an important inflammatory cytokine produced at sites of inflammation, attracts and activates white blood cells that mediate the inflammation process. A number of pre-clinical studies suggest that excess IL-8 may contribute to the pathology and clinical symptoms associated with certain inflammatory disorders. Clinical studies have demonstrated significantly increased levels of IL-8 in tissues or body fluids of patients with certain inflammatory diseases, including psoriasis, rheumatoid arthritis, reperfusion injury and inflammatory bowel disease. Antibodies to IL-8 have been shown to block immune cell infiltration and the associated pathology in animal models of several of these diseases. Using our XenoMouse technology, we have generated ABX-IL8, a proprietary fully human monoclonal antibody that binds to IL-8 with high affinity. We in-licensed ABX-IL8 from Xenotech in March 1996. In exchange for a license fee and royalty payments on future product sales, we received an exclusive license to ABX-IL8 within the United States, its territories and possessions, Canada and Mexico and a co-exclusive license (subsequently broadened to be an exclusive license) in the rest of the world, excluding Japan, Taiwan and South Korea. In December 1999, Japan Tobacco terminated its interest in this agreement and Abgenix and Xenotech now have worldwide rights to ABX-IL8. We are evaluating ABX-IL8 for possible use in the treatment of psoriasis and rheumatoid arthritis.

    PSORIASIS. Psoriasis is a chronic disease that results in plaques, a thickening and scaling of the skin accompanied by local inflammation. The disease effects approximately four to five million patients in the United States and can be debilitating in its most severe form. Approximately 500,000 psoriasis patients suffer from a severe enough form of the disease to require systemic therapy with immune suppressants and ultraviolet phototherapy. The risk of serious adverse side effects associated with these therapies often requires the patients to alternate these various therapeutic modalities as a precautionary measure.

    Scientific studies have shown that IL-8 concentrations can be elevated by a factor of 150 in psoriatic plaques when compared to normal tissue. We believe that IL-8 may promote psoriasis by contributing to three distinct disease-associated processes. First, IL-8 is produced by a type of skin cell called keratinocytes, and is a potent growth factor for these skin cells. It may therefore contribute to the abnormal keratinocyte proliferation in psoriatic plaques. Second, IL-8 attracts and activates immune cells that contribute to the inflammation of the psoriatic plaque. Finally, IL-8 promotes angiogenesis that augments the blood supply necessary for growth of the psoriatic plaque.

    CLINICAL STATUS. We have completed a Phase I dose-escalating human clinical trial examining the safety of administering a single intravenous infusion of five different doses of ABX-IL8 to patients with moderate to severe psoriasis. In October 1999, we completed a Phase I/II multi-center, multi-dose, dose escalating, placebo-controlled clinical trial with ABX-IL8 including 45 patients with moderate to severe psoriasis. In 2000, we completed enrollment in a Phase II trial of approximately 90 patients. We plan to conduct additional Phase II trials in 2001.

    RHEUMATOID ARTHRITIS. Rheumatoid arthritis is a chronic disease marked by inflammation and pain in joints throughout the body. The disease effects over two million people in the United States. Elevated levels of IL-8 in the synovial fluid of rheumatoid arthritis patients have been reported to correlate with the number of infiltrating immune cells. Third-party published studies have reported that the injection of non-human antibodies to IL-8 into a rabbit model of rheumatoid arthritis blocked immune cell infiltration and synovial membrane damage.

    CLINICAL STATUS. Because of the similarity in the histopathology of the inflamed joint and that of the psoriatic plaque, we entered a Phase I clinical trial for ABX-IL8 in rheumatoid arthritis in January 1999. ABX-IL8 will be administered by injection to the inflamed knee joints of arthritis patients who have undergone a pre-dose biopsy and a high-resolution ultrasound scan.

    ABX-EGF

    Tumor cells that overexpress epidermal growth factor receptors, or EGFr, on their surface often depend on EGFr's activation for growth. EGFr is overexpressed in a variety of cancers including lung, breast, ovarian, bladder, prostate, colorectal, kidney and head and neck. This activation is triggered by the binding to EGFr by EGF or Transforming Growth Factor alpha, or TGFa, both of which are expressed by the tumor or by neighboring cells. We believe that blocking the ability of EGF and TGFa to bind with EGFr may offer a treatment for certain cancers. ABX-EGF, a fully human monoclonal antibody generated using XenoMouse technology, binds to EGFr with high affinity and has been shown to inhibit tumor cell proliferation IN VIVO and cause eradication of EGF dependent human tumors established in mouse models. We in-licensed ABX-EGF from Xenotech in November 1997, on an exclusive worldwide basis. We are conducting pre-clinical studies and assessing which tumor types to pursue as possible targets for treatment with ABX-EGF. Published studies have shown that ABX-EGF can inhibit growth of EGF-dependent human tumors cells in mouse models. ABX-EGF has also demonstrated the ability to reverse cancer cell growth and cause eradication of established tumors in mice even when administered after significant tumor growth has occurred. Furthermore, in these models where tumors were eradicated, no relapse of the tumor was observed after discontinuation of the antibody treatment.

    CLINICAL STATUS. In November 1999, we initiated a Phase I dose-escalating human clinical trial examining the safety of administering a single intravenous infusion of seven different doses of ABX-EGF in the treatment of a variety of cancers, and patient enrollment is ongoing. We plan to initiate multiple Phase II studies in 2001.

CONTRACTUAL ARRANGEMENTS

    The following table lists contract parties utilizing our XenoMouse technology as of November 9, 2000:

                   CONTRACT PARTY                              FIELD                 DATE
----------------------------------------------------  ------------------------   ------------
Abbott Laboratories.................................  Various                      May 2000
Amgen...............................................  Undisclosed                  Apr 1999
AVI.................................................  Cancer                       Jan 1999
BASF................................................  Undisclosed                  Mar 1999
Cell Genesys........................................  Gene Therapy                 Nov 1997
Centocor/Johnson and Johnson........................  Cardiovascular Disease       Dec 1998
Chiron..............................................  Autoimmune Diseases          Dec 1999
Corixa..............................................  Various                      Mar 2000
CuraGen.............................................  Various                      Dec 1999
Elan................................................  Neurological Diseases        Jan 2000
Genentech...........................................  Multiple Targets             Jan 1999
                                                      Growth Factor
                                                      Modulation..............     Jun 1998*
                                                      Cardiovascular Disease       Apr 1998*

(TABLE CONTINUED ON NEXT PAGE.)

(TABLE CONTINUED FROM PREVIOUS PAGE.)

                   CONTRACT PARTY                              FIELD                 DATE
----------------------------------------------------  ------------------------   ------------
Gliatech............................................  Cardiovascular Disease       Jan 2000
Human Genome Sciences...............................  Various                      Dec 1999
Immunex.............................................  Cancer                       Jul 2000
Japan Tobacco.......................................  Various                      Dec 1999
Lexicon.............................................  Various                      Jul 2000
Millennium..........................................  Various                      Mar 2000
                                                      Inflammation                 Oct 1998
                                                      Inflammation                 Sep 1998
                                                      Inflammation                 Mar 1998
Pfizer..............................................  Cancer                       Nov 1999
                                                      Cancer                       Oct 1998
                                                      Cancer                       Dec 1997
Research Corporation Technologies...................  Transplant Rejection         Dec 1998
SangStat............................................  GVHD                         Aug 2000
Schering-Plough.....................................  Inflammation                 Jan 1998
SmithKline Beecham..................................  Undisclosed                  May 2000
U.S. Army...........................................  Poxviruses                   Oct 1999
                                                      Filoviruses                  Jul 1999

------------------------

* These agreements were superseded by the January 1999 multi-antigen agreement.

    ABBOTT: In May 2000, we entered into a research collaboration and license agreement with Abbott Laboratories under which we will generate fully human antibodies to several undisclosed disease targets for Abbott.

    AMGEN: In April 1999, we entered into a research collaboration agreement with Amgen Inc., to generate fully human antibodies to an undisclosed antigen target. Under this agreement, Amgen is paying us to perform the immunizations and certain research activities.

    AVI: In January 1999, we entered into a research license and option agreement with AVI BioPharma to generate fully human antibodies to human chronic gonadotropin, or HCG, for the treatment of various cancers. AVI has reported that a therapeutic vaccine based on hCG has shown promise in Phase II clinical trials.

    BASF: In March 1999, we entered into a research collaboration agreement with BASF Bioresearch Corporation to generate fully human antibodies to an undisclosed antigen target.

    CELL GENESYS: In November 1997, we entered into the gene therapy rights agreement, or GTRa, with Cell Genesys, Inc. Cell Genesys received certain rights to commercialize products based on antibodies generated with XenoMouse technology in the field of gene therapy.

    CENTOCOR/JOHNSON AND JOHNSON: In December 1998, we entered into a research collaboration agreement with Centocor to generate fully human antibodies to an undisclosed Centocor antigen in the cardiovascular field.

    CHIRON: In December 1999, we entered into a research license and option agreement with Chiron Corporation to generate fully human antibodies to an undisclosed antigen in the field of autoimmune diseases. Under a separate research collaboration agreement, Chiron may use XenoMouse to generate fully human antibodies to up to four cancer targets.

    CORIXA: In March 2000, we entered into a collaboration agreement with Corixa to discover and develop human monoclonal antibodies against selected targets from Corixa's library of autoimmune disease, cancer and infectious disease antigens.

    CURAGEN: In December 1999, we entered into a broad collaboration agreement with CuraGen Corporation to make fully human antibodies to genomics-based antigen targets. Under the agreement, CuraGen will supply a large number of antigen targets to us and we will be responsible for generating fully human antibodies to them. We will share responsibility for evaluation of the antibodies product candidates generated. Each of us will be able to select antibody product candidates from the pool generated in the course of the agreement. The party selecting a product candidate will pay to the other, for rights to develop and commercialize any such product, license fees, milestone payments and royalty payment on any eventual product sales.

    ELAN: In January 2000, we entered into a research license and option agreement with Elan Corporation, plc. to generate fully human antibodies to an undisclosed antigen in the field of neurological diseases.

    GENENTECH: In April 1998, we entered into a research license and option agreement with Genentech, Inc. to produce fully human antibodies to an antigen target in the field of growth factor modulation. In June 1998, Genentech expanded its research collaboration with us to include a second antigen target in the field of cardiovascular disease.

    In January 1999, we entered into a multi-antigen research license and option agreement with Genentech. Under the agreement, we granted Genentech a license to utilize XenoMouse technology in its antibody product research efforts and an option to obtain product licenses for up to ten antigen targets, but not more than two in any one year, over the agreement's six-year term. Included in the ten are the two previously identified antigen targets under the now superseded research license and option agreement at the new option, license fee and milestone payment levels. The agreement can be renewed by Genentech for up to an additional four targets over a subsequent three-year period. Genentech acquired 495,356 shares of our common stock for an aggregate purchase price of $8.0 million. To renew the agreement at the end of the sixth year, Genentech must purchase an additional $2.5 million of our common stock at a 50% premium to the then current market price.

    GLIATECH: In January 2000, we entered into a research license and option agreement with Gliatech Inc. to generate fully human antibodies to the complement protein properdin for use in the fields of cardiovascular and inflammatory diseases.

    HUMAN GENOME SCIENCES: In December 1999, we entered into a broad collaboration agreement with Human Genome Sciences, Inc. to generate fully human antibodies to genomics-based antigen targets. Under the agreement, Human Genome Sciences has the right to use XenoMouse technology for research purposes and to take out options and/or licenses on a pre-set number of antigen targets. We also may collaborate with Human Genome Sciences on a pre-set number of antigen targets to which we will generate fully human antibodies. The companies will then jointly develop and commercialize any such products. We also are able to select antigen targets from the Human Genome Sciences database to make antibodies against and will have an option to license a pre-set number of such antigen targets for our in-house development and commercialization. If we enter into a license regarding Human Genome Science's antigen target, we would pay them license fees, milestone and royalties equivalent to what they pay us for licenses regarding XenoMouse technology.

    IMMUNEX: In July 2000, we entered into a joint development and commercialization agreement with Immunex Corporation for ABX-EGF, a fully human antibody created by us and currently in a Phase I clinical trial involving several tumor types.

    JAPAN TOBACCO: In December 1999, we entered into a collaboration agreement with Japan Tobacco allowing it to use XenoMouse for research purposes and to obtain options and/or product licenses for a limited number of specific antigen targets each year.

    LEXICON: In July 2000, we entered into a drug discovery alliance with Lexicon Genetics Incorporated in which Lexicon will contribute drug targets for which we will generate fully human antibodies using XenoMouse technology.

    MILLENNIUM: In July 1998, we entered into a research collaboration agreement with Millennium BioTherapeutics, Inc. to generate fully human antibodies to an antigen target in the field of inflammation. In October 1998, we entered into a research, license and option agreement with Millennium covering the same antigen target. In September 1998, we entered into a second research collaboration agreement with Millennium covering a second antigen target in the field of inflammation. In March 2000, we entered into a broad collaboration agreement with Millenium. Under the agreement, Millenium receives a license to use XenoMouse technology for research purposes and a group of product licenses for a certain number of antigens. For additional future payments to us, Millenium may renew its research license and buy additional groups of product licenses.

    PFIZER: In December 1997, we entered into a research collaboration agreement with Pfizer Inc. to generate fully human antibodies to an antigen target in the cancer field. In October 1998, Pfizer exercised its option to expand its research collaboration with us to include a second antigen target in the field of cancer. In November 1999, Pfizer exercised its option to expand its research collaboration with us to include a third antigen target in the field of cancer. Pfizer is paying us to perform the immunizations and to undertake certain research activities. As part of this arrangement, in January 1998, Pfizer purchased 160,000 shares of our series C preferred stock for $1.3 million and received an option to collaborate with us on up to three antigen targets. These shares converted into 160,000 shares of common stock upon our initial public offering.

    RESEARCH CORPORATION TECHNOLOGIES: In December 1998, we entered into a binding memorandum of understanding for a research collaboration agreement with RCT to generate fully human antibodies to CD45rb. Resultant antibody product candidates could potentially be used in treating organ transplant rejection and autoimmune disorders.

    SANGSTAT: In August 2000, we entered into a co-development, supply and license agreement with SangStat Medical Coporation for ABX-CBL, an antibody developed by us. SangStat will have an exclusive worldwide license for the marketing and sale of ABX-CBL and, subject to the terms and conditions of the agreement, the right to commercialize other CD-147 antibodies, including ABX-RB2, the next generation fully human antibody to CD-147, generated using XenoMouse technology.

    SCHERING-PLOUGH: In January 1998, we entered into a research collaboration agreement with Schering-Plough Research Institute to generate fully human antibodies to an antigen target in the field of inflammation. Under this agreement, Schering-Plough is paying us to perform the immunizations and certain research activities. In September 1999, Schering-Plough exercised its option for a product license.

    SMITHKLINE BEECHAM: In May 2000, we entered into a license agreement under which SmithKline Beecham Pharmaceuticals Inc. will use XenoMouse technology to generate fully human antibodies to an undisclosed antigen target.

    U.S. ARMY: In July 1999, we entered into a collaboration agreement with the U.S. Army to generate fully human antibodies to filoviruses. In October 1999, the U.S. Army expanded the agreement to include poxviruses.

JOINT VENTURE WITH JAPAN TOBACCO

    XENOTECH

    In June 1991, Cell Genesys entered into several agreements with Japan Tobacco for the purpose of forming an equally owned limited partnership named Xenotech. In connection with the formation of Xenotech, both Cell Genesys and Japan Tobacco contributed cash, and Cell Genesys contributed the exclusive right to certain of its technology for the research and development of genetically modified strains of mice that can produce fully human antibodies. Cell Genesys assigned its rights in Xenotech to us in connection with our organization. As part of the Xenotech relationship, we provide research and development on behalf of Xenotech in exchange for cash payments. As of December 31, 1998, we have made capital contributions to Xenotech of approximately $18.6 million and have received approximately $42.9 million in funding for research related to the development of XenoMouse technology.

    XENOMOUSE TECHNOLOGY

    On December 20, 1999, we executed several agreements with Japan Tobacco that became effective December 31, 1999 under which we acquired Japan Tobacco's interest in the XenoMouse. Under the agreements, we paid $47.0 million in cash to Japan Tobacco for its 50% interest in the Xenotech joint venture under which the XenoMouse technology was developed; and we also made a non-recurring payment of $10.0 million to Japan Tobacco to terminate its then applicable rights to the current XenoMouse technology. Additionally, Japan Tobacco paid $4.0 million to us for a license to use the existing XenoMouse technology on a more limited basis than previously, and to use future XenoMouse technology that we develop. Japan Tobacco will also make royalty payments on any future sales of antibody products generated using XenoMouse. Lastly, under the December agreements, we granted to Japan Tobacco a license for certain new technology related to the generation of mouse models of certain human diseases. In return for this license, Japan tobacco paid us $6.0 million, which was recorded in contract revenue.

GENE THERAPY RIGHTS AGREEMENT WITH CELL GENESYS

    The GTRA provides Cell Genesys with certain rights to commercialize products based on antibodies generated with XenoMouse technology in the field of gene therapy. Under the GTRA, Cell Genesys has certain rights to direct us to make antibodies to two antigens per year. In addition, Cell Genesys has an option to enter into a license to commercialize antibodies binding to such antigens in the field of gene therapy. Cell Genesys is obligated to make certain payments to us for these rights, including reimbursement of license fees and royalties on future product sales. The GTRA also prohibits us from granting any third-party licenses for antibody products based on antigens nominated by us for our own purposes where the primary field of use is gene therapy. In the case of third-party licenses granted by us where gene therapy is a secondary field, we are obligated to share with Cell Genesys a portion of the cash milestone payments and royalties resulting from any products in the field of gene therapy.

INTELLECTUAL PROPERTY

    We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We solely own two issued patents in the United States, one granted patent in Europe, three granted patents in Japan and have several pending patent applications in the United States and abroad relating to XenoMouse technology. Our wholly-owned subsidiary, Xenotech, owns two issued U.S. patents, one Australian patent and several pending U.S. and foreign patent applications related to methods of treatment of bone disease in cancer patients. In addition, we have four issued

U.S. patents and several pending patent applications in the United States and abroad that are jointly owned with Japan Tobacco relating to antibody technology or genetic manipulation. We attempt to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. The patent position of biopharmaceutical companies involves complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from third parties may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technology. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

    In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for our technology in the event of unauthorized use or disclosure of such information. The parties to these agreements may breach them. Also, our trade secrets may otherwise become known to, or be independently developed by, our competitors. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed.

    Research has been conducted for many years in the antibody field. This has resulted in a substantial number of issued patents and an even larger number of pending patent applications. Patent applications in the United States are, in most cases, maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Our technologies may unintentionally infringe the patents or violate other proprietary rights of third parties. In the event of such infringement or violation, we and our contract parties may be prevented from pursuing product development or commercialization. Such a result will materially harm our business, financial condition and results of operations.

    We have one granted European patent relating to XenoMouse technology that is currently undergoing opposition proceedings within the European Patent Office and the outcome of this opposition is uncertain.

    Glaxo Wellcome Inc. has a family of patents which it is asserting against Genentech in ongoing litigation. If any of the claims of these patents are finally determined in the litigation to be valid and if they can be asserted by Glaxo to be infringed by ABX-EGF, then we may need to obtain a license should one be available. Should a license be denied or unavailable on commercially reasonable terms, our commercialization of ABX-EGF could be impeded in any territories in which these patents were in force.

    Genentech owns a U.S. patent that relates to inhibiting the growth of tumor cells involving an anti-EGF receptor antibody in combination with a cytotoxic factor. If the claims of the patent are valid, we may be required to obtain a license to Genentech's patent to label and sell ABX-EGF for some or all such combination indications. Should a license be denied or unavailable on commercially reasonable terms, our commercialization of ABX-EGF could be impeded in the United States.

    ImClone Systems, Inc., has announced that the United States Patent and Trademark Office has issued a notice of allowability of a patent covering a composition of matter of any EGFr monoclonal antibody that inhibits the binding of EGF to its receptor in combination with any anti-neoplastic agent, as well as the therapeutic use of such combinations. In addition, other third parties have or may receive other patents relating to EGFr monoclonal antibodies, their manufacture or their use. The scope and validity of any such patent may materially impede our planned activities.

    We believe that ABX-EGF may effective alone, and may be used without chemotherapy. We believe use of ABX-EGF alone is not covered by claims in other companies' patents.

    The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

    - enforce patents that we own or license;

    - protect trade secrets or know-how that we own or license; or

    - determine the enforceability, scope and validity of the proprietary rights of others.

    If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expense and the efforts of our technical and management personnel will be significantly diverted. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. We may be restricted or prevented from manufacturing and selling our products, if any, in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses. Costs associated with such arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes will materially harm our business, financial condition and results of operations.

    PATENT CROSS-LICENSE AND SETTLEMENT AGREEMENT WITH GENPHARM

    In 1994, Cell Genesys and GenPharm and, beginning in 1996, we became involved in litigation primarily related to intellectual property rights associated with a method for inactivating a mouse's antibody genes and technology pertaining to transgenic mice capable of producing fully human antibodies. Rather than endure the cost and business interruption of protracted litigation, in March 1997, Cell Genesys, along with us, Xenotech and Japan Tobacco, signed a comprehensive patent cross-license and settlement agreement with GenPharm that resolved all related litigation and claims between the parties. Under the cross-license and settlement agreement, we have licensed on a non-exclusive basis certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents, including mice that produce fully human antibodies. We use our XenoMouse technology to generate fully human antibody products and have not licensed the use of, and do not use, any transgenic rodents developed or used by GenPharm. As initial consideration for the cross-license and settlement agreement, Cell Genesys issued a note to GenPharm for $15 million, which was paid in full on September 30, 1998. Of this note, approximately $3.8 million thereof satisfied certain of Xenotech's obligations under the agreement. Japan Tobacco also made an initial payment. During 1997, GenPharm achieved two patent milestones, and Xenotech was obligated to pay $7.5 million for each milestone. No additional payments will accrue under this agreement. In 1997, we recognized, as a non-recurring charge for the cross-license and settlement, a total of $22.5 million. We concluded that the cost of the cross-license and settlement agreement was properly expensed under Statement of Financial Accounting Standards No. 2 "Accounting for Research and Development Costs" because the cross-license received by us from GenPharm is non-exclusive and has no alternate future uses for us. We also concluded that the $11.3 million was properly allocated from Cell Genesys because it related to the technology Cell Genesys contributed to us upon our organization. We do not have any future financial obligations under the cross-license and settlement agreement.

GOVERNMENT REGULATION

    Our product candidates under development are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If our products are marketed abroad, they also are subject to extensive regulation by foreign governments. Non-compliance with applicable requirements can result in fines, warning letters, recall or seizure of products, clinical study holds, total or partial suspension of production, refusal of the government to grant approvals, withdrawal of approval, and civil and criminal penalties.

    We believe our antibody products will be classified by the FDA as "biologic products" as opposed to "drug products." The steps ordinarily required before a biological product may be marketed in the United States include:

    - pre-clinical testing;

    - the submission to the FDA of an investigational new drug application, or IND, which must become effective before clinical trials may commence;

    - adequate and well-controlled clinical trials to establish the safety and efficacy of the biologic;

    - the submission to the FDA of a Biologics License Application; and

    - FDA approval of the application, including approval of all product labeling.

    Pre-clinical testing includes laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product. Pre-clinical safety tests must be conducted by laboratories that comply with FDA regulations regarding good laboratory practices. The results of the pre-clinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of the IND and are reviewed by the FDA before the commencement of clinical trials. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. If we submit an IND, our submission may not result in FDA authorization to commence clinical trials. Also, the lack of an objection by the FDA does not mean it will ultimately approve an application for marketing approval. Furthermore, we may encounter problems in clinical trials that cause us or the FDA to delay, suspend or terminate our trials.

    Clinical trials involve the administration of the investigational product to humans under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with Good Clinical Practices under protocols submitted to the FDA as part of the IND. In addition, each clinical trial must be approved and conducted under the auspices of an Institutional Review Board, or IRB, and with patient informed consent. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possibility of liability of the institution conducting the trial.

    Clinical trials are conducted in three sequential phases that may overlap. Phase I clinical trials may be performed in healthy human subjects or, depending on the disease, in patients. The goal of a Phase I clinical trial is to establish initial data about safety and tolerance of the biologic agent in humans. In Phase II clinical trials, evidence is sought about the desired therapeutic efficacy of a biologic agent in limited studies of patients with the target disease. Efforts are made to evaluate the effects of various dosages and to establish an optimal dosage level and dosage schedule. Additional safety data are also gathered from these studies. The Phase III clinical trial program consists of expanded, large-scale, multi-center studies of persons who are susceptible to or have developed the disease. The goal of these studies is to obtain definitive statistical evidence of the efficacy and safety of the proposed product and dosage regimen.

    Historically, the results from pre-clinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, delays or rejections by regulatory authorities may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

    Only three of our product candidates, ABX-CBL, ABX-IL8 and ABX-EGF are currently in clinical trials. Patient follow-up for these clinical trials has been limited. To date, we have not obtained enough data from these clinical trials to demonstrate safety and efficacy under applicable FDA guidelines. As a result, such data will not support an application for regulatory approval without further clinical trials. Clinical trials conducted by us or by third parties on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for ABX-CBL, ABX-IL8, ABX-EGF or any other potential product candidates. Regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates.

    Our other product candidates are still in pre-clinical development, and we have not submitted INDs or begun clinical trials for these product candidates. Our pre-clinical or clinical development efforts may not be successfully completed. Further INDs may not be filed. Clinical trials may not commence as planned.

    Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

    - inability to manufacture sufficient quantities of materials for use in clinical trials;

    - slower than expected rate of patient recruitment;

    - inability to adequately follow patients after treatment;

    - unforeseen safety issues;

    - lack of efficacy during the clinical trials; or

    - government or regulatory delays.

    We have limited experience in conducting and managing clinical trials. We rely on third parties, including our contract parties, to assist us in managing and monitoring clinical trials. Our reliance on third parties may result in delays in completing, or failing to complete, clinical trials if they fail to perform under our agreements with them.

    Our product candidates may fail to demonstrate safety and efficacy in clinical trials. Such failure may delay development of other product candidates, and hinder our ability to conduct related pre-clinical testing and clinical trials. As a result of such failures, we may also be unable to obtain additional financing. Our business, financial condition and results of operations will be materially harmed by any delays in, or termination of, our clinical trials.

    We and our third-party manufacturer also are required to comply with the applicable FDA current good manufacturing practice, or cGMP, regulations. cGMP regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. The facilities must be approved before they can be used in commercial manufacturing of our products. We or our third-party manufacturer may not be able to comply with the applicable cGMP requirements and other FDA regulatory requirements. If we or our third-party manufacturer fails to comply, our business, financial condition and results of operations will be materially harmed.

    For clinical investigation and marketing outside the United States, we may be subject to the regulatory requirements of other countries, which vary from country to country. The regulatory approval process in other countries includes requirements similar to those associated with FDA approval set forth above.

COMPETITION

    The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibody therapy. These companies have commenced clinical trials of antibody products or have successfully commercialized antibody products. Many of these companies are addressing the same diseases and disease indications as us or our contract parties. Also, we compete with companies that offer antibody generation services to companies that have antigens. These competitors have specific expertise or technology related to antibody development. These companies include Medarex, Medarex's joint venture partner, Kirin Brewing Co., Ltd, Cambridge Antibody Technology Group plc, Protein Design Labs, Inc. and MorphoSys AG.

    Some of our competitors have received regulatory approval or are developing or testing product candidates that may compete directly with our product candidates. For example, SangStat Medical Corporation and Protein Design Labs market organ transplant rejection products that may compete with ABX-CBL, which is in clinical trials. In addition, MedImmune, Inc. has a potential antibody product candidate in clinical trials for graft versus host disease. We are also aware that several companies, including Genentech, Inc., have potential product candidates that may compete with ABX-IL8. Furthermore, we are aware that ImClone Systems, Inc., Medarex, AstraZeneca and OSI Pharmaceuticals, Inc. have potential antibody and small-molecule product candidates already in clinical development that may compete with ABX-EGF.

    Many of these companies and institutions, either alone or together with their contract parties, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their contract parties, have significantly greater experience than we do in:

    - developing products;

    - undertaking pre-clinical testing and human clinical trials;

    - obtaining FDA and other regulatory approvals of products; and

    - manufacturing and marketing products.

    Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before us. If we commence commercial product sales, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

    We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, any product candidate that we successfully develop may compete with existing therapies that have long histories of safe and effective use. Competition may also arise from:

    - other drug development technologies and methods of preventing or reducing the incidence of disease;

    - new small molecules; or

    - other classes of therapeutic agents.

    Developments by others may render our product candidates or technologies obsolete or non-competitive. We face and will continue to face intense competition from other companies for contractual arrangements with pharmaceutical and biotechnology companies for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with their contract parties, may succeed in developing technologies or products that are more effective than ours.

PHARMACEUTICAL PRICING AND REIMBURSEMENT

    In both domestic and foreign markets, sales of our product candidates will depend in part upon the availability of reimbursement from third-party payors. Third-party payors include government health administration authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. These studies may require us to provide a significant amount of resources. Our product candidates may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals. If the government and third party payors fail to provide adequate coverage and reimbursement rates for our product candidates, the market acceptance of our products may be adversely affected. If our products do not receive market acceptance, our business, financial condition and results of operations will be materially harmed.

MANUFACTURING

    We are in the planning stages of establishing our own pilot scale manufacturing facility for the manufacture of products for Phase I and Phase II clinical trials, in compliance with FDA good manufacturing practices. In May 2000, we entered into a long-term lease for this facility. The construction schedules may take longer than expected, and the planned and actual construction costs of building and qualifying the facility for regulatory compliance may be higher than expected. The process for manufacture of antibody products is complex. We have no experience in clinical or commercial scale manufacture of ABX-CBL, ABX-IL8, ABX-EGF or any other antibody products. Such antibody products will also need to be manufactured in a facility and by a process which complies with FDA and other regulations. It may take a substantial period of time to begin producing antibodies in compliance with such regulations. If we are unable to establish and maintain such manufacturing facility within our planned time and costs parameters, the development and sales of our products and our financial performance may be adversely affected.

    We currently rely, and will continue to rely for at least the next two years, on a sole source contract manufacturer to produce ABX-CBL, ABX-IL8 and ABX-EGF under good manufacturing practice regulations, for use in our clinical trials. Our third-party manufacturer has a limited number of facilities in which our product candidates can be produced and has limited experience in manufacturing ABX-CBL, ABX-IL8 and ABX-EGF in quantities sufficient for conducting clinical trials or for commercialization. We currently rely on our third-party manufacturer to produce our product candidates under good manufacturing practice regulations, which meet acceptable standards for our clinical trials.

    Contract manufacturers often encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, compliance with FDA regulations, production costs and development of advanced manufacturing techniques and process controls. Our third-party manufacturer may not perform as agreed or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our product candidates. If our third-party manufacturer fails to deliver the required quantities of our product candidates for clinical use on a timely basis and at commercially reasonable prices, and we fail to find a replacement manufacturer or develop our own manufacturing capabilities, our business, financial condition and results of operations will be materially harmed.

RECENT DEVELOPMENTS

    In November 2000, we acquired all of the voting stock of ImmGenics Pharmaceuticals Inc., a Canadian biotechnology company that develops and intends to commercialize antibody-based therapeutic and diagnostic products for the treatment and diagnosis of a variety of diseases, for an aggregate consideration of approximately $77.5 million payable in a special class of ImmGenics non-voting shares. These ImmGenics special shares may be exchanged into our common stock at any time after the effective date of the registration statement of which this prospectus forms a part. Each ImmGenics special share is exchangeable into the fraction of one share of our common stock that is determined based on the average closing price for the five days ending on the business day immediately preceding the effective date of the registration statement of which this prospectus forms a part. ImmGenics' proprietary technology is intended to increase both the effectiveness and speed of antibody product discovery by increasing the number of antibodies that can be screened for any given antigent target. To account for this acquisition, we will record a significant one-time charge in the fourth quarter of 2000 of approximately $4.8 million for in-process research and development, significant assets related to intangible assets and goodwill acquired and related amortization over a period of approximately 15 years; and deferred compensation related to the replacement of ImmGenics options for our stock options is expected to be amortized over approximately two years.

    In November 2000, we acquired IntraImmune Therapies, Inc., a biotechnology company based in Cambridge, Massachusetts, for a cash consideration of $9 million. IntraImmune's proprietary technology allows antibodies to gain access to intracellular targets. Currently, antibody-based therapies are limited to extracellular targets. IntraImmune's technology offers the potential to increase the range of potential targets appropriate for antibody therapy. IntraImmune's operations are expected to be phased out as work on the proprietary technologies is transferred to us.

EMPLOYEES

    As of September 30, 2000, we employed 128 persons, of whom 60 hold Ph.D. or M.D. degrees and 45 hold other advanced degrees. Approximately 107 employees were engaged in research and development, and 21 supported administration, finance, management information systems and human resources. ImmGenics, our newly acquired subsidiary, had 26 employees as of November 3, 2000, of which 24 were engaged in research and development.

    Our success will depend in large part upon our ability to attract and retain employees. We face competition in this regard from other companies, research and academic institutions, government entities and other organizations. We believe that we maintain good relations with our employees.

FACILITIES

    We are currently leasing about 255,000 square feet of office, laboratory and pilot scale manufacturing facilities in Fremont, California. Our leases expire in the years 2007 through 2015 with options to extend. We believe that our current facilities are adequate for our needs for the foreseeable future and that, should it be needed, suitable additional space will be available to accommodate expansion of our operations on commercially reasonable terms. Our newly acquired ImmGenics facilities in Vancouver, Canada consist of approximately 10,920 square feet of leased premises.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

SCIENTIFIC ADVISORY BOARD

    We have established a Scientific Advisory Board to provide specific expertise in areas of research and development relevant to our business. The Scientific Advisory Board meets periodically with our scientific and development personnel and management to discuss our present and long-term research and development activities. Scientific Advisory Board members include:


Anthony DeFranco, M.D., Ph.D.........  Professor, Biochemistry and
                                       Biophysics, University of California,
                                       San Francisco

John Gallin, M.D.....................  Director, Warren Grant Magnusen
                                       Clinical Center, National Institute
                                       of Health

Raju S. Kucherlapati, Ph.D...........  Professor and Chair, Molecular
                                       Genetics, Albert Einstein College of
                                       Medicine

Michel Nussenzweig, M.D., Ph.D.......  Professor, Molecular Immunology,
                                       Rockefeller University

Greg T. Went.........................  President and Chief Executive
                                       Officer, DNA Sciences Inc.

Philip Hieter........................  Professor, Medical Genetics,
                                       University of British Columbia

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The names and ages of our executive officers and directors as of September 30, 2000 are as follows:

NAME                                         AGE                        POSITION(S)
----                                       --------   -----------------------------------------------
R. Scott Greer...........................  41         Chairman, President and Chief Executive Officer
C. Geoffrey Davis, Ph.D..................  49         Chief Scientific Officer
Kurt W. Leutzinger.......................  49         Chief Financial Officer
Gisela M. Schwab, M.D....................  43         Vice President, Clinical Development
Raymond M. Withy, Ph.D...................  45         Chief Business Officer
Gayle M. Mills...........................  46         Vice President, Business Development
Patrick M. Murphy........................  47         Vice President, Manufacturing
Gregory M. Landes, Ph.D..................  49         Vice President, Product Discovery
Steve M. Chamow, Ph.D....................  48         Vice President, Process Sciences
John C. Meyer............................  57         Vice President, Human Resources
Stephen A. Sherwin, M.D.(1)(2)...........  52         Director
M. Kathleen Behrens, Ph.D.(2)............  47         Director
Raju S. Kucherlapati, Ph.D...............  57         Director
Mark B. Logan(1)(2)......................  62         Director
Joseph E. Maroun.........................  71         Director

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    R. SCOTT GREER, has served as our President and Chief Executive Officer and as one of our directors since June 1996. He has served as our Chairman of the Board since May 2000. He also serves as a director of CV Therapeutics. From July 1994 to July 1996, Mr. Greer was Senior Vice President of Corporate Development at Cell Genesys. From April 1991 to July 1994, Mr. Greer was Vice President of Corporate Development and from April 1991 to September 1993 was Chief Financial Officer of Cell Genesys. From 1986 to 1991, Mr. Greer held various positions at Genetics Institute, Inc., a biotechnology company, including Director, Corporate Development. Mr. Greer received a BA degree in Economics from Whitman College and an MBA degree from Harvard University and is a certified public accountant.

    C. GEOFFREY DAVIS, PH.D., has served as our Vice President, Research since June 1996 and Chief Scientific Officer since January 2000. From January 1995 to June 1996, Dr. Davis was Director of Immunology at the Xenotech Division of Cell Genesys. From November 1991 to December 1994, he served at Repligen Corporation, a biotechnology company, first as Principal Investigator and then as Director of Immunology. Dr. Davis received a BA degree in Biology from Swarthmore College and a Ph.D. degree in Immunology from the University of California, San Francisco.

    KURT W. LEUTZINGER, has served as our Chief Financial Officer since
July 1997. From June 1987 to July 1997, Mr. Leutzinger was a Vice-President of General Electric Investments and a portfolio manager of the General Electric Pension Fund. At General Electric, he was responsible for private equity investments with a focus on medical technology. Mr. Leutzinger received a BA degree in Economics from Fairleigh Dickinson University and an MBA degree in Finance from New York University and is a certified public accountant.

    GISELA M. SCHWAB, M.D., joined us as our Vice President, Clinical Development in November 1999. From September 1992 to October 1999, Dr. Schwab held various positions at Amgen Inc., a biotechnology company, most recently as Director, Clinical Research and Therapeutic Area Team Leader for Oncology/Hematology. Dr. Schwab received an M.D. degree from the University of Heidelberg in Germany. She is board certified in Hematology and Oncology and has performed research in molecular biology at the National Cancer Institute in Bethesda, Maryland, and at the French National Institute for Health and Research in Paris.

    RAYMOND W. WITHY, PH.D., has served as our Vice President, Corporate Development since June 1996 and Chief Business Officer since January 2000. He also serves as a director of Xenotech. From May 1993 to June 1996, Dr. Withy served in various positions at Cell Genesys, most recently as Director of Business Development. From 1991 to May 1993, Dr. Withy was a private consultant to the biotechnology industry in areas of strategic planning, business development and licensing. From 1984 to 1991, Dr. Withy was an Associate Director and Senior Scientist at Genzyme Corporation, a biotechnology company. Dr. Withy received a BS degree in Chemistry and Biochemistry and a Ph.D. degree in Biochemistry, both from the University of Nottingham.

    GAYLE M. MILLS, has served as our Vice President, Business Development since September 2000. From 1998 to September 2000, Ms. Mills was Vice President, Business Development at EOS Biotechnology. From 1995 to 1998, Ms. Mills was the Vice President, Business Development and Strategic Marketing for the Neurobiology Unit at Roche Bioscience, a biopharmaceutical company. Ms. Mills served as Director, Business Development both at Affymax Technologies from 1993 to 1995 and at Syntex Corp. from 1991 to 1993. Ms. Mills received a BS degree in Business Administration from the College of Notre Dame and an MBA degree from Santa Clara University.

    PATRICK M. MURPHY, has served as our Vice President, Manufacturing since
May 2000. From 1981 to May 2000, Mr. Murphy held various positions at Genentech, a biotechnology company, most recently as Director, Strategic Operations. During his 18 years at Genentech, Mr. Murphy guided seven new products through the manufacturing, approval and facility licensing processes. Mr. Murphy received a BS degree in Biochemistry from the State University of New York.

    GREGORY M. LANDES, PH.D., has served as our Vice President, Product Discovery since May 2000. From 1982 to May 2000, Dr. Landes held various positions at Genzyme, a biotechnology company, most recently as Vice President, Genetics and Genomics. From 1978 to 1981, Dr. Landes was a Postdoctoral Fellow at the Department of Chemistry and Biochemistry at the University of California, Los Angeles. Dr. Landes received a BA degree in Chemistry and a Ph.D. degree in Biochemistry from the University of Kansas.

    STEVEN M. CHAMOW, PH.D., has served as our Vice President, Process Sciences since April 2000. From 1998 to April 2000, Dr. Chamow was Director, Biopharmaceutical Development at Scios, Inc., a biotechnology company. From 1987 to 1998, he held various positions at Genentech, a biotechnology company, including Senior Scientist, Recovery Sciences. Dr. Chamow received a BA degree in Biology from the University of California, Santa Cruz and a Ph.D. degree in Biochemistry from the University of California, Davis.

    JOHN C. MEYER, has served as our Vice President, Human Resources since September 2000. Mr. Meyer was the Vice President, Human Resources at various high technology and biotechnology companies, including Somnus Medical Technologies from 1999 to September 2000, Vivus Inc. from 1998 to 1999, Target Therapeutics from 1996 to 1997 and Chipcom Corporation from 1991 to 1995.
Mr. Meyer received a BS degree in Business Administration from Colorado State University.

    STEPHEN A. SHERWIN, M.D., has served as one of our directors since
June 1996, and Dr. Sherwin served as Chairman of the Board from June 1996 to
May 2000. Since March 1990, Dr. Sherwin has served as President, Chief Executive Officer and a director of Cell Genesys. Since March 1994, he has served as Chairman of the Board of Cell Genesys. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as Vice President, Clinical

Research. Dr. Sherwin currently serves as a Director of the California Healthcare Institute and Neurocrine Biosciences, Inc.. Dr. Sherwin received a BA degree in Biology from Yale University and an M.D. degree from Harvard Medical School.

    M. KATHLEEN BEHRENS, PH.D., has served as one of our directors since December 1997. Dr. Behrens joined Robertson Stephens Investment Management Co. in 1983 and became a general partner in 1986 and a managing director in 1993. In 1988, Dr. Behrens joined the venture capital group of Robertson Stephens Investment Management Co. and has helped in the founding of the following three biotechnology companies: Mercator Genetics, Inc.; Protein Design
Laboratories, Inc.; and COR Therapeutics, Inc. Dr. Behrens is currently president and a director of the National Venture Capital Association.
Dr. Behrens received a Ph.D. degree in Microbiology from the University of California, Davis, where she performed genetic research for six years.

    RAJU S. KUCHERLAPATI, PH.D., has served as one of our directors since
June 1996. Dr. Kucherlapati was a founder of Cell Genesys and served as a director of Cell Genesys from 1988 to 1999. Since July 1989, he has been the Saul and Lola Kramer Professor and the Chairman of the Department of Molecular Genetics at the Albert Einstein College of Medicine. Dr. Kucherlapati also serves as a director of Valentis Corp. and Millennium Pharmaceuticals, Inc.
Dr. Kucherlapati received a BS degree in Biology from Andhra University in India and a Ph.D. degree in Genetics from the University of Illinois, Urbana.

    MARK B. LOGAN, has served as one of our directors since August 1997.
Mr. Logan has served as Chairman of the Board, President and Chief Executive Officer of VISX, Incorporated, a medical device company, since November 1994. From January 1992 to October 1994, he was Chairman of the Board and Chief Executive Officer of INSMED Pharmaceuticals, Inc., a pharmaceutical company. Previously, Mr. Logan held several senior management positions at Bausch & Lomb, Inc., a medical products company, including Senior Vice President, Healthcare and Consumer Group and also served as a member of its board of directors. Mr. Logan currently serves as a director of Somnus Medical Technologies, Inc. and Vivus, Inc. Mr. Logan received a BA degree from Hiram College and a PMD degree from Harvard Business School.

    JOSEPH E. MAROUN, has served as one of our directors since July 1996 and served as a director of Cell Genesys from June 1995 to June 2000. Mr. Maroun spent 30 years with Bristol-Myers Squibb, a pharmaceuticals company, serving until his retirement in 1990, at which time he was President of the International Group, Senior Vice President of the corporation, and a member of its Policy Committee. He also headed the U.S.-Japan Pharmaceutical Advisory Group. Mr. Maroun received a BA degree from the University of Witwaterrand, Johannesburg.

BOARD COMPOSITION

    Our amended and restated bylaws provide that the number of members of our board of directors shall be determined by the board of directors. The number of directors is currently set at seven. All members of our board of directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

    Our compensation committee consists of Dr. Sherwin and Mr. Logan. The compensation committee makes recommendations regarding our various incentive compensation and benefit plans and determines salaries for our executive officers and incentive compensation for our employees and consultants.

    Our audit committee consists of Dr. Sherwin, Mr. Logan and Dr. Behrens, who serves as Chairman of the committee. The audit committee makes recommendations to the board of directors regarding the selection of our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our control functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of our compensation committee was, at any time since our formation, an officer or employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

    Our non-employee directors currently receive $5,000 per year in retainer plus $1,000 per board meeting attended as cash compensation for their service as members of our board of directors and are reimbursed for certain expenses in connection with attendance at our board and committee meetings. We provide $500 per meeting as additional compensation for committee participation or special assignments of the board of directors. From time to time, some of our directors have received grants of options to purchase shares of our common stock pursuant to the 1996 Incentive Stock Plan. On June 4, 1997, R. Scott Greer, Stephen A. Sherwin, Raju S. Kucherlapati and Joseph E. Maroun received options to purchase 270,000, 40,000, 30,000 and 30,000 shares of our common stock, respectively, at a per share exercise price of $0.625. On August 8, 1997, Mark B. Logan received an option to purchase 120,000 shares of our common stock at a per share exercise price of $1.00. On December 11, 1997, Raju S. Kucherlapati received an option to purchase 80,000 shares of our common stock at a per share exercise price of $1.25. There were no other director option grants in 1997. On February 18, 1998,
R. Scott Greer, Stephen A. Sherwin, M. Kathleen Behrens, Raju S. Kucherlapati, Mark B. Logan and Joseph E. Maroun received options to purchase 160,000, 23,600, 120,000, 17,600, 12,800 and 17,600 shares of our common stock, respectively, at a per share exercise price of $1.50. On June 15, 1998, Stephen A. Sherwin received options to purchase 40,000 shares of our common stock at a per share exercise price of $2.50. Beginning with the 1999 annual meeting of shareholders, our non-employee directors are eligible to receive nondiscretionary, automatic grants of options to purchase shares of our common stock pursuant to the 1998 Director Option Plan. Accordingly, Stephen A. Sherwin, M. Kathleen Behrens, Raju
S. Kucherlapati, Mark B. Logan and Joseph E. Maroun each received options to purchase 30,000 shares of our common stock at a per share exercise price of $3.59 at the time of the 1999 annual meeting and 30,000 shares of our common stock at a per share price of $48.06 at the time of our 2000 annual meeting.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by us during the years ended December 31, 1999, 1998 and 1997 to our President and Chief Executive Officer and the four other most highly compensated executive officers, each of whose aggregate compensation during our last fiscal year exceeded $100,000. We refer to these individuals as the "named executive officers" elsewhere in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                                     ANNUAL COMPENSATION      SECURITIES
                                          FISCAL    ----------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR     SALARY ($)   BONUS ($)   OPTIONS (#)    COMPENSATION($)
---------------------------              --------   ----------   ---------   ------------   ---------------
R. Scott Greer.........................    1999      $283,147    $200,000       540,000         $     --
  President and Chief Executive            1998       267,120          --       160,000               --
  Officer                                  1997       252,000      55,200       270,000            4,112(1)

C. Geoffrey Davis, Ph.D................    1999       184,546     100,000       153,000            1,482(2)
  Chief Scientific Officer                 1998       165,350          --        40,000               --
                                           1997       152,250      21,750       102,000            1,974(2)

Kurt W. Leutzinger(3)..................    1999       187,922     100,000       153,000            4,940(4)
  Chief Financial Officer                  1998       179,830          --        51,000           19,623(5)
                                           1997        81,555          --       400,000          127,059(6)

Gisela M. Schwab, M.D.(7)..............    1999        36,667     100,000       400,000               --
  Vice President, Clinical Development

Raymond M. Withy, Ph.D.................    1999       184,547     100,000       153,000               --
  Chief Business Officer                   1998       165,350          --        40,000               --
                                           1997       152,250      21,750       102,000               --

------------------------

(1) Consists of imputed interest income on a loan from us to Mr. Greer.

(2) Consists of imputed interest income on a loan from us to Dr. Davis.

(3) Mr. Leutzinger has been our Chief Financial Officer since July 1997. His 1997 annualized salary was $175,000.

(4) Consists of imputed interest income on a loan from us to Mr. Leutzinger.

(5) Consists of $18,714 for reimbursement of relocation expenses and $909 for imputed interest income on a loan from us to Mr. Leutzinger.

(6) Consists of $126,568 for reimbursement of relocation expenses and $491 for imputed interest income on a loan from us to Mr. Leutzinger.

(7) Dr. Schwab has been our Vice President, Clinical Development since November 1999. Her 1999 annualized salary was $220,000.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information relating to stock options awarded to each of the named executive officers during the year ended December 31, 1999. All these options were awarded under our 1996 Incentive Stock Plan.

                                                   INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE VALUE
                                -------------------------------------------------------           AT ASSUMED
                                NUMBER OF      PERCENT OF                                    ANNUAL RATES OF STOCK
                                SECURITIES   TOTAL OPTIONS                                    PRICE APPRECIATION
                                UNDERLYING     GRANTED TO     EXERCISE OR                     FOR OPTIONS TERM(4)
                                 OPTIONS      EMPLOYEES IN     BASE PRICE    EXPIRATION   ---------------------------
NAME                            GRANTED(1)   FISCAL YEAR(2)   ($/SHARE)(3)      DATE           5%            10%
----                            ----------   --------------   ------------   ----------   ------------   ------------
R. Scott Greer................   540,000           13.1%         $3.75         1/11/09     $1,273,050     $3,227,850
C. Geoffrey Davis, Ph.D.......   153,000            3.7           3.75         1/11/09        360,698        914,558
Kurt W. Leutzinger............   153,000            3.7           3.75         1/11/09        360,698        914,558
Gisela M. Schwab, M.D.........   400,000            9.7           9.75        10/26/09      2,453,000      6,216,000
Raymond M. Withy, Ph.D........   153,000            3.7           3.75         1/11/09        360,698        914,558

------------------------

(1) The options granted to Mr. Greer, Mr. Leutzinger and Drs. Davis and Withy became exercisable as to 1/48th of the option shares on the date of grant and an additional 1/48th of the option shares become exercisable on the first day of each calendar month thereafter, with full vesting occurring four years after the date of grant. The options granted to Dr. Schwab become exercisable as to 25% of the option shares one year from the date of grant and 1/48th of the option shares become exercisable on the first day of each calendar month thereafter, with full vesting occurring four years after the date of grant. In each case, vesting is subject to the optionee's continued relationship with us. These options expire ten years from the date of grant, or earlier upon termination of employment.

(2) Based on an aggregate of 4,111,500 options granted by us in the year ended December 31, 1999 to our employees, non-employee directors of and consultants, including the named executive officers.

(3) Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors on the date of grant.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. We cannot provide any assurance to any executive officer or any other holder of our securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers. The potential realizable value is calculated by assuming that the fair value of our common stock on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The potential realizable value computation is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth for each of the named executive officers the number of shares of common stock acquired and the dollar value realized upon exercise of options during the year ended

December 31, 1999 and the number and value of securities underlying unexercised options held at December 31, 1999:

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              # SHARES                   OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(2)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   -----------   -----------   -------------   -----------   -------------
R. Scott Greer.............     60,000     $1,969,125      701,212        752,328      $22,533,549    $23,156,072
C. Geoffrey Davis, Ph.D....    232,000      5,749,289      230,596        232,404        7,419,398      7,194,777
Kurt W. Leutzinger.........    280,000      7,365,676       22,220        301,780          652,713      9,416,972
Gisela M. Schwab, M.D......         --             --           --        400,000               --      9,350,000
Raymond M. Withy, Ph.D.....         --             --      320,932        232,404       10,398,228      7,194,777

------------------------

(1) Value realized reflects the fair market value of our common stock underlying the option on the date of exercise minus the aggregate exercise price of the option.

(2) Value of unexercised in-the-money options are based on a value of $33.125 per share, the closing price of our common stock on December 31, 1999, as adjusted to reflect a two-for-one common stock split effective on April 6, 2000 and a two-for-one common stock split effective on July 7, 2000. Amounts reflected are based on the value of $33.125 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

STOCK PLANS

    1996 INCENTIVE STOCK PLAN. As of September 30, 2000, a total of 12,765,000 shares of common stock have been authorized for issuance under our 1996 Incentive Stock Plan, or the Incentive Plan. Under the Incentive Plan, as of September 30, 2000, options to purchase an aggregate of 5,506,213 shares were outstanding, 5,836,382 shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights and 1,422,405 shares were available for future grant.

    The Incentive Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, nonqualified stock options and stock purchase rights to our employees, consultants and nonemployee directors. Incentive stock options may be granted only to employees. The Incentive Plan is administered by the board of directors or a committee appointed by the board of directors, which determines the terms of awards granted, including the exercise price, the number of shares subject to the award and the exercisability. The exercise price of incentive stock options granted under the Incentive Plan must be at least equal to the fair market value of our common stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of our stock, the exercise price will be no less than 110% of the fair market value. The exercise price of nonqualified stock options is set by the administrator of the Incentive Plan. However, for any person holding more than 10% of the voting power of all classes of our stock, the exercise price will be no less than 110% of the fair market value. The maximum term of options granted under the Incentive Plan is ten years.

    An optionee whose relationship with us or any related corporation ceases for any reason, other than death or total and permanent disability, may exercise options in the three-month period following such cessation, or such other period of time as determined by the administrator, unless the options terminate or expire sooner by their terms. The three-month period is extended to twelve months for terminations due to death or total and permanent disability. In the event of a merger of us with or into another corporation, any outstanding options may either by assumed or an equivalent option may be substituted by the surviving entity or, if the options are not assumed or substituted, such options shall become exercisable as to all of the shares subject to the options, including shares as to which they would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the board of directors shall notify optionees that all options shall be fully exercisable for a period of 30 days, after which the options shall terminate.

    None of our employees may be granted, in any fiscal year, options to purchase more than 3,000,000 shares, 6,000,000 shares in the case of a new employee's initial employment with us. The Incentive Plan will terminate in June 2006, unless sooner terminated by the board of directors.

    The board of directors may also grant stock purchase rights to employees and consultants under the Incentive Plan. These grants are made pursuant to a restricted stock purchase agreement, and the price to be paid for the shares granted thereunder is determined by the administrator. We are generally granted a repurchase option exercisable on the voluntary or involuntary termination of the purchaser's employment with us for any reason, including death or disability. The repurchase price shall be the original purchase price paid by the purchaser. The repurchase option shall lapse at a rate determined by the administrator. Once the stock purchase right has been exercised, the purchaser shall have the rights equivalent to those of a shareholder.

    1998 EMPLOYEE STOCK PURCHASE PLAN. We have adopted the 1998 Employee Stock Purchase Plan, or the Purchase Plan, and have reserved a total of 1,000,000 shares of common stock for issuance under the Purchase Plan. The Purchase Plan also provides for an annual increase, commencing in 1999, in the number of shares reserved for issuance under the Purchase Plan equal to the lesser of 1,000,000, 1% of our outstanding capitalization or a lesser amount determined by the board, such that the maximum number of shares which could be reserved under the Purchase Plan over its term would be 10,000,000 shares. Under the Purchase Plan, as of September 30, 2000, 1,596,092 shares were issued and were outstanding, and 1,161,614 shares were available for future issuance. The Purchase Plan, which is intended to qualify under Section 423 of the Code, is administered by our board of directors or by a committee appointed by the board of directors.

    Under the Purchase Plan, we withhold a specified percentage, not to exceed 15%, of each salary payment to participating employees over the offering periods. Any employee who is currently employed for at least 20 hours per week and for at least five consecutive months in a calendar year, either by us or by one of our majority-owned subsidiaries, is eligible to participate in the Purchase Plan. Unless the board of directors or the committee determines otherwise, each offering period will run for 24 months and will be divided into consecutive purchase periods of approximately six months. The first offering period and the first purchase period commenced on July 2, 1998. New 24-month offering periods commence every six months on each November 1 and May 1. In the event of a change in our control, including a merger with or into another corporation, or the sale of all or substantially all of our assets, the offering and purchase periods then in progress will be shortened.

    The price of common stock purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us. The maximum number of shares that a participant may purchase on the last day of any offering period is determined by dividing the payroll deductions accumulated during the purchase period by the purchase price. However, no person may purchase shares under the Purchase Plan to the extent such person would own 5% or more of the total combined value or voting power of all classes of our capital stock or of any of our subsidiaries, or to the extent that such person's rights to purchase stock under all employee stock purchase plans would exceed $25,000 for any calendar year. The board of directors may amend the Purchase Plan at any time. The Purchase Plan will terminate in March 2008, unless terminated earlier in accordance with the provisions of the Purchase Plan.

    1998 DIRECTOR OPTION PLAN. We have adopted the 1998 Director Option Plan, or the Director Plan, and reserved a total of 1,000,000 shares of common stock for issuance under the Director Plan. As of September 30, 2000, options to purchase an aggregate of 300,000 shares were outstanding and 700,000 shares were available for future grants under the Director Plan. Each non-employee director who becomes one of our directors after July 2, 1998 will be automatically granted a nonstatutory option to purchase 120,000 shares of common stock on the date on which such person first becomes a director. At each annual shareholders meeting beginning with the 1999 annual shareholders meeting, each non-employee director is automatically granted a nonstatutory option to purchase 30,000 shares of common stock. The exercise price of options under the Director Plan will be equal to the fair market value of the common stock on the date of grant. The maximum term of the options granted under the Director Plan is ten years. Each grant made prior to June 1999 under the Director Plan vests as to 25% of the shares subject to the option one year after the date of grant and at a rate of 1/48th of the shares each month thereafter. Grants made after June 1999 are fully vested upon grant. In the event we merge with or into another corporation, all outstanding options may either be assumed or an equivalent option may be substituted by the surviving entity or, if these options are not assumed or substituted, such options shall become exercisable as to all of the shares subject to the options, including shares as to which they would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the board of directors shall notify optionees that all options shall be fully exercisable for a period of 30 days, after which these options shall terminate. In the event that a non-employee director is involuntarily terminated following option assumption, the option becomes fully vested and exercisable. The Director Plan will terminate in March 2008, unless terminated earlier in accordance with the provisions of the Director Plan.

    1999 NONSTATUTORY STOCK OPTION PLAN. We have adopted the 1999 Nonstatutory Stock Option Plan, or Nonstatutory Plan, and reserved a total of 5,600,000 shares of common stock for issuance to employees and consultants under the Nonstatutory Plan. As of September 30, 2000, options to purchase an aggregate of 4,725,400 shares were outstanding and 773,796 shares were available for future grants under the Nonstatutory Plan. The Nonstatutory Plan provides for the grant of stock options at no less than the public market closing price of the underlying common stock on the date of grant. Options granted under the Nonstatutory Plan generally have a term of ten years and vest over four years at the rate of 25% one year from the date of hire and 1/48th per month after that.

    An optionee whose relationship with us or any related corporation ceases for any reason, other than death or total and permanent disability, may exercise options within the time period specified by the terms of the option, to the extent it is vested on the date of the cessation, or, in the absence of a specified time, in the three-month period following such cessation. The three-month period is extended to twelve months for terminations due to death or total and permanent disability. In the event we or into another corporation, any outstanding options may either by assumed or an equivalent option may be substituted by the surviving entity or, if the options are not assumed or substituted, the options shall become exercisable as to all of the shares subject to the options, including shares as to which they would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the board of directors shall notify optionees that all options shall be fully exercisable for a period of 15 days, after which the options shall terminate.

401(K) PLAN

    All of our employees who are located in the United States and who work a minimum of 30 hours per week are eligible to participate in our 401(k) Retirement Plan. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit allowable under Internal Revenue Service Regulations and to have the amount of this reduction contributed to the 401(k) Plan. The 401(k) Plan permits us, but does not require us, to make additional matching contributions on behalf of all participants in the 401(k) Plan. We have not made any matching contributions to the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401(k) of the Code so that contributions to the 401(k) Plan by employees or by us, and the investment earnings on these contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and that our contributions, if any, will be deductible by us when made.

CHANGE OF CONTROL ARRANGEMENTS

    We have entered into Change of Control Severance Agreements with Messrs. Greer, Davis, Leutzinger, Chamow, Murphy, Landes, Meyer and Withy and Mss. Schwab and Mills. These agreements provide that if any of the following events occurs within 24 months following a change of control then we, or the company with which we merge, must pay the affected officer his salary and bonus, at the rate in effect just prior to the change of control, for one year or, in Mr. Greer's case, two years:

    - termination of the officer's employment without good cause;

    - material reduction in the officer's salary or benefits or a substantial reduction of the officer's perquisites, such as office space, without his consent or good business reason;

    - significant reduction in the officer's duties, position or responsibilities without his consent; or

    - relocation of the officer's employment by more than 35 miles without his consent.

    The agreements further provide for "gross up" payments to the officers in the event that they are subject to the tax code's excise tax on so-called "excess parachute payments."

    Our board of directors has approved a plan which provides that in the event of a change in our control, the options of each of our employees whose employment is terminated without cause within 24 months of the change in control will become exercisable in full.

    For these purposes, a change in control includes: (1) a person becoming the beneficial owner of 50% or more of our outstanding voting securities,
(2) certain changes in the composition of our board of directors occurring within a two-year period or (3) a merger or consolidation in which our shareholders immediately before the transaction own immediately after the transaction less than a majority of the outstanding voting securities of the surviving entity, or its parent.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

    Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (1) any breach of their duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our amended and restated bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the amended and restated bylaws would permit indemnification.

    We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our amended and restated bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

OUR INCORPORATION AND ORGANIZATION

    Pursuant to the terms of the stock purchase and transfer agreement between us and Cell Genesys, we issued 6,766,668 shares of series A senior convertible preferred stock to Cell Genesys in exchange for $10 million, and we issued 8,233,332 shares of series 1 subordinated convertible preferred stock to Cell Genesys in exchange for research, development and manufacturing technology, patents and other intellectual property specific to the antibody therapy programs to be pursued by us, including Cell Genesys' interest in Xenotech, and certain equipment, furniture and fixtures leased by Cell Genesys. We are responsible for the remaining lease obligations for such capital equipment which total approximately $15,000 per month. Cell Genesys also assigned us two notes receivable totaling $150,000.

    On July 15, 1996, we, in exchange for a loan in the principal amount of up to $4,000,000, issued a convertible promissory note to Cell Genesys that subsequently was converted into 2,666,668 shares of series A preferred stock at a conversion price of $1.50 upon the closing of the series B preferred stock financing in December 1997. Also, in connection with, and contemporaneous to, the series B preferred stock financing, the shares of series A senior convertible preferred stock, and the shares of series 1 subordinated convertible preferred stock were converted into an aggregate 15,000,000 shares of series A preferred stock.

    Simultaneously with the execution of the stock purchase and transfer agreement, we entered into a governance agreement, tax sharing agreement, services agreement, and patent assignment agreement with Cell Genesys. In addition, we entered into an immunization services agreement, gene therapy agreement, and voting agreement with Cell Genesys. The immunization services agreement, gene therapy agreement, and voting agreement were superceded by the gene therapy rights agreement.

    The governance agreement with Cell Genesys provided that so long as Cell Genesys or a group to which it belongs owned a specific percentage of our outstanding voting stock, Cell Genesys or the group had the right to nominate a fixed number of directors to serve on our board. The details of this arrangement are set forth in the table below:


PERCENTAGE OWNERSHIP                                         NUMBER OF DIRECTORS
--------------------                                         -------------------
50% or more................................................       4 out of 7
Less than 50% but greater than 25%.........................       3 out of 7
Less than 25% but greater than 15%.........................       1 out of 7

    The governance agreement also provided that Cell Genesys and each of our officers and directors who owns voting stock agreed to vote for the persons nominated as set forth above.

    The tax sharing agreement provided for the allocation of federal and state tax liabilities between us and Cell Genesys. Pursuant to the terms of the agreement, we would have paid to Cell Genesys the federal and state income and franchise tax liability that we would have owed if Cell Genesys had filed a separate tax return. If we had realized a loss or credit that reduced the consolidated tax liability of Cell Genesys, then Cell Genesys would have paid us the amount of the reduction. The agreement remained in effect with respect to any taxable year for which consolidated or combined returns were filed by Cell Genesys as a common parent corporation and we were an includable party in such consolidated return. As of September 30, 2000, Cell Genesys' ownership of our outstanding capital stock was 11.89%. Therefore, a consolidated tax return will not be filed for 2000.

    Pursuant to the terms of the services agreement, Cell Genesys provided certain administrative services for a quarterly fee. In fiscal 1997, these fees totaled $60,000. No fees were incurred in 1998, 1999 or 2000, and Cell Genesys no longer provides services under this agreement.

    Pursuant to the terms of the patent assignment agreement, Cell Genesys assigned us all of its rights in and to certain patents and patent applications related to antibody development.

OTHER TRANSACTIONS WITH CELL GENESYS

    On January 23, 1997 and March 27, 1997, we issued two warrants to purchase an aggregate of 486,668 shares of series A preferred stock (convertible into 486,668 shares of common stock) to Cell Genesys at the exercise price per share of $1.50 in return for providing guarantees for the Loan and Security Agreement with Silicon Valley Bank and the Master Lease Agreement with Transamerica Business Credit Corporation. These warrants were exercised in January 2000.

    In October 1997, Cell Genesys extended a short-term, convertible line of credit facility to us. The credit facility terminated in accordance with its terms, without our drawing upon the credit facility, upon the closing of the series B preferred stock financing in December 1997.

    In November 1998, Cell Genesys sold 4,585,200 shares of our common stock to certain individuals and entities in a private placement. Pursuant to that sale, we agreed to register the shares under the Securities Act for resale to the public. On January 15, 1999, we filed a registration statement with the Securities and Exchange Commission for the public resale of the shares. Under the registration rights agreement, we must use reasonable efforts to keep that registration statement, or a replacement, continuously effective under the Securities Act until the earlier of (1) November 18, 2000 or (2) such time as the selling shareholders have sold all shares offered under that registration statement.

    In November 2000, Cell Genesys participated in the private placement of our common stock as a selling shareholder and sold 750,000 shares of our common stock it owned to certain accredited investors.

XENOTECH TRANSACTION

    In December 1999, we paid $47.0 million to purchase Japan Tobacco's interest in the Xenotech joint venture, and an additional $10.0 million for its relinquishment of certain options and other rights under our collaboration agreement with Japan Tobacco. Additionally, Japan Tobacco paid us $6.0 million to acquire a license under additional technology, and $4.0 million to acquire a research license and options to acquire commercialization rights under the XenoMouse technology on a more limited basis than it did under our prior collaboration with Japan Tobacco.

ROBERTSON STEPHENS INC. RELATIONSHIP

    M. Kathleen Behrens, Ph.D., one of our directors, is also a managing director of Robertson Stephens Investment Management Co. Robertson Stephens Investment Management Co. was formerly affiliated with Robertson Stephens Inc. Robertson Stephens Inc. acted as one of our placement agents in the series B preferred stock financing in December 1997. Robertson Stephens Inc. received approximately $759,000 in fees for services provided in the private placement. Also, persons and entities currently or formerly affiliated with Robertson Stephens Investment Management Co. and Robertson Stephens Inc. purchased, in the aggregate, 3,138,464 shares of the series B preferred stock for an aggregate purchase price of approximately $5.1 million. Robertson Stephens Inc. acted as the managing underwriter for our initial public offering in July 1998 and together with the other underwriters received approximately $1.6 million in discounts and commissions in connection with its services as the managing underwriter. In connection with Cell Genesys' sale of shares of our common stock to certain individuals and entities, Robertson Stephens Inc. received approximately $475,000 in fees in connection with its services as placement agent. Robertson Stephens Inc. acted as the managing underwriter for our public offering in March 1999 and together with the other underwriters received approximately $2.7 million in underwriting discounts and commissions in connection with its services as the managing underwriter. Robertson
Stephens Inc. acted as the managing underwriter for our public offering in February 2000 and, together with the other underwriters, received approximately $32.6 million in underwriting discounts and commissions in connection with its services as the managing underwriter. In the private placement of our common stock in November 2000, Robertson Stephens

Inc. acted as the sole placement agent and received approximately $8.93 million in placement agency fees.

PREFERRED STOCK FINANCINGS

    In connection with the initial public offering of our common stock in July 1998, each outstanding share of preferred stock was converted into one share of common stock. The following directors and holders of more than 5% of our outstanding stock purchased the following shares of our preferred stock prior to the consummation of our initial public offering.

                                                           PREFERRED STOCK
                                                        ----------------------
PREFERRED SHAREHOLDER                                    SERIES A    SERIES B
---------------------                                   ----------   ---------
Cell Genesys(1).......................................  18,153,336          --
Robertson Stephens Investment Management Co.
  Entities(2).........................................          --   3,076,924
Stephen A. Sherwin, M.D.(3)...........................  18,153,336          --
M. Kathleen Behrens, Ph.D.(4).........................          --   3,138,464
Raju Kucherlapati, Ph.D.(5)...........................  18,153,336      40,000
Joseph E. Maroun(6)...................................  18,153,336     615,384

------------------------

(1) Includes 486,668 shares issuable pursuant to warrants to purchase series A preferred stock.

(2) Includes 225,120 shares held by Bayview Investors, LTD, 896,580 shares held by Crossover Fund II, L.P., 270,652 shares held by Crossover Fund IIA, L.P., 1,336,316 shares held by Omega Ventures II, L.P., 348,256 shares held by Omega Ventures II Cayman, L.P., collectively, the "RSIM Shares." Each of the above entities is currently or formerly affiliated with Robertson Stephens Investment Management Co.

(3) Includes 17,666,668 shares held by Cell Genesys and 486,668 shares issuable pursuant to warrants to purchase series A preferred stock, collectively, the "Cell Genesys Owned Shares." Dr. Sherwin is an officer, director and beneficial shareholder of Cell Genesys. As such, he may be deemed to have voting and dispositive power over the Cell Genesys Owned Shares. However, Dr. Sherwin disclaims beneficial ownership of the Cell Genesys Owned Shares except to the extent of his pro rata pecuniary interest therein.

(4) Includes the RSIM Shares. Dr. Behrens, a managing director of Robertson Stephens Investment Management Co., disclaims beneficial ownership of the RSIM Shares except to the extent of her pro rata pecuniary interest therein. Currently, Crossover Fund II, Crossover Fund IIA, Omega Ventures II, L.P. and Omega Ventures II Cayman, L.P. are no longer affiliated with Robertson Stephens Investment Management Co.

(5) Includes the Cell Genesys Owned Shares. Dr. Kucherlapati was a director and beneficial shareholder of Cell Genesys. As such, he might have been deemed to have voting power over the Cell Genesys Owned Shares. However, Dr. Kucherlapati disclaimed beneficial ownership of the Cell Genesys Owned Shares except to the extent of his pro rata pecuniary interest therein.

(6) Includes the Cell Genesys Owned Shares. Mr. Maroun was a director and beneficial shareholder of Cell Genesys. As such, he might have been deemed to have voting and dispositive power over the Cell Genesys Owned Shares. However, Mr. Maroun disclaimed beneficial ownership of the Cell Genesys Owned Shares except to the extent of his pro rata pecuniary interest therein.

OTHER NOTES

    Some holders of our common stock are entitled to certain registration rights.

    As of September 30, 2000, Cell Genesys beneficially owns approximately 11.89% of our outstanding capital stock. As a result, Cell Genesys has significant influence over all matters requiring the approval of our shareholders.

    One of our directors, Stephen A. Sherwin, M.D., is also the Chairman of the Board and Chief Executive Officer of Cell Genesys.

TRANSACTIONS WITH EMPLOYEES

    On May 27, 1997, John A. Lipani, M.D. our prior Vice President, Clinical Development, entered into a relocation loan agreement with us pursuant to which we loaned $100,000 to Dr. Lipani in exchange for a promissory note secured by a deed of trust. This loan was repaid in full in 1999. In addition, Dr. Lipani received a $35,000 loan from us to assist with relocation expenses. The $35,000 loan, which is evidenced by a promissory note, was forgiven in April 1998 when Dr. Lipani completed 12 months of employment with us.

    On December 2, 1992, R. Scott Greer, our President and Chief Executive Officer, and Cell Genesys entered into a relocation loan agreement pursuant to which Cell Genesys loaned $100,000 to Mr. Greer in exchange for an interest-free promissory note secured by shares of Cell Genesys' common stock owned by Mr. Greer. In June 1996, Cell Genesys assigned its rights under the promissory note to us. Mr. Greer repaid the entire loan to us in September 1997.

    On April 21, 1995, C. Geoffrey Davis, Ph.D. our Vice President, Research, and Cell Genesys entered into a relocation loan agreement pursuant to which Cell Genesys loaned $30,000 to Dr. Davis in exchange for a promissory note secured by a deed of trust. No interest accrues on the loan until January 1, 2000. In
June 1996, Cell Genesys assigned its rights under the promissory note to us. As of September 30, 2000, the outstanding principal balance was $30,000.

    On August 26, 1997, Kurt Leutzinger received a $25,000 loan from us to assist with relocation expenses. The $25,000 loan, which is evidenced by a full recourse promissory note, was forgiven in July 1998 when Mr. Leutzinger completed 12 months of employment with us. On February 27, 1998, Mr. Leutzinger entered into a relocation loan agreement with us pursuant to which we loaned $100,000 to Mr. Leutzinger in exchange for a promissory note secured by a deed of trust. No interest accrues on the loan until June 30, 2003. As of September 30, 2000, the outstanding principal balance of the promissory note was $100,000.

    On May 5, 2000, Gisela Schwab entered into a relocation loan agreement with us pursuant to which we loaned $100,000 to Ms. Schwab in exchange for a promissory note secured by a deed of trust. No interest accrues on the loan until May 5, 2005. As of September 30, 2000, the outstanding principal balance of the promissory note was $100,000.

    On October 11, 2000, Gayle Mills entered into a loan agreement with us pursuant to which we loaned $100,000 to Ms. Mills in exchange for a promissory note secured by her options to buy our stock. No interest accrues on the loan until October 11, 2005.

    On October 18, 2000, Gregory Landes entered into a relocation loan agreement with us pursuant to which we loaned $100,000 to Dr. Landes in exchange for a promissory note secured by a deed of trust. No interest accrues on the loan until October 18, 2005.

    We have entered into indemnification agreements with each of our directors and executive officers.

    All future transactions, including any loans from us to our officers, directors, principal shareholders or affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested shareholders, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our amended and restated certificate of incorporation, as amended, authorizes the issuance of up to 220,000,000 shares of common stock, $0.0001 par value per share and authorizes the issuance of 5,000,000 shares of preferred stock, $0.0001 par value per share, the rights and preferences of which may be established from time to time by our board of directors. As of September 30, 2000, 81,607,172 shares of common stock were issued and outstanding and held by approximately 195 stockholders of record and no shares of preferred stock were issued and outstanding.

COMMON STOCK

    Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock which we may designate in the future.

PREFERRED STOCK

    Our board of directors is authorized, without any further action by the stockholders, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock, $0.0001 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by our board of directors. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

    As of November 9, 2000, there were two series of preferred stock, one designated as Series A Participating Preferred Stock, one designated as Special Voting Shares.

    The Series A Participating Preferred Stock has a par value of $0.0001 per share, and the number of shares constituting such series is 50,000, of which none is issued and outstanding. The Series A Participating Preferred Stock is entitled to quarterly dividends payable in cash in an amount per share equal to 1,000 times the aggregate per share amount of all dividends declared on our common stock. Each share of Series A Participating Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of our stockholders. In the event of our liquidation, dissolution or winding up, the holders of shares of Series A Participating Preferred Stock are entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of our common stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred Stock. The shares of Series A Participating Preferred Stock are not redeemable. The
Series A Participating Preferred Stock ranks junior to all other series of our Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such other series provide otherwise.

    The Special Voting Share has a par value of $0.0001 per share, and the number of shares constituting such series is one, which was issued on November 3, 2000 to CIBC Mellon Trust Company, as trustee under the Voting, Exchange and Cash Put Trust Agreement we, ImmGenics, and CIBC Mellon Trust Company entered into on November 3, 2000. Neither the holder nor, if different, the owner of the Special Voting Share is entitled to receive any dividends in its capacity as such. The holder of the Special Voting Share is entitled to vote on each matter on which holders of our common stock are entitled to vote, and is entitled to cast on each such matter a number of votes equal to the number of common stock issuable upon the exchange of the then outstanding ImmGenics special shares. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holder of the Special Voting Share is entitled to receive out of our assets available for distribution to stockholders $1.00 before any distribution is made on our common stock but is otherwise not entitled to any further participation in any distribution of our assets. The Special Voting Share ranks, with respect to rights on liquidation, winding up and dissolution, senior to our common stock and junior to any other class or series of our capital stock. The Special Voting Share is not subject to redemption except under certain limited circumstances.

WARRANTS AND OTHER OBLIGATIONS TO ISSUE CAPITAL STOCK

    As of September 30, 2000, we are obligated to issue 100,000 shares of the common stock upon the occurrence of certain milestones pursuant to the terms of a license agreement.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    The holders of at least 9,704,136 shares of common stock, the registrable securities, or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement, the amended and restated stockholder rights agreement, between us and the holders of the registrable securities. The holders of at least 50% of the registrable securities may require, subject to certain limitations in the amended and restated stockholder rights agreement, on two occasions, that we use our best efforts to register the registrable securities for public resale. If we register any of our common stock either for our own account or for the account of other security holders with certain exceptions, the holders of registrable securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration statement is subject to the right of the underwriters to limit the number of shares included in the offering, subject to certain limitations. The holders of registrable securities may also require us, on no more than two occasions during any 12-month period, to register all or a portion of their registrable securities on Form S-3, provided, among other limitations, that the proposed aggregate selling price, net of underwriting discounts and commissions, is at least $500,000. We will bear all registration expenses (subject to certain limitations) and all selling expenses relating to registrable securities must be borne by the holders of the securities being requested. If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, the market price for our common stock could be adversely affected. If we were to initiate a registration and include registrable securities pursuant to the exercise of piggyback registration rights, the sale of such registrable securities may have an adverse effect on our ability to raise capital.

    In November 1998, Cell Genesys sold 4,585,200 shares of our common stock to certain individuals and entities. Pursuant to that sale, we agreed to register the shares under the Securities Act for resale to the public. On January 15, 1999, we filed a registration statement with the Securities and Exchange Commission for the public resale of the shares. Under the registration rights agreement, we must use reasonable efforts to keep that registration statement, or a replacement, continuously effective under the Securities Act until the earlier of (1) November 18, 2000 or (2) such time as the selling shareholders have sold all shares offered under that registration statement.

    In January 1999, we sold 1,981,424 shares of common stock to Genentech. Pursuant to that sale, we agreed to register the shares under the Securities Act for resale to the public. On July 14, 1999, we filed a registration statement with the Securities and Exchange Commission for the public resale of the shares. Under the registration rights agreement, we must use reasonable efforts to keep that registration statement, or a replacement, continuously effective under the Securities Act until the earlier of (1) January 27, 2001 or (2) such time as the selling shareholders have sold all shares offered under that registration statement.

    In November 1999, we entered into a common stock purchase agreement with certain individuals and entities pursuant to which we sold 7,112,000 shares of our common stock. Pursuant to that sale, we agreed to register the shares under the Securities Act for resale to the public. Under the registration agreement, we must use reasonable efforts to keep that registration statement, or a replacement, continuously effective under the Securities Act until the earlier of (1) November 19, 2001 or (2) such time as the selling shareholders have sold all shares offered under that registration statement.

    In November 2000, we consummated a private placement of our common stock, selling 3,300,000 shares of our common stock to certain investors. We have filed a registration statement with the Securities and Exchange Commission to register the shares sold in the November 2000 private placement. We have also undertaken to use best efforts to keep that registration statement, or a replacement, continuously effective under the Securities Act until the earliest of (1) two years after the closing of the private placement; (2) the date on which a selling shareholder may sell all shares that were bought in the private placement then held by such selling shareholder without restriction by the volume limitations of Rule 144(e) under the Securities Act or (3) such time as all shares purchased by such selling shareholder in the private placement have been sold pursuant to a registration statement.

    In connection with our acquisition of ImmGenics, non-voting special shares of ImmGenics were issued to former securityholders of ImmGenics. These non-voting special shares of ImmGenics are exchangeable into our common stock pursuant to the procedures and subject to the conditions set forth in a Plan of Arrangement approved by the Supreme Court of British Columbia, Canada. The filing of the registration statement of which this prospectus forms a part is in connection with our undertaking to file a registration statement to register the common stock issuable upon the exchange of such non-voting special shares.

STOCKHOLDER RIGHTS PLAN AND CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE
  LAW

    In June 1999, our board of directors adopted a stockholder rights plan, which was amended in November 1999. Pursuant to the stockholder rights plan, we made a dividend distribution of one preferred share purchase right on each outstanding share of our common stock. Preferred share purchase rights will also accompany all future common stock issuances during the life of the plan, including the shares issued in this offering. The purchase rights will trade together with the common shares until they become exercisable. Each right entitles stockholders to buy 1/1000th of a share of our Series A participating preferred stock at an exercise price of $120.00. Each right will become exercisable following the tenth day after a person or group, other than Cell Genesys or its affiliates, successors or assigns, announces an acquisition of 15% or more of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of our common stock. In the case of Cell Genesys or its affiliates, successors or assigns, which beneficially owned approximately 11.89% of our outstanding common stock as of September 30, 2000, each right will become exercisable following the tenth day after it announces the acquisition of more than 25% of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by Cell Genesys or its affiliates, successors or assigns of more than 25% of our common stock. We will be entitled to redeem the rights at $0.01 per right at any time on or before the close of business on the tenth day following acquisition by a person or group of 15% or more (or in the case of Cell Genesys or its affiliates, successors or assigns, more than 25%) of our common stock.

    The stockholder rights plan and some provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for our shares of common stock. Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws allow us to:

    - issue preferred stock without any vote or further action by the stockholders;

    - eliminate the right of stockholders to act by written consent without a meeting;

    - specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

    - eliminate cumulative voting in the election of directors.

    We are subject to certain provisions of Delaware law which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in our control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

    As of October 31, 2000, we had outstanding 81,744,311 shares of common stock, including the shares covered by this prospectus. On that date, we also had outstanding employee stock options to purchase 10,447,368 common shares and other obligations to issue up to 100,000 common shares, including the shares issuable in connection with our recent acquisition of ImmGenics. All of our currently outstanding shares and, we expect that upon issuance, all of these other shares, may be immediately resold by their holders, either pursuant to Rule 144 under the Securities Act or pursuant to registration statements we have filed under the Securities Act, some of which have not yet been declared effective as of the date of this prospectus.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2000 by (1) each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock, (2) each of our directors, (3) each of our executive officers and (4) all of our directors and executive officers as a group. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of our common stock owned by them.

                                                                    BENEFICIAL OWNERSHIP(1)
                                                              -----------------------------------
                                                              NUMBER OF SHARES   PERCENT OF TOTAL
                                                              ----------------   ----------------
BENEFICIAL OWNER
Cell Genesys ...............................................      9,704,136            11.89%
  342 Lakeside Drive
  Foster City, CA 94404
Janus Capital Corporation (2) ..............................      9,604,780            11.77
  100 Fillmore Street
  Denver, CO 80206-4923
FMR Corp. (3) ..............................................      5,838,400             7.15
  82 Devonshire Street
  Boston, MA 02109
Joseph E. Maroun (4)........................................        827,842             1.01
Stephen A. Sherwin, M.D. (5)................................     10,089,676            12.31
Raju S. Kucherlapati, Ph.D. (6).............................        316,791                *
M. Kathleen Behrens, Ph.D. (7)..............................        260,251                *
R. Scott Greer (8)..........................................        732,173                *
C. Geoffrey Davis, Ph.D. (9)................................        203,408                *
Raymond M. Withy, Ph.D. (10)................................        217,390                *
Kurt W. Leutzinger (11).....................................        174,654                *
Gisela M. Schwab............................................        103,368                *
Mark B. Logan (12)..........................................        237,133                *
All directors and executive officers as a group (15 persons)     13,162,686            15.69
  (13)......................................................

------------------------

*   Represents beneficial ownership of less than one percent of the Common
    Stock.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 81,607,172 shares outstanding on September 30, 2000.

(2) In a filing on Schedule 13G, dated April 10, 2000, Janus Capital Corporation, a registered investment advisor, reported that it is the beneficial owner of 9,604,780 shares as a result of acting as investment advisor to various managed portfolios.

(3) In a filing on Schedule 13G, dated February 11, 2000, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser reported that it is the beneficial owner of 5,758,000 shares as a result of acting as investment adviser to various registered investment companies (the "Funds"). The ownership of one Fund, Fidelity Growth Company Fund, amounted to 4,730,400 shares. Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 5,758,000 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson

    3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 44,400 shares as a result of its service as investment manager to certain institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 44,400 shares and sole power to vote or to direct the voting of 44,400 shares owned by such institutional accounts. Fidelity International Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional accounts. Fidelity International Limited is the beneficial owner of 36,000 shares.

(4) Includes 218,458 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000.

(5) Includes the 9,704,136 shares beneficially owned by Cell Genesys (the "CG Shares"). Also includes 385,540 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000. Dr. Sherwin is an officer, director and beneficial stockholder of Cell Genesys. As such, he may be deemed to have voting and dispositive power over the CG Shares. However, Dr. Sherwin disclaims beneficial ownership of the CG Shares except to the extent of his pro rata pecuniary interest therein based upon his beneficial ownership of the capital stock of Cell Genesys.

(6) Includes 276,791 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000.

(7) Includes 147,500 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000.

(8) Includes 608,315 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000.

(9) Includes 191,408 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000.

(10) Includes 113,826 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000.

(11) Includes 152,512 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000.

(12) Includes 104,333 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000.

(13) Includes 2,298,683 shares issuable upon exercise of options exercisable within 60 days of September 30, 2000.

                              PLAN OF DISTRIBUTION

    The common stock offered in this prospectus will be issued in exchange for the ImmGenics special shares, and no broker, dealer or underwriter has been engaged in connection with this offering. The ImmGenics special shares have been issued to holders of common shares, holders of preferred shares and holder of debenture of ImmGenics prior to our acquisition of ImmGenics. The procedures and mechanism of the exchange of ImmGenics special shares into our common stock are set forth in the Plan of Arrangement and the Voting, Exchange and Cash Put Trust Agreement, which are included as exhibits to the registration statement of which this prospectus forms a part. A copy of the Plan of Arrangement was also sent to each holder of ImmGenics special shares in October 2000. Below is a summary of certain rights and conditions of the ImmGenics special shares and the mechanism for exchanging them into our common stock. It should be read in conjunction with, and is qualified in its entirety by, the specific provisions governing the ImmGenics special shares set forth in the Plan of Arrangement and the Voting, Exchange and Cash Put Trust Agreement. You should read the Plan of Arrangement and the Voting, Exchange and Cash Put Trust Agreement carefully to have a complete understanding of the ImmGenics special shares and the mechanism for their exchange into our common stock. Capitalized terms not otherwise defined in this section shall have the meanings ascribed to them in the Plan of Arrangement.

RETRACTION, REDEMPTION AND CALL RIGHTS; PURCHASE FOR CANCELLATION

    RETRACTION OF IMMGENICS SPECIAL SHARES. Subject to the Retraction Call Right, holders of ImmGenics special shares are entitled at any time to retract (i.e., require ImmGenics to redeem) any or all of the ImmGenics special shares held by such holder for an amount per share equal to the Retraction Price. Holders of ImmGenics special shares may effect such retraction by presenting a certificate or certificates to ImmGenics or to the transfer agent representing the number of ImmGenics special shares the holder desires to retract together with a duly executed Retraction Request indicating the number of ImmGenics special shares the holder desires to retract and the Retraction Date upon which the holder desires to receive the Retraction Price, and such other documents as may be required to effect the retraction of the retracted shares. The retraction of retracted shares shall not affect the obligation of ImmGenics to pay dividends declared on the retracted shares prior to the date of their retraction.

    When a holder requests ImmGenics to redeem Retracted Shares, Abgenix Canada, our wholly-owned subsidiary established for the sole purpose of acquiring all of the voting securities of ImmGenics, will have an overriding Retraction Call Right to purchase on the Retraction Date all but not less than all of the retracted shares, at a purchase price per share equal to the Retraction Price plus, on the designated payment date therefor, to the extent not paid by ImmGenics, the Dividend Amount, if any. To the extent that Abgenix Canada pays the Dividend Amount in respect of the retracted shares, ImmGenics will no longer be obligated to pay any declared and unpaid dividends on such retracted shares. Upon receipt of a Retraction Request, ImmGenics will immediately notify Abgenix Canada. Abgenix Canada must then advise ImmGenics within five business days as to whether the Retraction Call Right will be exercised. If Abgenix Canada does not so advise ImmGenics, ImmGenics will notify the holder as soon as possible thereafter that Abgenix Canada will not exercise the Retraction Call Right. If Abgenix Canada advises ImmGenics that Abgenix Canada will exercise the Retraction Call Right within such five business day period, then, provided the Retraction Request is not revoked by the holder as described below, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the retracted shares to Abgenix Canada in accordance with the Retraction Call Right.

    A holder may revoke its Retraction Request, in writing, at any time prior to the close of business on the business day immediately preceding the Retraction Date, in which case the retracted shares will neither be purchased by Abgenix Canada nor be redeemed by ImmGenics. If the holder does not revoke its Retraction Request, on the Retraction Date, the retracted shares will be purchased by

Abgenix Canada or redeemed by ImmGenics, as the case may be, in each case as set out above. ImmGenics or Abgenix Canada, as the case may be, will deliver or cause the transfer agent to deliver (i) certificates, representing the aggregate number of our common stock equal to the aggregate Retraction Price, registered in the name of the holder or in such other name as the holder may request and
(ii) if applicable, a cheque for the aggregate Dividend Amount to the holder at the address recorded in the securities register or at the address specified in the holder's Retraction Request or by holding the same for pick up by the holder at the registered office of ImmGenics or the office of the Transfer Agent as specified by ImmGenics, in each case less any amounts withheld on account of any tax that may be required to be deducted and withheld therefrom.

    If, as a result of solvency requirements or applicable law, ImmGenics is not permitted to redeem all retracted shares tendered by a retracting holder, and provided Abgenix Canada has not exercised its Retraction Call Right with respect to such retracted shares, ImmGenics will redeem only those Retracted Shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions or applicable law, and the Trustee, on behalf of the holder of any retracted shares not so redeemed by ImmGenics, will require us to purchase such retracted shares on the Retraction Date pursuant to the Exchange Right.

    REDEMPTION OF IMMGENICS SPECIAL SHARES. Subject to applicable law and the Redemption Call Right, on any Redemption Date established by ImmGenics, ImmGenics will redeem all but not less than all of the then outstanding ImmGenics special shares for an amount per share equal to the Redemption Price plus all declared and unpaid dividends on each ImmGenics special share held by a holder on any dividend record date which occurred prior to the Redemption Date. ImmGenics will, at least 60 days prior to the Redemption Date, or such number of days as the board of directors of ImmGenics may determine to be reasonably practicable under the circumstances in respect of a Redemption Date arising in connection with an Abgenix Control Transaction, or a Special Share Voting Event or an Exempt Special Share Voting Event, provide the registered holders of ImmGenics special shares with written notice of the proposed redemption of the ImmGenics special shares by ImmGenics or the purchase of the ImmGenics special shares by Abgenix Canada pursuant to the Redemption Call Right described below.

    On or after the Redemption Date and provided Abgenix Canada has not exercised its Redemption Call Right, upon the holder's presentation and surrender of the certificates representing the ImmGenics special shares and such other documents as may be required at the office of the transfer agent or the registered office of ImmGenics, ImmGenics will deliver the Redemption Price plus the aggregate amount of such declared and unpaid dividends to such holder by mailing certificates, representing the aggregate number of our common stock equal to the aggregate Redemption Price, registered in the name of the holder or such other name as the holder may request and, if applicable, a cheque for the Dividend Amount to the holder at the address of the holder recorded in the securities register or by holding the same for pick up by the holder at the registered office of ImmGenics or the office of the transfer agent as specified in the written notice of redemption, in each case, less any amounts withheld on the account of any tax that may be required to be deducted and withheld therefrom.

    Abgenix Canada has an overriding Redemption Call Right to purchase on the Redemption Date all but not less than all of the ImmGenics special shares then outstanding (other than ImmGenics special shares held by us and our affiliates) for an amount per share equal to the Redemption Price plus the Dividend Amount, if any. Upon the exercise of the Redemption Call Right, holders will be obligated to sell their ImmGenics special shares to Abgenix Canada. If Abgenix Canada exercises the Redemption Call Right, ImmGenics' right and obligation to pay any declared and unpaid dividends in respect of the ImmGenics special shares so purchased by Abgenix Canada will be fully satisfied by the payment of the Dividend Amount.

    EARLY REDEMPTION. In certain circumstances, ImmGenics has the right to require a redemption of the ImmGenics special shares prior to December 31, 2004. An early redemption may occur at the option of ImmGenics upon (i) there being fewer than 500,000 ImmGenics special shares outstanding (other than ImmGenics special shares held by us or our affiliates); (ii) the occurrence of an Abgenix Control Transaction; (iii) a proposal for a Special Share Voting Event or
(iv) the failure to approve or disapprove, as applicable, an Exempt Special Share Voting Event. The accidental failure or omission to give any notice of redemption under clauses (i) to (iv) to any of the holders of ImmGenics special shares will not affect the validity of any such redemption.

    An Abgenix Control Transaction is any merger, amalgamation, arrangement, cash or securities exchange take-over bid, material sale of shares or rights or interests therein or thereto or similar transactions involving us, or any proposal to do so. If, prior to December 31, 2004, an Abgenix Control Transaction occurs, provided that the then board of directors of ImmGenics determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the ImmGenics special shares in connection with such Abgenix Control Transaction and that the redemption of all but not less than all of the outstanding ImmGenics special shares is necessary to enable the completion of such Abgenix Control Transaction in accordance with its terms, the board of directors of ImmGenics may accelerate the Redemption Date to such date prior to December 31, 2004 as the board of directors of ImmGenics may determine, upon such number of days' prior written notice to the registered holders of the ImmGenics special shares as the board of directors of ImmGenics may determine to be reasonably practicable in such circumstances.

    A Special Share Voting Event is any matter in respect of which holders of ImmGenics special shares are entitled to vote as shareholders of ImmGenics (for example, a sale of all or substantially all of the assets of ImmGenics where the ImmGenics special shares would be affected differently from any other class of shares of ImmGenics), other than an Exempt Special Share Voting Event, and, for greater certainty, excludes any matter in respect of which holders of ImmGenics special shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under the Voting, Exchange and Cash Put Trust Agreement. If, prior to December 31, 2004, a Special Share Voting Event is proposed, provided that the then board of directors of ImmGenics has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Special Share Voting Event, which business purpose must be BONA FIDE and not for the purpose of causing the occurrence of a Redemption Date, in any other commercially reasonable manner that does not result in a Special Share Voting Event, the Redemption Date, if any, shall be the business day prior to the record date for any meeting or vote of the holders of ImmGenics special shares to consider the Special Share Voting Event and the board of directors of ImmGenics shall give such number of days' prior written notice of such redemption to the registered holders of ImmGenics special shares as the board of directors of ImmGenics may determine to be reasonably practicable in such circumstances.

    An Exempt Special Share Voting Event is any matter in respect of which holders of ImmGenics special shares are entitled to vote as shareholders of ImmGenics in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, ImmGenics special shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of ImmGenics special shares and our common stock. If, prior to December 31, 2004, an Exempt Special Share Voting Event is proposed and the holders of ImmGenics special shares fail to take the necessary action at a meeting or other vote of holders of ImmGenics special shares, to approve or disapprove, as applicable, the Exempt Special Share Voting Event, the Redemption Date, if any, shall be the business day following the day on which the holders of ImmGenics special shares failed to take such action.

    PURCHASE FOR CANCELLATION. Subject to applicable law, ImmGenics may at any time and from time to time purchase for cancellation all or any part of the outstanding ImmGenics special shares.

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
    In addition, subject to applicable law, ImmGenics may at any time and from time to time purchase for cancellation all or any part of the ImmGenics special shares by private agreement with any holder of ImmGenics special shares.

VOTING, DIVIDEND, LIQUIDATION AND CASH PUT RIGHTS OF HOLDERS OF IMMGENICS SPECIAL SHARES; WITHHOLDING RIGHTS

    VOTING RIGHTS WITH RESPECT TO IMMGENICS.  Except as required by law and by
Section 10 of the Special Share Provisions, the holders of the ImmGenics special shares are not entitled as such to receive notice of or attend any meeting of shareholders of ImmGenics or to vote at any such meeting.

    VOTING RIGHTS WITH RESPECT TO ABGENIX. Pursuant to the Voting, Exchange and Cash Put Trust Agreement, we have issued the Special Voting Share to the Trustee for the benefit of the holders (other than ourselves and our affiliates) of the ImmGenics special shares. The Special Voting Share will have that number of votes which is equal to the number of our common stock into which the outstanding ImmGenics special shares are exchangeable.

    Each Beneficiary on the record date for any meeting at which our stockholders are entitled to vote will be entitled to instruct the Trustee to exercise one of the votes attached to the Special Voting Share for each share of our common stock into which the ImmGenics special shares held by such Beneficiary are exchangeable. The Trustee will exercise (either by proxy or in person) each vote attached to the Special Voting Share only as directed by the relevant Beneficiary and, in the absence of instructions from a Beneficiary as to voting, will not exercise such votes. A Beneficiary may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the Beneficiary to vote directly at the relevant meeting the votes attached to the Special Voting Share to which the Beneficiary is entitled.

    The Trustee will use reasonable efforts to mail or otherwise send to the holders of ImmGenics special shares the notice of each meeting at which our stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the Special Voting Share, such mailing or sending to commence on the same day as we mail or otherwise send such notice and materials to our stockholders. The Trustee will also send to the holders of ImmGenics special shares copies of all information statements, interim and annual financial statements, reports and other materials sent by us to our stockholders at the same time as such materials are sent to our stockholders. To the extent such materials are provided to the Trustee by us, the Trustee will also send to the holders of ImmGenics special shares all materials sent by third parties to our stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are delivered to the Trustee.

    All rights of a holder of ImmGenics special shares to exercise votes attached to the Special Voting Share will cease upon the exchange (whether by redemption, retraction or liquidation or through the exercise of the related call rights) of such ImmGenics special shares for our common stock.

    DIVIDEND RIGHTS. Holders of ImmGenics special shares will be entitled to receive, subject to applicable law, dividends (i) in the case of a cash dividend declared on our common stock, in an amount in cash for each ImmGenics special share corresponding to the cash dividend declared on each share of our common stock multiplied by the Exchange Ratio, (ii) in the case of a stock dividend declared on our common stock to be paid in our common stock, in such number of ImmGenics special shares for each ImmGenics special share as is equal to the number of our common stock to be paid on each share of our common stock, or
(iii) in the case of a dividend declared on our common stock in property other than cash or our common stock, in such type and amount of property as is the same as, or economically equivalent to (as determined by ImmGenics' board of directors in good faith and in its sole discretion) the type and amount of property declared as a dividend on each share of our common stock. Cash dividends on the ImmGenics special shares are payable in U.S. dollars or the Canadian dollar equivalent thereof, at the option of ImmGenics. The declaration date, record date and payment

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
date for dividends on the ImmGenics special shares will be the same as the relevant date for the corresponding dividends on our common stock.

    LIQUIDATION RIGHTS WITH RESPECT TO IMMGENICS. In the event of the liquidation, dissolution or winding-up of ImmGenics or any other proposed distribution of the assets of ImmGenics among its shareholders for the purpose of winding-up its affairs, each holder of ImmGenics special shares will have, subject to applicable law, preferential rights to receive from ImmGenics for each ImmGenics special share held by such holder the Liquidation Amount including the amount of all declared and unpaid dividends on each such ImmGenics special share held by such holder on any dividend record date which occurred prior to the effective date of such liquidation, dissolution or winding-up. Upon the occurrence of such liquidation, dissolution or winding-up, Abgenix Canada will have an overriding Liquidation Call Right to purchase all of the outstanding ImmGenics special shares (other than ImmGenics special shares held by us and our affiliates) from the holders thereof on the effective date of such liquidation, dissolution or winding-up for an amount per share equal to the Liquidation Call Purchase Price plus any Dividend Amount. In the event that Abgenix Canada exercises its Liquidation Call Right and pays the Liquidation Call Purchase Price, the right of the holder of the ImmGenics special shares so purchased to receive the Liquidation Amount from ImmGenics shall be fully satisfied and discharged.

    Upon the occurrence and during the continuance of the liquidation, dissolution or winding-up of ImmGenics, a holder of ImmGenics special shares will be entitled to instruct the Trustee to exercise the Exchange Right with respect to any or all of the ImmGenics special shares held by such holder, thereby requiring us to purchase such ImmGenics special shares from the holder. As soon as practicable following the occurrence of such an event of insolvency or any event which may, with the passage of time and/or the giving of notice, become such an event of insolvency by ImmGenics, we and ImmGenics will give written notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will notify each holder of ImmGenics special shares of such event or potential event and will advise the holder of its rights with respect to the Exchange Right. The purchase price payable by us for each ImmGenics special share purchased under the Exchange Right will be satisfied by issuance of one share of our common stock, multiplied by the Exchange Ratio plus, to the extent not paid by ImmGenics on the designated payment date therefor, the amount of all declared and unpaid dividends on each such ImmGenics special share held by such holder on any dividend record date which occurred prior to the closing of such purchase, and, upon receipt of such amount, the holder shall no longer be entitled to receive any declared and unpaid dividends from ImmGenics.

    LIQUIDATION RIGHTS WITH RESPECT TO ABGENIX. In order for the holders of ImmGenics special shares to participate on a pro rata basis with the holders of our common stock on the fifth Business Day prior to the effective date of an Abgenix Liquidation Event, each ImmGenics special share will, pursuant to the Automatic Exchange Rights on Liquidation, automatically be exchanged for one share of our common stock, multiplied by the Exchange Ratio plus, to the extend not paid by ImmGenics on the designated payment date therefor, the amount of all declared and unpaid dividends on each such ImmGenics special share held by such holder on any dividend record date which occurred prior to the date of such exchange, and, upon receipt of the amount of such declared and unpaid dividends, the right of the holder of the ImmGenics special share to receive declared and unpaid dividends from ImmGenics shall be fully satisfied and discharged. Upon a holder's request and surrender of ImmGenics special share certificates, duly endorsed in blank and accompanied by such instruments of transfer as we may reasonably require, we will deliver to such holder certificates representing that number of our common stock determined by the Exchange Ratio, plus a cheque for the amount of such dividends, if any, for the ImmGenics special shares exchanged by such holder pursuant to the Automatic Exchange Rights on Liquidation.

    CASH PUT RIGHTS. If the SEC Effective Date has not occurred on or prior to the number of days after November 3, 2000 specified below, from and after those dates, each holder of ImmGenics special

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
shares has the right to put up to the following percentages (inclusive of any prior puts by such holder) of such holder's initial number of ImmGenics special shares to us for cash at $4.97 per share for each ImmGenics special share held by the holder:

      NUMBER OF CALENDAR
  DAYS AFTER THE CLOSING DATE  MAXIMUM PUT
  ---------------------------  -----------
              100                  50%
              145                  75%
              190                 100%

    Each holder of ImmGenics special shares would be entitled to instruct the Trustee to exercise the Cash Put Right with respect to all or any part of the ImmGenics special shares registered in the name of the holder. To cause the Trustee to exercise the Cash Put Right, the holder of ImmGenics special shares shall deliver to the Trustee the certificates representing the ImmGenics special shares which such holder wishes us to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of ImmGenics special shares, and such additional documents and instruments as the Trustee, ImmGenics or us may reasonably require, together with a duly completed form of notice of exercise of the Cash Put Right, contained on the reverse side of or attached to the ImmGenics Special Share certificates. If only a part of the ImmGenics special shares represented by any certificate or certificates delivered to the Trustee are to be purchased by us under the Cash Put Right, a new certificate for the balance of such ImmGenics special shares will be issued to the holder at our expense. The Cash Put Right terminates on the earlier of the SEC Effective Date and March 31, 2002. We have the right to assign its obligations under the Cash Put Right to Abgenix Canada provided that it remains liable for the performance of such obligations.

    WITHHOLDING RIGHTS. We, ImmGenics and the Trustee will be entitled to deduct and withhold from any dividends or consideration otherwise payable to any holder of ImmGenics special shares or our common stock such amounts as we, ImmGenics or the Trustee is required or permitted to deduct and withhold with respect to such payment under the INCOME TAX ACT (Canada), the INTERNAL REVENUE CODE of 1986 or any provision of provincial, state, local or foreign tax law. Any amounts withheld with be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the amount otherwise payable to the holder, we, ImmGenics and the Trustee may sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to us, ImmGenics or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement or entitlement. We, ImmGenics or the Trustee must notify the holder of any such sale and remit to such holder any unapplied balance of the net proceeds of such sale. In the Voting, Exchange and Cash Put Trust Agreement, we represent that, based upon facts known to it as the Effective Date, we have no current intention to deduct or withhold from any dividend paid to holders of ImmGenics special shares any amounts under the INTERNAL REVENUE CODE of 1986.

FRACTIONAL SHARES

    No certificates representing fractional shares of our common stock will be delivered in exchange for ImmGenics special shares. In lieu of such fractional securities, a holder of ImmGenics special shares who would otherwise receive a fraction of a share of our common stock (after aggregating all such fractional shares of our common stock that would otherwise be received by such holder) shall receive from ImmGenics an amount of cash without interest equal to the product obtained by multiplying such fractional share by the Current Market Price of a share of our common stock.

RANKING

    The ImmGenics special shares will be entitled to a preference over the Ordinary Shares and any other shares ranking junior to the ImmGenics special shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding-up of ImmGenics, whether voluntary or involuntary, or any other distribution of the assets of ImmGenics among its members for the purpose of winding-up its affairs.

CERTAIN RESTRICTIONS

    ImmGenics will not without the approval of the holders of ImmGenics special shares:

    (a) pay any dividends on the Ordinary Shares of ImmGenics, or any other shares ranking junior to the ImmGenics special shares, other than stock dividends payable in Ordinary Shares of ImmGenics or any such other shares ranking junior to the ImmGenics special shares, as the case may be;

    (b) redeem, purchase or make any capital distribution in respect of Ordinary Shares of ImmGenics or any other shares ranking junior to the ImmGenics Special Share;

    (c) redeem or purchase any other shares of ImmGenics ranking equally with the ImmGenics special shares with respect to the payment of dividends or on any liquidation distribution; or

    (d) issue any ImmGenics special shares or any other shares of ImmGenics ranking equally with, or superior to, the ImmGenics special shares other than by way of stock dividends to the holders of such ImmGenics special shares.

    The restrictions in paragraphs (a), (b), (c) and (d) above will not apply at any time when the dividends on the outstanding ImmGenics special shares corresponding to dividends declared and paid on our common stock have been declared and paid in full.

AMENDMENT AND APPROVAL

    The rights, privileges, restrictions and conditions attaching to the ImmGenics special shares may be added to, changed or removed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of ImmGenics special shares will be deemed to have been sufficiently given if given in accordance with applicable law subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than three-fourths of the votes cast on such resolution at a meeting of the holders of ImmGenics special shares duly called and held at which holders of at least 25% of the then outstanding ImmGenics special shares are present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time (not less than five days later) as may be designated by the Chairman of such meeting. At such adjourned meeting, the holders of ImmGenics special shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than three-fourths of the votes cast on such resolution will constitute the approval or consent of the holders of ImmGenics special shares.

SUPPORT AGREEMENT

    Pursuant to the Support Agreement, we made the following covenants for so long as any ImmGenics special shares (other than ImmGenics special shares owned by us or our affiliates) remain outstanding:

    (a) we will not declare or pay dividends on our common stock unless ImmGenics is able to declare and pay and simultaneously declares or pays, as the case may be, an equivalent dividend on the ImmGenics special shares;

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
    (b) we will advise ImmGenics in advance of the declaration of any dividend on our common stock and ensure that the declaration date, record date and payment date for dividends on the ImmGenics special shares are the same as that for the corresponding dividend on our common stock;

    (c) we will ensure that the record date for any dividend declared on our common stock is not less than ten Business Days after the declaration date of such dividend;

    (d) we will take all actions and do all things reasonably necessary or desirable to enable and permit ImmGenics, in accordance with applicable law, to pay to the holders of ImmGenics special shares the Liquidation Amount, Redemption Price or Retraction Price in the event of a liquidation, dissolution or winding-up of ImmGenics, a Retraction Request by a holder of ImmGenics special shares or a redemption of ImmGenics special shares by ImmGenics; and

    (e) we will take all actions and do all things reasonably necessary or desirable to enable and permit Abgenix Canada, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including the delivery of our common stock in accordance with the provisions of the applicable Call Right.

    The Support Agreement and the Special Share Provisions provide that, without the prior approval of ImmGenics and the holders of ImmGenics special shares pursuant to the terms set forth therein, we will not issue or distribute additional shares of our common stock, securities exchangeable for or convertible into or carrying rights to acquire our common stock or rights to subscribe therefor or other assets to all or substantially all holders of our common stock, nor change our common stock, unless the same or an economically equivalent distribution on or change to the ImmGenics special shares (or in the rights of the holders thereof) is made simultaneously. ImmGenics' board of directors is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the ImmGenics special shares is the same as or economically equivalent to any proposed distribution on or change to our common stock. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to our common stock which is recommended, approved or consented to by our board of directors of and in connection with which the ImmGenics special shares are not redeemed by ImmGenics or purchased by Abgenix Canada pursuant to the Redemption Call Right, we will use reasonable efforts to take all actions necessary or desirable to enable holders of ImmGenics special shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of our common stock.

    ImmGenics is required to notify us and Abgenix Canada of the occurrence of certain events, such as the liquidation, dissolution or winding-up of ImmGenics and ImmGenics' receipt of a Retraction Request from a holder of ImmGenics special shares.

    Under the Support Agreement, we have agreed not to exercise any voting rights attached to the ImmGenics special shares owned by it or any of its affiliates to initiate the voluntary liquidation, dissolution or winding-up of ImmGenics nor to take any action or omit to take any such action designed to result in such liquidation, dissolution or winding-up.

    With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of ImmGenics special shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that our board of direcrtors and the board of directors of ImmGenics and Abgenix Canada are of the opinion that such amendments are not prejudicial to the rights or interests of the holders of ImmGenics special shares), the Support Agreement may not be amended without the approval of the holders of ImmGenics special shares.

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                               TAX CONSIDERATIONS

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of the U.S. federal income tax considerations associated with a person's receipt of our common stock in exchange for special shares of ImmGenics is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect and all of which are subject to change, possibly with retroactive effect). Except as specifically set forth herein, this summary deals only with shares held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, certain types of investors, such as:

    - persons subject to the imposition of the U.S. federal alternative minimum tax;

    - persons who hold shares through partnerships or other passthrough entities;

    - insurance companies;

    - tax-exempt persons;

    - financial institutions;

    - regulated investment companies;

    - dealers in securities;

    - persons who hold shares as part of a hedging, straddle, constructive sale or conversion transaction; and

    - persons whose functional currency is not the U.S. dollar,

    may be subject to different tax rules not discussed below.

    For purposes of this discussion, a "U.S. Holder" is a holder of shares that is (1) an individual citizen or resident of the United States, (2) a corporation organized under the laws of the United States or any state of the United States (or the District of Columbia), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if both:
(A) a U.S. court is able to exercise primary supervision over the administration of the trust, and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A "non-U.S. Holder" is any holder of shares other than a U.S. Holder.

    ALTHOUGH THIS DISCUSSION SETS FORTH ALL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO SHAREHOLDERS OF IMMGENICS AS A CONSEQUENCE OF THEIR RECEIPT OF OUR COMMON STOCK IN EXCHANGE FOR THEIR IMMGENICS SPECIAL SHARES, THE DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX CONCERN THAT MAY BE APPLICABLE TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER'S PARTICULAR CIRCUMSTANCES, AND DOES NOT ADDRESS POSSIBLE STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS. ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF SUCH EXCHANGE.

    U.S. HOLDERS

    The U.S. federal income tax laws do not provide clear guidance on the U.S. federal income tax consequences to a U.S. Holder upon the U.S. Holder's receipt of common shares of Abgenix in exchange for ImmGenics special shares. It is possible that the exchange of special shares of ImmGenics for the common shares of ImmGenics upon the capital reorganization of ImmGenics could be treated as a tax-free reorganization under Section 368(a)(1)(B) of the Code, and then the exchange of the special shares of ImmGenics for our common stock could also be a tax-free exchange. Alternatively, the transactions may not qualify as tax-free exchanges. The following summary of U.S. federal income tax

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considerations describes the U.S. federal income tax consequences of each possible characterization. DUE TO THE UNCERTAINTY OF THE LAW IN THIS AREA, THE U.S. HOLDERS OF SPECIAL SHARES OF IMMGENICS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT AND OWNERSHIP OF OUR COMMON STOCK.

    IF THE TRANSACTIONS QUALIFY FOR TAX-FREE TREATMENT

    Although the matter is not free from doubt, a U.S. Holder who receives special shares of ImmGenics for their common shares of ImmGenics upon the capital reorganization of ImmGenics may be justified in taking the position that the special shares of ImmGenics were received pursuant to a tax-free reorganization under Section 368(a)(1)(B) of the Code, and then later exchanges of the special shares of ImmGenics for our common stock could also qualify for tax-free treatment. The basis for this position would be that, for U.S. tax purposes, the special shares of ImmGenics in substance represent our common stock, and therefore, for U.S. tax purposes, the exchange of common shares of ImmGenics for special shares of ImmGenics in substance involves an exchange of the original common shares of ImmGenics solely for our common stock, and that the later exchange of special shares of ImmGenics for common shares of ImmGenics should also then be tax free.

    To the extent any holder exercises its right to put special shares to us for cash (as a result of the effective date for this registration statement occurring after certain dates), the exchange of common shares of ImmGenics for special shares of ImmGenics will not qualify as a tax-free reorganization under
Section 368(a)(1)(B) of the Code for any holder.

    If an exchange of special shares of ImmGenics for our common stock is treated as tax-free, a U.S. Holder would recognize no gain or loss on the receipt of our common stock except that a U.S. Holder who receives cash in lieu of fractional shares would recognize capital gain or loss equal to the difference between the amount of cash received and that holder's tax basis in the fractional shares surrendered in the exchange. A U.S. Holder's tax basis in our common stock received in exchange for the special shares of ImmGenics would be equal to that holder's tax basis in the original common shares of ImmGenics less the amount of basis, if any, apportioned to fractional shares. A U.S. Holder's holding period for our common stock would generally include the holder's holding period for the original common shares of ImmGenics.

    No statutory, judicial or administrative authority directly addresses the U.S. federal income tax treatment of exchanges involving shares comparable to special shares of ImmGenics. THERE CAN BE NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE (THE "IRS") WILL NOT CHALLENGE THE POSITION THAT SHARES OF OUR COMMON STOCK WERE RECEIVED IN A TAX-FREE EXCHANGE FOR U.S. TAX PURPOSES, OR THAT, IF THAT POSITION IS CHALLENGED, A COURT WILL NOT AGREE WITH THE IRS. MOREOVER, IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREIN, NO OPINION WILL BE RENDERED REGARDING THE QUALIFICATION OF THE EXCHANGES AS A TAX-FREE REORGANIZATION OR WHETHER A U.S. HOLDER WOULD AVOID PENALTIES IF SUCH HOLDER REPORTED THE TRANSACTIONS AS TAX-FREE AND THE IRS AND COURTS DID NOT AGREE WITH SUCH CHARACTERIZATION.

    We have not yet decided whether we will report the transactions as tax-free, and may ultimately decide not to report the transactions as tax-free, in which case U.S. Holders that report the transactions as tax-free, will have reported the transaction in a manner that is inconsistent with the manner in which we will have reported the transaction.

    IF THE TRANSACTIONS DO NOT QUALIFY FOR TAX-FREE TREATMENT

    If a U.S. Holder's receipt of special shares of ImmGenics in exchange for common shares of ImmGenics upon the capital reorganization of ImmGenics does not qualify for tax-free treatment under Section 368(a)(1)(B) of the Code because the special shares of ImmGenics are not treated as our common stock, then the U.S. Holder would generally, subject to the discussion below, recognize gain or loss on the exchange of special shares of ImmGenics for our common stock.

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    Such gain or loss would be equal to the difference between the fair market value of our common stock at the time of the exchange and the U.S. Holder's tax basis in the special shares of ImmGenics surrendered. A U.S. Holder would generally, subject to the discussion below, have a tax basis in the shares of our common stock received equal to the fair market value of such shares at the time of the exchange. The gain or loss would generally be capital gain or loss, except that, with respect to any declared but unpaid dividends on the special shares of ImmGenics, ordinary income may be recognized.

    Capital gain or loss would generally be long-term capital gain or loss if a U.S. Holder's holding period for its special shares of ImmGenics is longer than one year at the time of the exchange. The holding period of the shares of our common stock received by the U.S. Holder in the exchange would begin on the day after the U.S. Holder receives our common stock.

    If the exchange of common shares of ImmGenics for special shares of ImmGenics does not qualify for tax-free treatment under Section 368(a)(1)(B) of the Code because the special shares of ImmGenics are not treated as our common stock, a U.S. Holder's tax basis and holding period in the special shares of ImmGenics would depend upon the characterization of the holder's earlier exchange of common shares of ImmGenics for the special shares of ImmGenics. Due to the uncertainty of the law regarding the characterization of such earlier exchange in these circumstances, the U.S. Holders of special shares of ImmGenics are urged to consult their tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of the holder's earlier exchange of common shares of ImmGenics for the special shares of ImmGenics.

    If the initial exchange of common shares of ImmGenics for special shares of ImmGenics is considered a taxable transaction for U.S. federal income tax purposes, then each U.S. Holder would have recognized gain or loss on such exchange. Such gain or loss would be equal to the difference between the fair market value of the special shares of ImmGenics at the time of the exchange and the U.S. Holder's tax basis in the common shares of ImmGenics surrendered. The gain or loss would generally be capital gain or loss, except that, with respect to any declared but unpaid dividends on the common shares of ImmGenics, ordinary income may be recognized. Capital gain or loss would generally be long-term capital gain or loss if a U.S. Holder's holding period for its common shares of ImmGenics is longer than one year at the time of the exchange. A U.S. Holder would generally have a tax basis in the special shares of ImmGenics received equal to the fair market value of such shares at the time of the exchange. The holding period for such shares would generally begin on the day after the exchange.

    If the exchange of common shares of ImmGenics for special shares of ImmGenics is considered a tax-free recapitalization of ImmGenics for U.S. federal income tax purposes, a U.S. Holder would recognize no gain or loss on the receipt of the special shares of ImmGenics except that a U.S. Holder who receives cash in lieu of fractional shares would recognize capital gain or loss equal to the difference between the amount of cash received and that holder's tax basis in the fractional shares surrendered in the exchange. A U.S. Holder's tax basis in the special shares of ImmGenics received in exchange for the common shares of ImmGenics would be equal to that holder's tax basis in the original common shares of ImmGenics less the amount of basis, if any, apportioned to fractional shares. A U.S. Holder's holding period for the special shares of ImmGenics would generally include the holder's holding period for the original common shares of ImmGenics.

    In the event that the exchange of common shares of ImmGenics for special shares of ImmGenics does not qualify for tax-free treatment under
Section 368(a)(1)(B) because the special shares of ImmGenics are not treated as our common stock, then given the likelihood of the recognition of gain or loss upon the exchange of special shares of ImmGenics for our common stock, U.S. Holders may wish to consider delaying their exchange of special shares of ImmGenics for our common stock until such time as they intend to dispose of our common stock received in the exchange, or (as discussed

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below) until such time that we own at least 80% of all the then issued and outstanding special shares of ImmGenics.

    Although not free from doubt, under certain limited circumstances, the exchange by a U.S. Holder of special shares of ImmGenics for our common stock could be characterized as a tax-free exchange. First, an exchange of special shares of ImmGenics for our common stock could be characterized as a tax-free exchange if, immediately after such exchange, (i) at least 80% of the then outstanding special shares of ImmGenics are held by Abgenix Canada and (ii) in such exchange, Abgenix Canada, rather than ImmGenics, acquires the special shares of ImmGenics in exchange for our common stock pursuant to the exercise of its retraction call rights. In addition, a U.S. Holder that receives our common stock from Abgenix Canada upon the exercise by Abgenix Canada of the redemption call right or the liquidation call right generally should be entitled to nonrecognition treatment with respect to the exchange. There is, however, no direct authority addressing the proper treatment of the exchange of special shares of ImmGenics for our common stock in any of those situations for U.S. federal income tax purposes and, therefore, the tax results of such an exchange are subject to significant uncertainty. Accordingly, there can be no assurance that the IRS would not challenge the status of the exchange as a tax-free exchange in such situations or that, if challenged, a court would not agree with the IRS. Moreover, in either case, the exchange would not be tax-free unless certain other requirements are satisfied, which, in turn, will depend upon facts and circumstances existing at the time of the exchange and cannot be accurately predicted as of the date of this registration statement. If such exchange did qualify as a tax-free exchange, a U.S. Holder would generally take as such holder's tax basis in our common stock such holder's tax basis in the special shares of ImmGenics exchanged therefor. The holding period of our common stock received by a U.S. Holder should include the holding period of the special shares of ImmGenics exchanged therefor.

    For U.S. federal income tax purposes, gain realized on the exchange of special shares of ImmGenics for our common stock generally will be treated as U.S. source gain, except that, under the terms of the U.S.-Canadian income tax treaty, such gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange may be available as a credit against U.S. federal income taxes, subject to applicable limitations. A U.S. Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing U.S. taxable income.

    PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS.

    For U.S. federal income tax purposes, ImmGenics generally will be classified as a passive foreign investment company, or PFIC, for any taxable year ending prior to consummation of the Plan of Arrangement during which either (i) 75% or more of its gross income was passive income (as defined for U.S. federal income tax purposes) or (ii) on average for such taxable year, 50% or more of its assets (by value) produced or were held for the production of passive income. For purposes of applying the foregoing tests, the assets and gross income of ImmGenics' significant subsidiaries will be attributed to ImmGenics.

    While there can be no assurance with respect to the classification of ImmGenics as a PFIC, we were informed by ImmGenics that it believes that it did not constitute a PFIC during its taxable years ending prior to consummation of the Plan of Arrangement. Currently, we and ImmGenics intend to endeavor to cause ImmGenics to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change. Moreover, in connection with the transactions contemplated herein, no opinion will be rendered regarding ImmGenics' status as a PFIC.

    For purposes of applying the 50% asset test following the consummation of the Plan of the Arrangement, ImmGenics' assets must be measured by their adjusted tax bases (as calculated in order to compute earnings and profits for U.S. federal income tax purposes) instead of by value, subject to certain adjustments. As a result, it is possible that ImmGenics could be a PFIC for taxable years ending

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after the consummation of the Plan of Arrangement even though less than 50% of
ImmGenics' assets (measured by the fair market value of such assets) do not constitute passive assets. After the consummation of the Plan of Arrangement, ImmGenics will endeavor to notify U.S. Holders of special shares of ImmGenics if it believes that ImmGenics was a PFIC for that taxable year.

    If ImmGenics is a PFIC during a U.S. Holder's holding period for such holder's special shares of ImmGenics, and the U.S. Holder has not made an election to treat ImmGenics as a qualified electing fund, or QEF Election, with respect to all taxable years included in the U.S. Holder's holding period in which ImmGenics was a PFIC, then (i) the U.S. Holder would be required to allocate gain recognized upon the exchange of special shares of ImmGenics for our common stock ratably over the U.S. Holder's holding period for such special shares of ImmGenics, (ii) the amount allocated to each year other than (x) the year of the disposition of the special shares of ImmGenics or (y) any year prior to the beginning of the first taxable year of ImmGenics for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year, and (iii) gain recognized upon the disposition of the special shares of ImmGenics would be taxable as ordinary income. The foregoing would only apply in the event that a U.S. Holder's receipt of special shares of ImmGenics in exchange for common shares of ImmGenics upon the capital reorganization of ImmGenics and the later exchange of the special shares of ImmGenics for our common stock, taken as a whole, do not qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code.

    If a U.S. Holder has made a QEF Election with respect to all taxable years included in the U.S. Holder's holding period in which ImmGenics was a PFIC, the U.S. Holder would recognize gain or loss on the disposition of special shares of ImmGenics without regard to the PFIC rules.

    For U.S. Holders to qualify for treatment under the QEF Election, ImmGenics would be required to provide certain information to the U.S. Holders for current inclusion in income. Although we have not definitively decided whether we would provide such information, we currently do not intend to do so.

    The foregoing summary of the possible application of the PFIC rules to ImmGenics and the U.S. Holders of special shares of ImmGenics is only a summary of certain material aspects of those rules. Because the U.S. federal income tax consequences to U.S. Holders under the PFIC provisions are significant and complex, U.S. Holders are urged to discuss those consequences with their tax advisors.

    DIVIDENDS PAID ON SPECIAL SHARES OF IMMGENICS

    It is not anticipated that ImmGenics will pay any dividends during the period in which special shares of ImmGenics will be outstanding. However, if dividends are paid during such period, and the special shares of ImmGenics were treated as our common stock (as discussed above under the heading "If the Transactions Qualify for Tax-Free Treatment"), such dividends would constitute U.S. source income, and there would be no foreign tax credit available for any Canadian taxes withheld on such dividends.

    NON-U.S. HOLDERS

    The following summary is applicable to a non-U.S. Holder who acquires our common stock in exchange for special shares of ImmGenics. A non-U.S. Holder seeking benefits under an applicable tax treaty or an exemption from U.S. withholding tax for "effectively connected" income, as described below, may be required to comply with additional certification and other requirements in order to establish the holder's entitlement to such benefits or exemption. This summary is limited to non-U.S. Holders who hold special shares of ImmGenics as capital assets and who will hold our common stock as a capital asset.

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    An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to tax as if they were U.S. Holders.

    This discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. Holder's tax position, including whether such non-U.S. Holder is an expatriate of the United States.

    Dividends received by a Non-U.S. Holder with respect to shares of our common stock that are not effectively connected with the conduct by such holder of a trade or business in the United States will generally be subject to U.S. withholding tax at a rate of 30%, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-U.S. Holder's country of residence (currently 15%, generally, on dividends paid to residents of Canada under the U.S.-Canadian income tax treaty).

    It is not anticipated that ImmGenics will pay any dividends during the period in which special shares of ImmGenics will be outstanding. However, if dividends are paid during such period, and the special shares of ImmGenics were treated as our common stock (as discussed above under the heading "If the Transactions Qualify for Tax-Free Treatment"), such dividends would constitute U.S. source income, and the dividends would be subject to the same withholding rules as dividends paid on our common stock.

    Subject to the discussion below, a non-U.S. Holder generally will not be subject to U.S. federal income tax on gain, if any, recognized on the exchange of the special shares of ImmGenics for our common stock or on the sale or exchange of shares of our common stock, unless (i) such gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States or (ii) the non-U.S. Holder is an individual who holds the special shares of ImmGenics or our common stock, as the case may be, as capital assets and is a resident alien in the United States in the taxable year of disposition, and certain other conditions are satisfied.

    BACKUP WITHHOLDING AND INFORMATION REPORTING ON DIVIDENDS AND DISPOSITIONS

    U.S. HOLDERS

    Dividend payments made to, and proceeds of sales received by, non-corporate U.S. Holders of shares of our common stock will generally be subject to information reporting requirements. In addition, such payments or receipts will be subject to a 31% backup withholding tax if (1) such holders fail to provide their taxpayer identification numbers, or TINs, (2) the IRS or a broker notifies the payor that such holders furnished an incorrect TIN, (3) in the case of dividend payments, we are notified by the IRS that such holders have failed to properly report payments of dividends or (4) such holders failed to certify, under penalty of perjury, that they have furnished a correct TIN and have not been notified by the IRS that they are subject to backup withholding for failure to report dividend payments.

    NON-U.S. HOLDERS

    Dividends paid to a non-U.S. Holder at an address within the United States may be subject to backup withholding imposed at a rate of 31% if the non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct TIN and certain other information. Under current U.S. federal income tax law, backup withholding imposed at a rate of 31% generally will not apply to dividends paid

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on or before December 31, 2000, to a person at an address outside the United
States unless the payor has knowledge that the payee is a U.S. Holder. Under the new regulations, however, a non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met. Under current U.S. federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to proceeds of a disposition of stock by a non-corporate holder through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, unless the broker has documentary evidence that the holder is a non-U.S. Holder, information reporting requirements, but not backup withholding, will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the U.S. of a broker that is either (1) a U.S. person, (2) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) a controlled foreign corporation or (4) in the case of payments made after December 31, 2000, a foreign partnership, if at any time during its tax year, (a) one or more of its partners are U.S. persons who, in the aggregate hold more than 50% of the income or capital interest in the partnership or (b) it is engaged in the conduct of trade or business within the U.S., unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the broker establishes an exemption. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the principal Canadian federal income tax considerations generally applicable to securityholders, or Members, of ImmGenics who, for purposes of the INCOME TAX ACT (Canada), or the Tax Act, hold their ImmGenics special shares and our common stock as capital property and who deal at arm's length with, and are not affiliated with, us, ImmGenics and Abgenix Canada. This summary does not apply to a Member with respect to whom we are or will be a foreign affiliate within the meaning of the Tax Act. This summary does not apply to a Member who is a "specified financial institution" as defined under the Tax Act and such persons should seek their own tax advice. This summary was prepared by our Canadian counsel.

    Members that are financial institutions should consult their own tax advisors to determine the tax consequences to them of the application of the mark-to-market rules. In addition, all Members should consult their own tax advisors as to whether, as a matter of fact, they hold their ImmGenics special shares and our common stock as capital property for purposes of the Tax Act. A Member of ImmGenics who is resident in Canada for the purposes of the Tax Act and whose ImmGenics special shares might not otherwise qualify as capital property may make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have every "Canadian Security" owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Members should consult their own tax advisor for advice with respect to whether an election under subsection 39(4) is available in their particular circumstance.

    This summary is based on the current provisions of the Tax Act, the Regulations thereunder, and counsel's understanding of the current administrative practices of the Canada Customs and Revenue Agency, or the CCRA. This summary takes into account the amendments to the Tax Act and Regulations publicly announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form, subject to our understanding of certain modifications thereto confirmed by the Department of Finance. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all.

    Except for the foregoing, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

    WHILE THIS SUMMARY IS INTENDED TO ADDRESS ALL PRINCIPAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS, IT IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR MEMBER. THEREFORE, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

    NO ADVANCE INCOME TAX RULING HAS BEEN OBTAINED FROM THE CCRA TO CONFIRM THE TAX CONSEQUENCES OF ANY OF THE TRANSACTIONS DESCRIBED HEREIN.

    For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our common stock, including dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars based on the prevailing U.S. dollar exchange rate at the time such amounts arise.

    MEMBERS RESIDENT IN CANADA

    The following portion of the summary is applicable to Members who, for purposes of the Tax Act, are resident or deemed to be resident in Canada.

    DIVIDENDS

    ImmGenics Special Shares In the case of a Member who is an individual, dividends received or deemed to be received on the ImmGenics special shares will be included in computing the Member's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada.

    In the case of a Member that is a corporation, dividends received or deemed to be received on the ImmGenics special shares will be included in computing the corporation's income and will normally be deductible in computing its taxable income.

    The ImmGenics special shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Tax Act. Accordingly, dividends received or deemed to be received on the ImmGenics special shares will not be subject to the 10% tax under Part IV.1 of the Tax Act applicable to certain corporations.

    If we or any other person with whom we do not deal at arm's length, including ImmGenics, is a specified financial institution at the time that dividends are paid on the ImmGenics special shares, dividends received or deemed to be received by a holder of ImmGenics special shares that is a corporation will not be deductible in computing taxable income but will be fully includable in taxable income under Part I of the Tax Act. We have advised counsel that immediately after the acquisition of ImmGenics we will not be a specified financial institution for purposes of the Tax Act.

    A Member that is a "private corporation" (as defined in the Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the ImmGenics special shares to the extent that such dividends are deductible in computing the Member's taxable income.

    Redemption or Exchange of ImmGenics Special Shares On the redemption (including a retraction) of an ImmGenics special share, the holder of an ImmGenics special share will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at the time of the redemption of the consideration (including our common stock) received by the Member on the redemption) exceed the paid-up capital of the ImmGenics special share so redeemed. The holder will also receive a dividend equal to the amount of any declared but unpaid dividends which are paid and received at that time. The amount of any such deemed dividend will be subject to the tax treatment accorded to dividends described above. On the redemption, the holder of an ImmGenics special share will also be considered to have disposed of the ImmGenics special share, but the amount of such deemed dividend will be excluded in computing the Member's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition of the ImmGenics special share. In the case of a Member that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

    On the exchange of an ImmGenics special share by the holder thereof to Abgenix Canada for cash or a share of our common stock, the holder will, in general, realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the ImmGenics special share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the ImmGenics special share. For these purposes, the proceeds of disposition will be the amount of the cash received or fair market value of a share of our common stock at the time of exchange, except that the amount of all declared but unpaid dividends on the ImmGenics special share received by the holder as part of the exchange consideration will be required to be included in computing the income of a holder of a dividend and will not be considered proceeds of disposition.

    A Member that is throughout the relevant taxation year a "Canadian-controlled private company" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which includes an amount in respect of taxable capital gains (but not dividends or deemed dividends deductible in computing taxable income).

    If the holder of an ImmGenics special share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an ImmGenics special share may be reduced by the amount of dividends received or deemed to have been received by the corporation on such share or on the ImmGenics common shares previously owned by the corporation, to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or, a beneficiary of a trust, that owns ImmGenics special shares or, where a trust or, partnership of which a corporation is a beneficiary or, a member, is a member of a partnership or, a beneficiary of a trust, that owns ImmGenics special shares.

    If a share of our common stock is received on the retraction, redemption or exchange of an ImmGenics special share the cost base to the holder will generally be equal to the fair market value of a share of our common stock at the time of such event, subject to rules in the Tax Act which will cause the holder to average the cost base of such share of our common stock with all previously acquired shares of our common stock.

    Because of the existence of Abgenix Canada's overriding "call right," a holder exercising the right of retraction in respect of an ImmGenics special share cannot control whether such holder will receive a share of our common stock by way of redemption of the ImmGenics special share for cash or by way of purchase of the ImmGenics special share by Abgenix Canada. AS DESCRIBED ABOVE, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION DIFFER FROM THOSE OF A PURCHASE.

    Our Common Stock Dividends on our common stock, including the amount of any taxes withheld therefrom, will be included in the recipient's income for the purposes of the Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Tax Act. A corporation that is a shareholder will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A corporation that is a Canadian controlled private corporation will be required to pay an additional 6 2/3% refundable tax on such dividends. U.S. non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Tax Act.

    DISPOSITION OF OUR COMMON STOCK

    A disposition or deemed disposition of a share of our common stock by a holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of our common stock.

    TAXATION OF CAPITAL GAIN OR CAPITAL LOSS

    Generally, one-half of any capital gain (the "taxable capital gain") realized by a holder of ImmGenics special shares or our common stock will be included in such holder's income for the year of disposition. One-half of any capital loss so realized (the "allowable capital loss") may be deducted by the holder from its taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of such holder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Tax Act.

    Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Tax Act. A holder of ImmGenics special shares or our common stock that is a Canadian controlled private corporation (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

    In the case of a corporation, the amount of any capital loss arising on a disposition or deemed disposition of any share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any shares.

    FOREIGN PROPERTY INFORMATION REPORT

    In general, a "specified Canadian entity," as defined in the Tax Act for a taxation year or a fiscal period whose total cost amount of "specified foreign property" as defined in the Tax Act at any time in the year or fiscal period exceeds Canadian $100,000 is required to file an information return for the year disclosing the type and dollar amounts of specified foreign property held. With some exceptions, a taxpayer resident in Canada will be a specified Canadian entity. ImmGenics special shares and our common stock will be specified foreign property to a holder. Accordingly, holders of ImmGenics special shares and/or our common stock should consult their own advisors regarding compliance with these rules.

    PROPOSED AMENDMENTS RELATING TO FOREIGN INVESTMENT ENTITIES

    On June 22, 2000, the Minister of Finance released draft income tax legislation relating to the taxation of certain interests held by Canadian residents in certain non-resident entities. On September 7, 2000, the Department of Finance issued a press release advising of amendments to the proposals, extending the date for consultation to December 31, 2000 and delaying implementation to taxation years commencing after December 31, 2001. It is expected that additional amendments to the proposed rules will be made before they are enacted. The discussion that follows is based upon the draft legislation in its current form as modified by the September 7, 2000 release and discussions with officials from the Department of Finance relating to proposed changes to the draft legislation.

    In general, the proposed rules would apply to persons owning shares, or rights to acquire shares, of a "foreign investment entity," subject to certain exemptions (including an exemption for shares, or rights to acquire shares, of widely held public companies if specific conditions are satisfied). If we are treated as a foreign investment entity, our common stock and ImmGenics special shares (the "Abgenix Securities") would potentially be subject to the proposed rules. Currently, the Department of Finance has indicated that the proposed rules will initially take effect for a holder's 2002 taxation year.

    The proposed rules would require an annual determination of whether we are a foreign investment entity and, if we are such an entity, whether we satisfy the conditions for the public company exemption referred to above. Each of these determinations would be based primarily on the nature of our assets and activities.

    Members are advised that the proposed rules (if enacted in their current form and depending on future factual circumstances) could apply to Abgenix Securities at the time the proposed rules will first be effective. However, a definitive conclusion cannot be made until the legislation is enacted in its final form and the relevant time for determining our status as a foreign investment entity (the end of its fiscal period) occurs. Moreover, as the proposed rules require an annual determination of whether we are a foreign investment entity and, if so, whether we satisfy the conditions for the public company exemption, no assurance can be given with respect to the application of the proposed rules in any particular year.

    If the proposed rules are applicable to Abgenix Securities, the tax consequences of holding Abgenix Securities as described above would generally be modified in certain respects as described below. For taxpayers with taxation years that do not end on December 31, references to December 31, 2001 should be read as a reference to the last day of the taxation year that includes
December 31, 2001 and references to January 1, 2002 should be read as a reference to the first day of the next taxation year.

    ImmGenics Special Shares Based on the current draft legislation, it is the view of our Canadian counsel that the ImmGenics Special Shares may be subject to the new rules relating to foreign investment entities. The following describes the application of the new rules if they are determined to be applicable.

    For the 2002 taxation year and subsequent taxation years, a Member who holds ImmGenics special shares would be required to include in (or deduct from) income, on an annual basis, any increase (or decrease) in the value of the ImmGenics special shares during the year. The taxation of any gain that has accrued to December 31, 2001 on the ImmGenics special shares will be deferred until the ImmGenics special shares are disposed of.

    On a disposition of an ImmGenics special share (including a redemption or retraction), the holder would be required to include in (or deduct from) income, the amount by which the proceeds of disposition exceed (or are exceeded by) the fair market value of the ImmGenics special share at the commencement of the taxation year in which the disposition occurs. In addition, in the taxation year in which a disposition of an ImmGenics special share occurs, the holder would be required to include in income an amount equal to the "deferral amount" in respect of the ImmGenics special share. Based on discussions counsel has had with the Department of Finance, the deferral amount in respect of an ImmGenics special share should be equal to one-half of the amount by which the fair market value of the ImmGenics special share on January 1, 2002 exceeds the adjusted cost base of the ImmGenics special share to the holder on December 31, 2001.

    Dividends received or deemed to be received by the holder on the ImmGenics special shares would continue to be taxed in the manner described above under the heading "Dividends--ImmGenics Special Shares." While the matter is not free from doubt, the amount of any dividend deemed to be received on a redemption or retraction of an ImmGenics special share should reduce the proceeds of disposition of the share for the purpose of computing the amount to be included in (or deducted from) income in respect of the disposition of the share as described in the preceding paragraph.

    Our Common Stock For the 2002 taxation year and subsequent taxation years, holders of our common stock would be required to include in (or deduct from) income, on an annual basis, any increase (or decrease) in the value of our common stock during the year and any amounts received from us in respect of our common stock (including dividends). On a disposition of a share of our common stock, the holder would be required to include in income the amount by which the proceeds of disposition exceed (or are exceeded by) the fair market value of our common stock at the commencement of the taxation year in which the disposition occurs plus the deferral amount in respect of our common stock, if any. There will only be a deferral amount to the extent shares of our common stock were owned on December 31, 2001. As stated above, based on discussions counsel has had with the Department of Finance, the deferral amount should be equal to one-half of the amount by which the fair market value of such shares of our common stock on January 1, 2002 exceeds the adjusted cost base of such shares of our common stock to the holder on December 31, 2001. The holder would not realize a capital gain or capital loss in respect of the disposition.

    Alternatively, if the holder of our common stock so elects and the requisite information is available to the holder, the holder would be required to include in (or, to the extent of the cumulative net inclusions for prior years, deduct from) income his or her share of our income (or loss) for the year (calculated in accordance with Canadian tax principles) other than the portion of such income that, in effect, has been subject to tax at Canadian tax rates. Any amount so included (or deducted) in computing a holder's income would be added (or deducted) in computing the adjusted cost base of the holder's shares of our common stock. If this election is made, the tax consequences of a disposition of our common stock would be as described above under the heading "Disposition of Our Common Stock". We are under no obligation, and currently have no intention, to provide a holder with the information that would be required to permit the holder to make this election.

    Dividends received on our common stock would continue to be taxed in the manner described above under the heading "Dividends--Our Common Stock". However, in any taxation year in which a dividend is received from us in respect of a share of our common stock, the holder of the share would be entitled to deduct, in computing his or her income for that taxation year, the lesser of the amount included in income in respect of the dividend in the taxation year (other than in accordance with the new rules) and the net amount included in the holder's income in respect of our common stock pursuant to the new rules in the taxation year or any preceding taxation year less any such deductions previously claimed. Any amount so deducted would reduce the adjusted cost base of our common stock to the holder.

    Tax-Exempt Holders The proposed rules will not apply to most taxpayers exempt from tax under Part I of the Tax Act (including RRSPs, RRIFs and deferred profit sharing plans) and, as a result, the "cost amount" of ImmGenics special shares and our common stock for the purposes of Part XI of the Tax Act, which imposes a penalty tax on excess holdings of "foreign property," will not be affected.

    ELIGIBILITY FOR INVESTMENT

    Qualified Investment Our common stock (assuming they remain listed on NASDAQ) will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. Based on a certificate of an officer of ImmGenics the ImmGenics special shares will be qualified investments under the Tax Act pursuant to subsection 4900(12) of the Regulations to the Tax Act for holders who are not "connected shareholders" of ImmGenics as defined in the Tax Act. The Ancillary Rights will not be qualified investments under the Tax Act. However, ImmGenics is of the view that the fair market value of these Ancillary Rights is nominal.

    Foreign Property The ImmGenics special shares and our common stock will be considered foreign property under the Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. However, because the ImmGenics special shares will be acquired in the course of a corporate reorganization in exchange for shares that were not foreign property, their cost amount will not be included in the calculation of the foreign content of such plans for two years from the date of their acquisition. The Ancillary Rights will be foreign property under the Tax Act. However, we were informed by ImmGenics that it is of the view that the fair market value of these Ancillary Rights is nominal.

    MEMBERS NOT RESIDENT IN CANADA

    The following portion of the summary is applicable to holders of ImmGenics special shares or our common stock who, for purposes of the Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time while they hold ImmGenics special shares or our common stock.

    Non-resident investors should consult their own advisors with respect to the consequences applicable to the exchange of an ImmGenics special share for a share of our common stock, or on the sale or other disposition of an ImmGenics special share or our common stock. Non-residents will be required to give notice and obtain clearance certificates under Section 116 of the Tax Act, using form T2062 in respect of a redemption, retraction or other disposition of ImmGenics special shares. If no clearance certificate is provided the purchaser (ImmGenics or Abgenix Canada) will withhold an amount equal to one third of the purchase price and will remit same to the CCRA if a clearance certificate is not provided within 30 days of the beginning of the month after the exchange.

    Dividends paid on the ImmGenics special shares (including deemed dividends arising on a redemption or retraction of ImmGenics special shares as set out above) are subject to non-resident withholding tax under the Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty.

    A holder whose ImmGenics special shares are redeemed (or retracted) will be deemed to receive a dividend as described previously, which deemed dividend will be subject to withholding tax as described in the preceding paragraph.

                      WHERE YOU CAN FIND MORE INFORMATION

    A registration statement on Form S-1, including amendments thereto, relating to the common stock offered by this prospectus has been filed by us with the Securities and Exchange Commission. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Securities and Exchange Commission upon payment of certain fees. The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with it. The address of the site is http://www.sec.gov.

                                 LEGAL MATTERS

    O'Melveny & Myers LLP, San Francisco, California will pass upon legal matters for us regarding the validity of the securities offered pursuant to this prospectus.

                                    EXPERTS

    Our financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of ImmGenics Pharmaceuticals Inc. at August 31, 2000 and 1999, and for each of the three years in the period ended August 31, 2000, appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Abgenix, Inc., Audited Consolidated Financial Statements
  Report of Ernst & Young LLP, Independent Auditors.........     F-2
  Consolidated Balance Sheets...............................     F-3
  Consolidated Statements of Operations.....................     F-4
  Consolidated Statement of Changes in Redeemable
    Convertible Preferred Stock and Stockholders' Equity
    (Net Capital Deficiency)................................     F-5
  Consolidated Statements of Cash Flows.....................     F-6
  Notes to Consolidated Financial Statements................     F-7

Abgenix, Inc., Unaudited Condensed Consolidated Financial
  Statements
  Condensed Consolidated Balance Sheets.....................    F-23
  Condensed Consolidated Statements of Operations...........    F-24
  Condensed Consolidated Statements of Cash Flows...........    F-25
  Notes to Unaudited Condensed Consolidated Financial
    Statements..............................................    F-26

ImmGenics Pharmaceuticals Inc., Audited Financial Statements
  Auditors' Report..........................................    F-32
  Balance Sheets............................................    F-33
  Statements of Loss and Deficit............................    F-34
  Statements of Cash Flows..................................    F-35
  Notes to Financial Statements.............................    F-36

Abgenix, Inc., Unaudited Pro Forma Condensed Combined
  Financial Statements
  Balance Sheet.............................................    F-50
  Statements of Operations:
    For the year ended December 31, 1999....................    F-51
    For the nine months ended September 30, 2000............    F-52
  Notes to Unaudited Pro Forma Condensed Combined Financial
    Statements..............................................    F-53

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Abgenix, Inc.

    We have audited the accompanying consolidated balance sheets of Abgenix, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abgenix, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
January 28, 2000, except for the last
  paragraph of Note 1, as to
  which the date is July 7, 2000

                                 ABGENIX, INC.
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                1999       1998
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 13,366   $  1,415
  Marketable securities.....................................    44,646     15,329
  Accounts receivable.......................................     4,150        908
  Prepaid expenses and other current assets.................     4,861        530
                                                              --------   --------
    Total current assets....................................    67,023     18,182
Property and equipment, net.................................     5,300      5,435
Long-term investment........................................    29,225         --
Intangible assets, net......................................    46,591         --
Deposits and other assets...................................       402        603
                                                              --------   --------
                                                              $148,541   $ 24,220
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  1,705   $    439
  Deferred revenue..........................................     3,767        425
  Accrued product development costs.........................     1,667      1,225
  Accrued employee benefits.................................     1,287        259
  Other accrued liabilities.................................       725      1,034
  Current portion of long-term debt.........................     1,759      1,699
                                                              --------   --------
    Total current liabilities...............................    10,910      5,081
Deferred rent...............................................       150         --
Long-term debt..............................................       421      2,180
Commitments
Stockholders' equity:
  Preferred stock, $0.0001 par value; 5,000,000 shares
    authorized; none issued and outstanding at December 31,
    1999 and 1998, respectively.............................        --         --
  Common stock, $0.0001 par value; 220,000,000 shares
    authorized, 68,669,092 and 44,481,172 shares issued and
    outstanding at December 31, 1999 and 1998, respectively,
    at amount paid in.......................................   181,263     55,842
  Additional paid-in capital................................    32,254     31,588
  Deferred compensation.....................................      (670)    (1,170)
  Accumulated other comprehensive income....................    14,013         --
  Accumulated deficit.......................................   (89,800)   (69,301)
                                                              --------   --------
    Total stockholders' equity..............................   137,060     16,959
                                                              --------   --------
                                                              $148,541   $ 24,220
                                                              ========   ========

                             See Accompanying Notes

                                 ABGENIX, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Revenues:
  Contract revenue..........................................  $ 12,285   $  2,498   $    611
  Revenue under collaborative agreements from related
    parties.................................................        --      1,344      1,343
                                                              --------   --------   --------
    Total revenues..........................................    12,285      3,842      1,954
Operating expenses:
  Research and development..................................    21,106     17,588     11,405
  General and administrative................................     5,164      3,405      3,525
  Charge for cross-license and settlement amount allocated
    from Cell Genesys.......................................        --         --     11,250
  Equity in (income) losses from the Xenotech joint venture
    (charge for cross-license settlement in 1997)...........      (546)       107     11,250
  Non-recurring termination fee.............................     8,667         --         --
                                                              --------   --------   --------
    Total operating expenses................................    34,391     21,100     37,430
                                                              --------   --------   --------
  Operating loss............................................   (22,106)   (17,258)   (35,476)
Other income and expenses:
  Interest income...........................................    (3,045)      (961)      (307)
  Interest expense..........................................       438        530        711
                                                              --------   --------   --------
Loss before income tax......................................   (19,499)   (16,827)   (35,880)
  Foreign income tax expense................................     1,000         --         --
                                                              --------   --------   --------
Net loss....................................................  $(20,499)  $(16,827)  $(35,880)
                                                              ========   ========   ========
Net loss per share..........................................  $  (0.35)  $  (0.75)  $(258.17)
                                                              ========   ========   ========
Shares used in computing net loss per share.................    58,147     22,412        139
                                                              ========   ========   ========

                             See Accompanying Notes

                                 ABGENIX, INC.

CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                 STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                (in thousands, except share and per share data)

                                                                STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                                            -------------------------------------------------------------------------------------
                                                                                                                        TOTAL
                              REDEEMABLE                                             ACCUMULATED                    STOCKHOLDERS'
                              CONVERTIBLE              ADDITIONAL                       OTHER                        EQUITY (NET
                               PREFERRED     COMMON     PAID-IN       DEFERRED      COMPREHENSIVE    ACCUMULATED       CAPITAL
                                 STOCK       STOCK      CAPITAL     COMPENSATION        INCOME         DEFICIT       DEFICIENCY)
                              -----------   --------   ----------   -------------   --------------   ------------   -------------
Balance at December 31,
  1996......................   $ 10,150     $     1     $14,277        $    --         $    --         $(16,594)      $ (2,316)
  Contributions from Cell
    Genesys Inc.............         --          --      15,000             --              --               --         15,000
  Issuance of 2,846,542
    shares of series B
    redeemable convertible
    preferred stock at $6.50
    per share, net of
    issuance costs of
    $1,463..................     17,039          --          --             --              --               --             --
  Conversion of note payable
    to parent into 666,667
    shares of series A
    redeemable convertible
    preferred stock.........      4,000          --          --             --              --               --             --
  Issuance of 929,400 shares
    of common stock upon
    exercise of stock
    options and stock
    pruchase rights.........         --         350          --             --              --               --            350
  Deferred compensation for
    stock options issued
    below deemed fair
    value...................         --          --       1,776         (1,776)             --               --             --
  Amortization of deferred
    compensation............         --          --          --            528              --               --            528
  Net loss..................         --          --          --             --              --          (35,880)       (35,880)
                               --------     --------    -------        -------         -------         --------       --------
Balance at December 31,
  1997......................     31,189         351      31,053         (1,248)             --          (52,474)       (22,318)
  Issuance of 160,000 shares
    of series C redeemable
    convertible preferred
    stock at $8.00 per
    share...................      1,280          --          --             --              --               --             --
  Issuance of 421,143 shares
    of series B redeemable
    convertible preferred
    stock at $6.50 per share
    (net of issuance cost of
    $81)....................      2,656          --          --             --              --               --             --
  Conversion of 7,844,352
    shares of series A,
    series B and series C
    redeemable convertible
    preferred stock to
    common stock............    (35,125)     35,125          --             --              --               --         35,125
  Issuance of 11,500,000
    shares of common stock
    at $2.00 per share upon
    initial public offering
    (net of issuance costs
    of $2,860)..............         --      20,140          --             --              --               --         20,140
  Issuance of 613,076 shares
    of common stock upon
    exercise of stock
    options.................         --         130          --             --              --               --            130
  Issuance of 56,520 shares
    of common stock at $1.70
    per share pursuant to
    the employee stock
    purchase plan...........         --          96          --             --              --               --             96
  Deferred compensation
    related to grant of
    certain stock below
    deemed fair value.......         --          --         520           (520)             --               --             --
  Amortization of deferred
    compensation............         --          --          --            598              --               --            598
  Compensation related to
    grant of stock options
    to consultants..........         --          --          15             --              --               --             15
  Net loss..................         --          --          --             --              --          (16,827)       (16,827)
                               --------     --------    -------        -------         -------         --------       --------
Balance at December 31,
  1998......................         --      55,842      31,588         (1,170)             --          (69,301)        16,959
  Issuance of 12,000,000
    shares of common stock
    at $3.75 per share (net
    of issuance costs of
    $664)...................         --      41,636          --             --              --               --         41,636
  Issuance of 1,981,424
    shares of common at
    $4.04 per share to
    Genentech...............         --       8,000          --             --              --               --          8,000
  Issuance of 832,000 shares
    of common stock at $3.75
    per share (net of
    issuance costs of
    $20)....................         --       2,913          --             --              --               --          2,913
  Issuance of 7,112,000
    shares of common stock
    at $10.50 per share (net
    of issuance costs of
    $117)...................         --      71,073          --             --              --               --         71,073
  Issuance of 2,058,388
    shares of common stock
    upon exercise of stock
    options.................         --       1,463          --             --              --               --          1,463
  Issuance of 194,104 shares
    of common stock at $1.73
    per share pursuant to
    the employee stock
    purchase plan...........         --         336          --             --              --               --            336
  Amortization of deferred
    compensation............         --          --          --            500              --               --            500
  Compensation related to
    grant of stock options
    to consultants..........         --          --         666             --              --               --            666
  Unrealized gains on
    available for sale
    securities..............         --          --          --             --          14,013               --         14,013
  Net loss..................         --          --          --             --              --          (20,499)       (20,499)
                                                                                                                      --------
  Comprehensive loss........         --          --          --             --              --               --         (6,486)
                               --------     --------    -------        -------         -------         --------       --------
  Balance at December 31,
    1999....................   $     --     $181,263    $32,254        $  (670)        $14,013         $(89,800)      $137,060
                               ========     ========    =======        =======         =======         ========       ========

                             See Accompanying Notes

                                 ABGENIX, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
OPERATING ACTIVITIES
Net loss....................................................  $(20,499)  $(16,827)  $(35,880)
Adjustments to reconcile net loss to net cash used by
  operating activities:
  Equity in (income) losses of Xenotech (including the
    charge for cross-license and settlement in 1997)........      (546)       411     12,147
  Depreciation and amortization.............................     1,763      1,715      1,489
  Stock options issued to consultants.......................       666         --         --
  Charge for cross-license and settlement...................        --         --     11,250
  Changes for certain assets and liabilities:
    Accounts receivable.....................................    (3,242)        --         --
    Prepaid expenses and other current assets...............    (4,337)      (888)      (392)
    Deposits and other assets...............................       100       (166)       (78)
    Payable to Xenotech for cross-license and settlement
      obligation............................................        --     (3,750)        --
    Accounts payable........................................     1,266       (199)       426
    Deferred revenue........................................     3,342        425       (376)
    Accrued stock issuance costs............................        --     (1,200)     1,200
    Accrued product development costs.......................       442        482        743
    Accrued employee benefits...............................     1,028         39       (130)
    Other accrued liabilities...............................      (329)        (3)      (574)
    Deferred rent...........................................       150         --         --
                                                              --------   --------   --------
Net cash used in operating activities.......................   (20,196)   (19,961)   (10,175)
                                                              --------   --------   --------
INVESTING ACTIVITIES
Purchases of short-term investments.........................   (61,598)   (24,868)   (15,505)
Sales of short-term investments.............................    32,069     20,243      7,783
Capital expenditures........................................    (1,108)      (697)    (1,075)
Acquistion of Xenotech, net of cash acquired................   (45,938)        --         --
Purchase of long-term investment............................   (15,000)        --         --
Contributions to Xenotech...................................        --       (475)    (4,647)
                                                              --------   --------   --------
Net cash used in investing activities.......................   (91,575)    (5,797)   (13,444)
                                                              --------   --------   --------
FINANCING ACTIVITIES
Net proceeds from issuances of common stock.................   125,421     20,366        350
Net proceeds from issuances of redeemable convertible
  preferred stock...........................................        --      3,936     17,039
Proceeds from long-term debt................................        --         --      4,300
Payments on long-term debt..................................    (1,699)    (1,746)      (643)
                                                              --------   --------   --------
Net cash provided by financing activities...................   123,722     22,556     21,046
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........    11,951     (3,202)    (2,573)
Cash and cash equivalents at the beginning of the year......     1,415      4,617      7,190
                                                              --------   --------   --------
Cash and cash equivalents at the end of the year............  $ 13,366   $  1,415   $  4,617
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for interest......................  $    438   $    549   $    632
                                                              ========   ========   ========
Cash paid during the year for foreign income tax............  $  1,000   $     --   $     --
                                                              ========   ========   ========
NON-CASH INVESTING AND FINANCING ACTIVITIES
Allocation of charges related to the cross-license and
  settlement from parent and Xenotech.......................  $     --   $     --   $ 15,000
                                                              ========   ========   ========
Conversion of note payable to parent........................  $     --   $     --   $  4,000
                                                              ========   ========   ========
Furniture and equipment acquired under capital lease
  financing.................................................  $     --   $     --   $  1,968
                                                              ========   ========   ========
Deferred compensation related to grant of certain stock
  options...................................................  $     --   $    520   $  1,776
                                                              ========   ========   ========

                             See Accompanying Notes

                                 ABGENIX, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND PRESENTATION

    Abgenix, Inc., a Delaware corporation ("Abgenix" or the "Company"), develops and intends to commercialize antibody therapeutic products for the treatment of a variety of disease conditions, including transplant-related diseases, inflammatory and autoimmune disorders, cardiovascular disease, infectious diseases and cancer. The Company has developed a proprietary technology to enable the quick generation of high affinity, fully human antibody product candidates to essentially any disease target appropriate for antibody therapy. The operations of Abgenix commenced in 1989 and were initially conducted as a research project within Cell Genesys, Inc., ("Cell Genesys"). On June 24, 1996, Abgenix was incorporated and subsequently on July 15, 1996, it was organized pursuant to a Stock Purchase and Transfer Agreement between the Company and Cell Genesys.

    Effective December 31, 1999 the Company acquired Japan Tobacco Inc.'s, ("Japan Tobacco"), interest in the Xenotech joint venture, ("Xenotech"), increasing the Company's ownership of the joint venture from 50% to 100%. Accordingly, the accompanying financial statements include the accounts of Xenotech on a consolidated basis as of December 31, 1999. Intercompany accounts have been eliminated in consolidation. Prior to the acquisition, Xenotech was accounted for under the equity method of accounting, accordingly, the Company's operations include equity in income and losses from Xenotech for the years 1999, 1998 and 1997, (see Note 2).

    In 1997, the Company incurred an aggregate non-recurring charge for cross-license and settlement of $22,500,000 which represents an allocation of $11,250,000 from Cell Genesys and an entry to record the 50% ownership in the equity in the losses of Xenotech of $11,250,000, (see Note 6).

CASH EQUIVALENTS, MARKETABLE SECURITIES AND LONG-TERM INVESTMENT

    Cash equivalents--The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    Marketable securities--Marketable securities consist of highly liquid investments with a maturity of greater than three months when purchased. The Company's marketable securities have been classified as "available-for-sale," and carried at market value. Unrealized gains and losses are reported as accumulated other comprehensive income/loss, which is a separate component of stockholders' equity. These unrealized gains and losses are considered temporary.

    Long-term investment--In 1999, the Company purchased 418,995 shares of CuraGen Corporation's common stock at $35.80 per share, for an aggregate purchase price of $15 million. This investment has been classified as "available for sale", and is carried at market value. Unrealized gains and losses are reported as accumulated other comprehensive income, which is a separate component of stockholders' equity. Unrealized gains and losses are considered temporary. The Company intends to hold this investment for at least a year and has, therefore, recorded it as a long-term investment.

DEPRECIATION AND AMORTIZATION

    The Company records property and equipment at cost and provides depreciation using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the remaining life of the facility lease, and all other assets are generally depreciated over two to five years. Furniture and equipment leased under capital leases is amortized over the shorter of the useful lives or the lease term. Amortization of leased assets is included in depreciation

                                 ABGENIX, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and amortization expense and is combined with accumulated depreciation and amortization of the Company's owned assets.

INTANGIBLE ASSETS

    The intangible assets consist primarily of patents and certain royalty rights, which were acquired through the acquisition of the Xenotech joint venture. Beginning in 2000, they will be amortized over their average estimated useful life of 15 years. No amortization was recorded in 1999.

REVENUE RECOGNITION

    Revenues related to collaborative research agreements with corporate partners are generally recognized ratably over the related funding periods for each contract. For research funding, the Company is required to perform research activities as specified in each respective agreement on a best efforts basis, and the Company is reimbursed based on the fees stipulated in the respective agreements which approximates cost. Deferred revenue may result when the Company does not incur the required level of effort or has not fulfilled its obligation under the agreement during a specific period in comparison to funds received under the respective contracts. Milestone payments are recognized pursuant to collaborative agreements upon the achievement of the specified milestone, where no future obligation to perform exists for that milestone. Nonrefundable, non-creditable license fees, for which no future obligation to perform exists, are recognized when invoiced.

RESEARCH AND DEVELOPMENT

    Research and development expenses, including direct and allocated expenses, consist of independent research and development costs and costs associated with sponsored research and development.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, the Company does not recognize compensation expense for stock options granted with exercise prices equal to the fair market value of the underlying common stock.

NET LOSS PER SHARE

    In 1997, the Company adopted Financial Accounting Standard No. 128, "Earnings Per Share" ("SFAS 128"). Under the provisions of SFAS 128, basic earnings per share is calculated based on the weighted average number of shares outstanding during the period. Potentially dilutive securities are excluded from the computation, as their effect is antidilutive.

    Pro forma net loss per share has been computed to give effect to the automatic conversion of redeemable convertible preferred stock into common stock which occurred at the completion of the Company's initial public offering in July 1998, using the as-if-converted method, from the original date of issuance.

                                 ABGENIX, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    A reconciliation of shares used in calculation of basic and diluted and pro forma net loss per share follows:

                                                      YEAR ENDED DECEMBER 31,
                                               --------------------------------------
                                                  1999         1998          1997
                                               ----------   ----------   ------------
                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
Net loss.....................................   $(20,499)    $(16,827)    $  (35,880)
                                                ========     ========     ==========
Basic and diluted:
  Weighted-average shares of common stock
    outstanding used in computing basic and
    diluted net loss per share...............     58,147       22,412            139
                                                ========     ========     ==========
Basic and diluted net loss per share.........   $  (0.35)    $  (0.75)    $  (258.17)
                                                ========     ========     ==========
Pro forma:
  Shares used in computing basic and diluted
    net loss per share (from above)..........                  22,412            139
  Adjusted to reflect the effect of the
    assumed conversion of preferred stock
    from the date of issuance................                  17,204         15,432
                                                             --------     ----------
  Weighted-average shares used in computing
    pro forma net loss per share.............                  39,616         15,571
                                                             ========     ==========
Pro forma net loss per share.................                $  (0.42)    $    (2.30)
                                                             ========     ==========

    Had the Company been in a net income position, diluted earnings per share would have included the shares used in the computation of pro forma net loss per share, as well as an additional 8,442,976, 6,947,416 and 6,520,372 shares related to outstanding options and warrants not included above, determined using the treasury stock method at the estimated average fair value, for the years ended December 31, 1999, 1998 and 1997, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

OTHER RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards 133, or FAS 133, "Accounting for Derivative Instruments and Hedging Activities". In July 1999 the FASB announced the delay of the effective date of FAS 133 for one year, to the first quarter of 2001. FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires companies to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it

                                 ABGENIX, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) qualifies for hedge accounting under FAS 133. The impact of FAS 133 on our financial position and results of operations is not expected to be material.

    In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (SAB) No. 101 Revenue Recognition in Financial Statements. The SAB spells out four basic criteria that must be met before registrants can record revenue. In addition, the SAB also provides guidance on the disclosures registrants should make about their revenue recognition policies and the impact of events and trends on revenue. The SAB states that all registrants are expected to apply the accounting and disclosures described in it no later than the fourth fiscal quarter of the fiscal year beginning after December 15, 1999 effective at the beginning of that year. We are currently evaluating the impact of the application of SAB No. 101 to our financial statements.

RECLASSIFICATIONS

    All share and per share amounts have been restated to reflect two-for-one common stock splits effected on April 6, 2000 and July 7, 2000. The authorized common shares reflect the increase of common shares from 50,000,000 to 220,000,000, which was approved by shareholders in 2000. Certain prior-year balances have been reclassified to conform to the current-year presentation.

2. ACQUISITION OF XENOTECH AND TRANSACTIONS WITH JAPAN TOBACCO

ACQUISITION OF XENOTECH AND TRANSACTIONS WITH JAPAN TOBACCO

    On December 20, 1999, the Company executed several agreements with Japan Tobacco that became effective December 31, 1999, under which the Company acquired Japan Tobacco's interest in the XenoMouse, a technology for generating fully human antibody drugs used in treating a wide range of diseases. Under the agreements, Abgenix paid $47.0 million in cash to Japan Tobacco for its 50% interest in Xenotech under which the XenoMouse technology was developed. This acquisition brought the Company's ownership of Xenotech to 100% and was accounted for under the purchase method of accounting. The purchase price of $47.2 million, including acquisition costs, was allocated $0.6 million to cash and $46.6 million to intangibles consisting primarily of the patents for the XenoMouse technology and the rights to royalties under certain licenses. The intangible assets will be amortized over 15 years, the estimated average life of the patents and licenses, using the straight-line method. Because Xenotech was acquired effective December 31, 1999, and prior to this date was owned 50% by the Company, operations of Xenotech were recorded on the equity method of accounting through December 31, 1999, and upon acquisition the Xenotech accounts were consolidated with the Company.

    Under the agreements, the Company made a non-recurring payment of $10.0 million to Japan Tobacco to terminate rights to the current XenoMouse technology. Additionally, Japan Tobacco paid $4.0 million to the Company for a license to use the existing XenoMouse technology on a more limited basis than previously, and to use future XenoMouse technology in development at Abgenix. One third of the $4.0 million payment, or $1.3 million, was allocated to the current XenoMouse technology and was offset against the $10.0 million payment. The net of these two amounts, $8.7 million, was recorded as a non-recurring termination fee to the consolidated statements of operations in 1999. The remainder of the $4.0 million payment, or $2.7 million, was recorded as deferred revenue and will be recognized as revenue when the future XenoMouse technologies are delivered. Japan Tobacco will also make royalty payments on any future sales of antibody products generated using XenoMouse.

                                 ABGENIX, INC.

2. ACQUISITION OF XENOTECH AND TRANSACTIONS WITH JAPAN TOBACCO (CONTINUED) Lastly, under the December agreements, the Company granted to Japan Tobacco a license for certain new technology related to the generation of mouse models of certain human diseases. In return for this license, Japan Tobacco paid Abgenix $6.0 million, which was recorded in contract revenue.

    In June 1999 the Company entered into a collaboration agreement with Japan Tobacco, Inc. relating to the clinical development of one of the Company's products. Under the agreement, Japan Tobacco made payments totaling $2,280,000 to the Company, which was recorded as revenue in 1999.

XENOTECH PRIOR TO THE ACQUISITION

    Prior to the acquisition, the Company and a subsidiary of Japan Tobacco equally owned Xenotech. The Company obtained its interest when Cell Genesys assigned its rights upon the creation of Abgenix. Research performed by Xenotech, which was generally outsourced to the Company, was funded through capital contributions from the partners. Revenues recognized by the Company for performing the research for Xenotech were $1,344,000 and $1,343,000, for the years ended December 31, 1998 and 1997, respectively, net of its cash contributions of $304,000 and $897,000, respectively, to Xenotech related to this revenue. No revenue was recognized in 1999. The Company acquired options and product licenses for antigen targets developed from the XenoMouse technology from Xenotech during these periods as well. The cost of such options and licenses were expensed as research and development by the Company in the amounts of $645,000, $453,000 and $172,500 for the years ended December 31, 1999, 1998 and 1997, respectively.

    Prior to the acquisition, the Company accounted for its investment in Xenotech under the equity method and therefore recorded 50% of Xenotech's net income or losses, up to the Company's investment amount. Details are as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        1999       1998       1997
                                                      --------   --------   --------
                                                              (IN THOUSANDS)
Abgenix's share of Xenotech (income) losses.........   $(546)      $411     $ 12,347
Losses associated with cross-license and
  settlement........................................      --         --      (11,250)
Difference due to timing and change in deferred
  revenue...........................................      --         --         (200)
                                                       -----       ----     --------
Equity in (income) losses of Xenotech...............   $(546)      $411     $    897
                                                       =====       ====     ========

PROFORMA UNAUDITED FINANCIAL INFORMATION

    The following unaudited pro forma financial information presents the results of operations of the Company and Xenotech for the years ended December 31, 1999 and 1998 as if the acquisition had been consummated as of the beginning of the periods presented.

                                                            1999       1998
                                                          --------   --------
                                                            (IN THOUSANDS)
Total revenues..........................................  $ 12,680   $  2,723
Net loss................................................  $(23,047)  $(20,344)
Net loss per share......................................  $  (0.40)  $  (0.91)

    The pro forma financial information includes the effect of the amortization of intangible assets acquired, using a 15 year life. The pro forma condensed financial information is presented for

                                 ABGENIX, INC.

2. ACQUISITION OF XENOTECH AND TRANSACTIONS WITH JAPAN TOBACCO (CONTINUED) illustrative purposes only. This information is not necessarily indicative of the Company's financial position or results of operations for future periods or the results that actually would have been realized had the acquisition and certain transactions occurred as of the beginning of the periods presented.

3. COLLABORATION AND LICENSE AGREEMENTS

    As of December 31, 1999, the Company had agreements with 15 collaborative partners covering at least 20 product candidates. These agreements typically allow the collaborative partner to generate fully human antibodies to one or more specific antigen targets provided by the collaborative partner. In most cases, the Company provides the technology to the collaborative partner who then carries out the research with their specific antigen target. In other cases, the Company may perform the research with the collaborative partner's antigen target, for additional compensation. In some cases, the Company has granted multi-antigen research licenses allowing the partner to incorporate the Company's technology into early stages of their antibody research. The financial terms of these agreements may include license fees, milestone payments and royalties on any future product sales. Contract revenue from two partners represented 67.4% and 14.7%, respectively, of the Company's revenue in 1999.

    As of December 31, 1999, agreements are as follows:

    Amgen: In April 1999, the Company entered into a research collaboration, option and license agreement with Amgen, Inc., to generate fully human antibodies to an undisclosed antigen target. Under this agreement, Amgen is paying the Company to perform the immunizations and certain research activities.

    AVI BioPharma: In January 1999, the Company entered into a research license and option agreement with AVI to generate fully human antibodies to an antigen target for the treatment of various cancers.

    BASF: In March 1999, the Company entered into a research collaboration agreement with BASF Bioresearch Corporation to generate fully human antibodies to an undisclosed antigen target.

    Cell Genesys: In November 1997, the Company entered into the gene therapy rights agreement with Cell Genesys. Cell Genesys received certain rights to commercialize products based on antibodies generated with XenoMouse technology in the field of gene therapy.

    Centocor/Johnson and Johnson: In December 1998, the Company entered into a research collaboration agreement with Centocor to generate fully human antibodies to an undisclosed antigen target in the cardiovascular field.

    Chiron: In December 1999, the Company entered into a research license and option agreement with Chiron to generate fully human antibodies to an undisclosed antigen in the field of autoimmune diseases. Under a separate research collaboration agreement, Chiron may use XenoMouse to generate fully human antibodies to up to four cancer targets.

    CuraGen: In December 1999, the Company entered into a broad collaboration with CuraGen Corporation to make fully human antibodies to genomics-based antigen targets. Under the collaboration, CuraGen will supply a large number of antigen targets to the Company, and the Company will be responsible for generating fully human antibodies to them. The Company will share responsibility for evaluation of the antibody product candidates generated. Both CuraGen and the Company will be able to select antibody product candidates from the pool generated in the course of the collaboration. The party selecting a product candidate will pay to the other, for rights to develop

                                 ABGENIX, INC.

3. COLLABORATION AND LICENSE AGREEMENTS (CONTINUED) and commercialize such product, license fees, milestone payments and royalty payments on any eventual product sales.

    Genentech: In January 1999, the Company entered into a multi-antigen research license and option agreement with Genentech. This agreement superceded two agreements in 1998. Under the new agreement, the Company granted Genentech a license to utilize XenoMouse technology in its antibody product research efforts and an option to obtain product licenses for up to ten antigen targets, (including the two from the 1998 superceded agreements), but not more than two in any one year, over the agreement's six year term. Genentech can renew the agreement for up to four additional targets over a subsequent three-year period. Genentech acquired 1,981,424 shares of our common stock for an aggregate purchase price of $8.0 million. To renew the agreement at the end of the sixth year, Genentech must purchase an additional $2.5 million of our common stock at a 50% premium to the then current market price.

    Human Genome Sciences: In December 1999, the Company entered into a broad collaboration with Human Genome Sciences, Inc. ("HGS") to generate fully human antibodies to genomics-based antigen targets. Under the collaboration, HGS has the right to use XenoMouse technology for research purposes and to take out options and/or licenses on a pre-set number of antigen targets. The Company also may collaborate with HGS on a pre-set number of antigen targets to which the Company will generate fully human antibodies. The companies will then jointly develop and commercialize these products. The Company is also able to select antigen targets from the Human Genome Sciences database to make antibodies against and will have an option to license a pre-set number of such antigen targets for its in-house development and commercialization. If the Company enters into a license to Human Genome Science's antigen target the Company would pay license fees, milestone payments and royalties equivalent to what they pay the Company for licenses to XenoMouse technology.

    Japan Tobacco: In December 1999, the Company entered into a collaboration with Japan Tobacco allowing it to use XenoMouse for research purposes and to obtain options and/or product licenses for a limited number of specific antigen targets each year. This collaboration superceded our prior collaboration agreement with Japan Tobacco. For each antigen target licensed, the Company could receive license fees, milestone payments and royalty payments on any eventual product sales. Japan Tobacco could also pay royalties on any future product sales relating to several antigen targets it had previously licensed under the former Xenotech structure.

    Millennium: In July 1998, the Company entered into a research collaboration agreement with Millennium BioTherapeutics to generate fully human antibodies to an antigen target in the field of inflammation. In October 1998, the Company entered into a research, license and option agreement with Millennium BioTherapeutics covering the same antigen target. In September 1998, the Company entered into a second research collaboration agreement with Millennium covering a second antigen target in the field of inflammation.

    Pfizer: In December 1997, the Company entered into a research collaboration agreement with Pfizer to generate fully human antibodies to an antigen target in the cancer field. In October 1998, Pfizer exercised its option to expand its research collaboration with the Company to include a second antigen target in the field of cancer. In November 1999, Pfizer exercised its option to expand its research collaboration with the Company to include a third antigen target in the field of cancer. Pfizer is paying the Company to perform the immunizations and to undertake certain research activities. As

                                 ABGENIX, INC.

3. COLLABORATION AND LICENSE AGREEMENTS (CONTINUED) part of this arrangement, in January 1998 Pfizer purchased 160,000 shares of our series C preferred stock for $1.3 million and received an option to collaborate with the Company on up to three antigen targets. These shares converted into 640,000 shares of common stock upon our initial public offering.

    Research Corporation Technologies: In December 1998, the Company entered into a binding memorandum of understanding for a research collaboration agreement with RCT to generate fully human antibodies to certain antigen target. Resultant antibody product candidates could potentially be used in treating organ transplant rejection and autoimmune disorders.

    Schering-Plough: In January 1998, the Company entered into a research collaboration agreement with Schering-Plough to generate fully human antibodies to an antigen target in the field of inflammation. Under this agreement, Schering-Plough is paying the Company to perform the immunizations and certain research activities. In September 1999, Schering-Plough exercised its option for a product license.

    U.S. Army: In July 1999, the Company entered into a collaboration with the U.S. Army to generate fully human antibodies to filoviruses. In October 1999, the U.S. Army expanded the collaboration to include poxviruses.

4.  AVAILABLE-FOR-SALE SECURITIES

    The following is a summary of available-for-sale securities at December 31, 1999 and 1998:

                                                  1999                                   1998
                                  ------------------------------------   ------------------------------------
                                  AMORTIZED   UNREALIZED    ESTIMATED    AMORTIZED   UNREALIZED    ESTIMATED
                                    COST      GAIN/(LOSS)   FAIR VALUE     COST      GAIN/(LOSS)   FAIR VALUE
                                  ---------   -----------   ----------   ---------   -----------   ----------
Commercial obligations..........   $22,829       $ (73)      $22,756      $    --    $       --     $    --
Commercial paper................    15,358          10        15,368        5,106            --       5,106
Obligations of the U.S.
  government and its agencies...    17,822        (149)       17,673       11,575            --      11,575
                                   -------       -----       -------      -------    ----------     -------
Total...........................   $56,009       $(212)      $55,797      $16,681    $       --     $16,681
                                   =======       =====       =======      =======    ==========     =======
Classified as:
  Cash equivalents..............                             $11,151                                $ 1,352
  Marketable securities.........                              44,646                                 15,329
                                                             -------                                -------
                                                             $55,797                                $16,681
                                                             =======                                =======

    The Company's available for sale marketable securities have the following maturities at December 31, 1999:

Due in one year or less.....................................  $45,611
Due after one year but less than five years.................   10,186
                                                              -------
                                                              $55,797
                                                              =======

    There were no significant unrealized gains or losses as of December 31, 1998. The unrealized gains and losses as of December 31, 1999 were reported as accumulated other comprehensive income, which is a separate component of stockholders' equity.

                                 ABGENIX, INC.

5.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
                                                              (IN THOUSANDS)
Furniture, machinery and equipment........................  $ 4,163    $ 3,118
Leasehold improvements....................................    4,333      4,270
                                                            -------    -------
                                                              8,496      7,388
Less accumulated depreciation and amortization............   (3,196)    (1,953)
                                                            -------    -------
                                                            $ 5,300    $ 5,435
                                                            =======    =======

    Property and equipment financed under capital leases was $1,956,000 at December 31, 1999, 1998 and 1997. Accumulated amortization for such financed assets are included in accumulated depreciation and amortization.

6.  COMMITMENTS

LOAN AND CAPITAL LEASE

    On January 24, 1997, the Company secured a loan with a bank in the amount of $4,300,000 in order to finance tenant improvements on its facility in Fremont, California. The loan matures in January 2001 and bears an annual interest rate of prime plus 1.0%. The interest rate at December 31, 1999 and 1998 was 9.50% and 8.75% respectively. The loan is secured by substantially all tangible and intangible assets of the Company.

    On March 28, 1997, the Company entered into a lease agreement with a financing company under which the Company financed approximately $2,000,000 of its laboratory and office equipment. The lease term is 48 months and bears interest at rates ranging from 12.5% to 13.0%. The last schedule matures in September, 2001.

    Future principal payments under the loan and minimum payments under the capital lease are as follows:

                                                               CAPITAL     TOTAL
                                                      LOAN      LEASE     PAYMENTS
                                                    --------   --------   --------
                                                            (IN THOUSANDS)
Year ending December 31,
  2000............................................  $ 1,258     $ 595     $ 1,853
  2001............................................      105       332         437
                                                    -------     -----     -------
Total.............................................    1,363       927       2,290
Less amount representing interest and tax.........       --      (110)       (110)
                                                    -------     -----     -------
Present value of future payments..................    1,363       817       2,180
Less current portion..............................   (1,258)     (501)     (1,759)
                                                    -------     -----     -------
Noncurrent portion................................  $   105     $ 316     $   421
                                                    =======     =====     =======

                                 ABGENIX, INC.

6.  COMMITMENTS (CONTINUED)
FACILITY LEASE

    The Company has an operating lease for its facilities in Fremont, California. The lease expires in January 2007; however, the Company has the option to extend the term through 2016. Future minimum payments under the noncancelable operating lease at December 31, 1999 are:

                                                              (IN THOUSANDS)
                                                              --------------
Year ending December 31,
  2000......................................................      $  923
  2001......................................................         955
  2002......................................................         987
  2003......................................................       1,019
  Thereafter................................................       3,341
                                                                  ------
Total lease payments........................................      $7,225
                                                                  ======

    Rent expense, in thousands, was $1,043 and $862 for the years ended December 31, 1999 and 1998, respectively.

CBL LICENSE AGREEMENT

    On February 1, 1997, the Company entered into a license agreement for exclusive worldwide rights to commercialize ABX-CBL. The Company paid an initial license fee and is further obligated to pay an annual maintenance fee of $50,000, to commit at least $1,000,000 annually to the development of ABX-CBL until ABX-CBL receives regulatory approval in any country and to pay royalties on potential product sales. The Company is also obligated to issue 25,000 shares of its common stock upon the submission of a Product License Application for the first indication of the product.

COMMITMENT FOR PRODUCT DEVELOPMENT

    The Company has contracted with a third party, located in the United Kingdom, for the manufacture of certain products it uses in its clinical trials. As of December 31, 1999 and 1998 the Company has committed approximately $4,900,000 and $600,000, respectively, related to future deliveries of these products. The Company has not recorded these obligations in its accrued liabilities as no legal liability exits until the products are delivered to and accepted by the Company.

CHARGE FOR CROSS LICENSE AND SETTLEMENT

    In 1997, Cell Genesys, Abgenix, Xenotech and Japan Tobacco signed a comprehensive patent cross-license and settlement agreement with GenPharm that resolved all related litigation and claims between the parties. As consideration for the cross-license and settlement agreement, Cell Genesys issued a note to GenPharm for $15,000,000 which was paid in full September 30, 1998. Of this note, $3,750,000 satisfied certain of Xenotech's obligations under the agreement. Japan Tobacco also made an initial payment. During 1997, two patent milestones were achieved and Xenotech was obligated to pay $7,500,000 for each milestone. Xenotech paid $7,500,000 in 1997 to satisfy the first milestone and recorded a payable to GenPharm for the remaining $7,500,000. Xenotech recorded the total of $15,000,000 as an expense in 1997. These payments satisfied all obligations under the agreement.

    Pursuant to Staff Accounting Bulletin 55, Cell Genesys allocated its portion of the settlement obligation, $11,250,000, to Abgenix since the related technology was contributed upon formation of

                                 ABGENIX, INC.

6.  COMMITMENTS (CONTINUED)
Abgenix. The $15,000,000 note issued by Cell Genesys was recorded as a capital contribution by Abgenix. In accordance with the joint venture agreement and the equity method of accounting, Abgenix also recorded an expense of $11,250,000 representing 50% of the Xenotech expense.

    As a result of the above, the Company recognized as a non-recurring charge for cross-license and settlement, a total of $22,500,000 in 1997. The full amount of the cross-license and settlement costs were expensed, because the Company determined that the cross-license received by the Company from GenPharm was non-exclusive and had no alternative future uses for the Company.

7. STOCKHOLDERS' EQUITY

COMMON STOCK

    Initial Public Offering--In July 1998, the Company completed an initial public offering of 10,000,000 shares of its common stock to the public, at a price of $2.00 per share. On July 27, 1998, the Company's underwriters exercised an option to purchase 1,500,000 additional shares of common stock at a price of $2.00 per share to cover over-allotments. The Company received net proceeds from the offerings of approximately $20.1 million. Upon the closing of the initial public offering, each of the outstanding 7,844,352 shares of redeemable convertible preferred stock was automatically converted into one share of common stock.

    Genentech--In January 1999, Genentech acquired 1,981,424 shares of our common stock for an aggregate purchase price of $8.0 million.

    Follow-on Public Offering--On March 4, 1999, the Company completed a follow-on public offering of 12,000,000 shares of its common stock to the public, at a price of $3.75 per share. On April 7, 1999 the Company's underwriters exercised an option to purchase 832,000 additional shares of common stock at a price of $3.75 per share to cover over-allotments. The Company received net proceeds from the offerings of approximately $44.5 million.

    Private Placement--On November 19, 1999, the Company completed a private placement of 7,112,000 shares of its common stock to qualified institutional and other accredited investors at a net price of $10.50 per share The Company received net proceeds of $71.1 million.

    Stockholder Rights Plan--In June 1999, our Board of Directors adopted a Stockholder Rights Plan. The Stockholder Rights Plan provides for a dividend distribution of one Preferred Shares Purchase Right on each outstanding share of our common stock. Each Right entitles stockholders to buy 1/1000th of a share of our Series A participating preferred stock at an exercise price of $120.00. Each Right will become exercisable following the tenth day after a person or group announces acquisition of 15 percent or more of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15 percent or more of our common stock. In the case of Cell Genesys, which beneficially owns approximately 19.6% of our outstanding common stock as of December 31, 1999, each right will become exercisable following the tenth day after it announces the acquisition of 25 percent or more of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by Cell Genesys of 25 percent or more of our common stock. We will be entitled to redeem the Rights at $0.01 per Right at any time on or before the tenth day following acquisition by a person or group of 15 percent or more (or in the case of Cell Genesys, 25 percent or more) of our common stock.

                                 ABGENIX, INC.

7. STOCKHOLDERS' EQUITY (CONTINUED)

PREFERRED STOCK

    The Board of Directors is authorized to issue up to an aggregate of 5,000,000 shares of preferred stock, at $0.0001 par value per share. At December 31, 1999, none were issued or outstanding.

WARRANTS

    In connection with the loans it guaranteed in 1997, Cell Genesys received warrants to purchase a total of 486,668 shares of the Company's common stock, at an exercise price of $1.50 per share. The original terms were such that the warrants were exercisable immediately and expired in three years. The fair value of the above warrants was determined at the time to be insignificant for accounting purposes. These warrants were exercised in January 2000.

8. STOCK OPTION AND BENEFIT PLANS

INCENTIVE STOCK PLANS

    The Company has three stock option plans, which allow for the granting of incentive and non-qualified stock options to employees, outside directors and consultants of the Company. There are 18,165,000 shares of common stock authorized for issuance under the plans. The Company grants shares of common stock for issuance under the plans at no less than the fair value of the stock. Options granted under the plans generally have a term of ten years and vest over four years.

    Information with respect to the Plan activity is as follows:

                                                                        WEIGHTED
                                             SHARES     NUMBER OF       AVERAGE
                                           AVAILABLE      SHARES     EXERCISE PRICE
                                           ----------   ----------   --------------
Balances at December 31, 1996............   1,719,608    4,675,624       $ 0.15
Authorized...............................   3,165,000           --           --
  Options granted........................  (2,706,576)   2,706,576       $ 0.61
  Options exercised......................          --     (929,400)      $ 0.38
  Options canceled.......................     419,096     (419,096)      $ 0.28
                                           ----------   ----------       ------
Balances at December 31, 1997............   2,597,128    6,033,704       $ 0.31
Authorized...............................   2,000,000           --           --
  Options granted........................  (1,414,204)   1,414,204       $ 1.71
  Options exercised......................          --     (613,072)      $ 0.22
  Options canceled.......................     266,088     (266,088)      $ 0.53
                                           ----------   ----------       ------
Balances at December 31, 1998............   3,449,012    6,568,748       $ 0.61
Authorized...............................   6,600,000           --           --
  Options granted........................  (4,111,500)   4,111,500       $ 5.56
  Options exercised......................          --   (2,058,388)      $ 0.70
  Options canceled.......................     665,552     (665,552)      $ 1.64
                                           ----------   ----------       ------
Balances at December 31, 1999............   6,603,064    7,956,308       $ 3.06
                                           ==========   ==========       ======

                                 ABGENIX, INC.

8. STOCK OPTION AND BENEFIT PLANS (CONTINUED)
    The following table summarizes information about options outstanding at December 31, 1999:

                                                      OUTSTANDING OPTIONS
                                          -------------------------------------------
                                                       WEIGHTED AVERAGE
RANGE OF                                                  REMAINING         NUMBER
EXERCISE                                    NUMBER       CONTRACTUAL      OF OPTIONS
PRICES                                    OF OPTIONS    LIFE, IN YEARS    EXERCISABLE
------                                    ----------   ----------------   -----------
$0.15...................................  2,112,920           6.58         1,520,568
$0.25--$2.13............................  1,964,832           7.80           840,668
$2.25--$3.75............................  2,253,844           9.05           557,564
$3.81--$11.00...........................  1,518,712           9.56            74,564
$22.13..................................    106,000           9.94                 0
                                          ---------        -------         ---------
                                          7,956,308           8.20         2,993,364
                                          =========        =======         =========

    From inception to December 31, 1997, options to purchase a total of 7,446,976 shares of common stock were granted at prices ranging from $0.15 to $1.25 per share. Deferred compensation of $1,776,000 was recorded for these option grants based on the deemed fair value of common stock (ranging from $0.30 to $1.63 per share). In the first quarter of 1998, the Company granted options to purchase 1,040,700 shares of common stock at $1.50 per share for which deferred compensation of approximately $520,000 was recorded based on the deemed fair value of common stock at $2.00 per share. During the second, third and fourth quarters of 1998, the Company granted an additional 205,504 options to employees to purchase shares of common stock at prices ranging from $1.25 to $2.50 per share. No deferred compensation expense was recorded as the options were granted at the then current market price of the stock on the date of the grant. The Company amortized $500,000, $598,000 and $520,000 of the deferred compensation balance during the years ended December 31, 1999, 1998 and 1997 respectively.

    Additionally, the Company granted 6,000 and 168,000 options to purchase shares of common stock in 1999 and 1998, respectively to independent consultants. The prices of the options ranges from $2.13 to $3.73 per share with vesting periods ranging from one to two years. Compensation expense of $666,000 and $15,000 was recorded in 1999 and 1998, respectively.

PRO FORMA INFORMATION

    Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 1999, 1998 and 1997, respectively: risk-free interest rate of 6.39%, 4.67%, and 6.46%; no dividend yield in 1999, 1998 or 1997; volatility factor of 1.03, 0.78, and 0.67; and an expected life of the option of six years in 1999 and five years in 1998 and 1997. These same assumptions were applied in the determination of the option values related to stock options granted to non-employees, except for the option life for which 3 to 5 years, the term of the consulting contracts, were used. The value has been recorded in the financial statements.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option

                                 ABGENIX, INC.

8. STOCK OPTION AND BENEFIT PLANS (CONTINUED) valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    The weighted-average fair values of options granted during the years ended December 31, 1999, 1998 and 1997 were $5.56, $1.71, and $0.75 per share. All options granted in 1997 and 1996 were granted at exercise prices below the deemed fair value of the underlying common stock. All options granted in 1999 and 1998 were granted at exercise prices at the then current market value of the stock. The following table illustrates what net loss would have been had the Company accounted for its stock-based awards under the provisions of SFAS 123. Pro forma amounts may not be representative of future years.

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS)
Net loss:
  As reported...............................................  $(20,499)   $(16,827)
                                                              ========    ========
  Pro forma.................................................  $(24,064)   $(17,160)
                                                              ========    ========
Net loss per share:
  As reported...............................................  $  (0.35)   $  (0.75)
                                                              ========    ========
  Pro forma.................................................  $  (0.42)   $  (0.77)
                                                              ========    ========

STOCK PURCHASE PLAN

    The Company's employee stock purchase plan enables eligible employees to purchase common stock at 85% of the average market price on the first or the last day of each 24 month offering period, whichever is lower. Employees may authorize periodic payroll deductions of up to 15% of eligible compensation for common stock purchases, with certain limitations. The number of shares which may be issued under the plan is 1,000,000, plus an annual increase equal to the lesser of 1,000,000, 1% of the Company's outstanding capitalization or a lesser amount determined by the Board. The maximum shares which can be issued over the 10 year term of the plan is 10,000,000. As of December 31, 1999, 1,345,468 shares have been authorized under the plan and 250,624 shares have been issued.

BENEFIT PLAN

    The Company has available a 401(k) retirement plan. Eligible employees may contribute up to 15% of their compensation. The Company does not match contributions and therefore no expense has been recorded.

                                 ABGENIX, INC.

9. RELATED PARTY TRANSACTIONS WITH CELL GENESYS

    Through July 31, 1997, pursuant to the terms of the Service Agreement with Cell Genesys, Cell Genesys provided Abgenix certain administrative services. In addition, beginning July 15, 1996, the Company leased equipment from Cell Genesys on a month-to-month basis pursuant to the Stock Purchase and Transfer Agreement. Total fees incurred under the Services Agreement and the Stock Purchase and Transfer Agreement were approximately $383,000 and $825,000 in 1998 and 1997, respectively. No fees were incurred in 1999. The Company chose to draw down on its Promissory Note with Cell Genesys in order to pay for the fees incurred through December 1997. In December 1997, the entire principal amount of the Promissory Note was converted into preferred stock, which subsequently was automatically converted to common stock upon the completion of the Company's initial public offering of its common stock.

    In addition, the Company had an agreement with Cell Genesys under which the Company provided immunization services as requested by Cell Genesys. Under this agreement, the Company recognized revenue of $111,000 in 1997.

10. INCOME TAXES

    For the year ended December 31, 1999, the Company recorded a tax provision of $1,000,000 which represents foreign withholding taxes on certain payments received from Japan Tobacco during the year.

    As of December 31, 1999, the Company had federal net operating loss carryforwards of approximately $61,000,000. The Company also had federal research and development tax credit carryforwards of approximately $2,500,000. The net operating loss and credit carryforwards will expire in the years 2011 through 2019, if not utilized.

    Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

    Significant components of the Company's deferred tax assets for federal and state income taxes as of December 31, 1999 are as follows:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
                                                            (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards......................  $ 20,900   $ 12,900
  Research credit carryforwards.........................     2,500      1,500
  Capitalized research and development..................     2,900      1,600
  Capitalized license agreements........................     6,300      6,000
  Deferred partnership losses...........................        --      1,600
  Other, net............................................        --        100
                                                          --------   --------
Total deferred tax assets...............................    32,600     23,700
Valuation allowance.....................................   (32,600)   (23,700)
                                                          --------   --------
    Net deferred tax assets.............................  $     --   $     --
                                                          ========   ========

                                 ABGENIX, INC.

10. INCOME TAXES (CONTINUED)
    The net valuation allowance increased by $9,300,000 and $7,000,000 during the year ended December 31, 1998 and 1997, respectively. Deferred tax assets relate primarily to net operating loss carryforwards and to the capitalization of the GenPharm cross-licensing agreement.

11. SUBSEQUENT EVENTS (UNAUDITED)

COMMON STOCK

    Follow-on Public Offering: On February 10, 2000, the Company completed a follow-on public offering of 12,000,000 shares (8,640,000 new shares from the Company and 3,360,000 existing shares owned by Cell Genesys) of its common stock to the public, at a price of $52.50 per share. On February 29, 2000, the Company's underwriters exercised an option to purchase 1,800,000 additional shares (1,296,000 new shares from the Company and 504,000 existing shares owned by Cell Genesys) of common stock at a price of $52.50 per share to cover over-allotments. The Company received proceeds from the offerings of $496.5 million after the underwriters' discount and estimated costs of offering.

NEW COLLABORATIONS AND LICENSES

    Elan: In January 2000, we entered into a research license and option agreement with Elan to generate fully human antibodies to an undisclosed antigen in the field of neurological diseases.

    Gliatech: In January 2000, we entered into a research collaboration, option and license agreement with Gliatech to generate fully human antibodies for use in the fields of cardiovascular and inflammatory diseases. Under this agreement, Gliatech is paying the Company to perform the immunizations and certain research activities.

    Millennium: In March 2000, we entered into a collaboration agreement under which Millennium has the right to generate fully human antigens for a pre-set number of antigens. Upfront payments may be made in cash or common stock of Millennium.

NEW FACILITY LEASE

    In February 2000, the Company signed an operating lease for an additional 100,100 square foot facility, in Fremont, California, to be used primarily for pilot scale manufacturing. This lease expires in the year 2018, with options to extend the lease term. The lease requires a deposit or stand-by letter of credit for $2,000,000 during the term of the lease.

    Future minimum payments under this non-cancelable operating lease as of signing are as follows (in thousands): 2000--$1,121; 2001--$1,961; 2002--$2,030;
2003--$2,101; 2004--$2,174; and thereafter $27,698.

                                 ABGENIX, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                   2000            1999
                                                              --------------   -------------
                                                                UNAUDITED
                                           ASSETS
Current assets:
  Cash and cash equivalents.................................     $107,516        $ 13,366
  Marketable securities.....................................      437,825          43,543
  Interest receivable.......................................        7,482           1,103
  Accounts receivable.......................................        1,126           4,150
  Prepaid expenses and other current assets.................        9,269           4,861
                                                                 --------        --------
    Total current assets....................................      563,218          67,023

Property and equipment, net.................................        7,585           5,300
Long-term investments.......................................       71,639          29,225
Intangible assets, net......................................       44,261          46,591
Deposits and other assets...................................          703             402
                                                                 --------        --------
                                                                 $687,406        $148,541
                                                                 ========        ========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................     $  5,603        $  1,705
  Deferred revenue..........................................       14,405           3,767
  Accrued product development costs.........................          233           1,667
  Accrued employee benefits.................................        1,524           1,287
  Other accrued liabilities.................................        1,418             725
  Current portion of long-term debt.........................          447           1,759
                                                                 --------        --------
    Total current liabilities...............................       23,630          10,910

Deferred rent...............................................          406             150
Long-term debt..............................................           --             421
Commitments
Stockholders' equity:
  Preferred stock, $.0001 par value; 5,000,000 shares
    authorized, none issued and outstanding
  Common stock, $0.0001 par value; 220,000,000 shares
    authorized, 81,607,172 and 68,669,092 shares issued and
    outstanding at
    September 30, 2000 and December 31, 1999, respectively,
    at amount paid in.......................................      683,317         181,263
  Additional paid-in capital................................       32,849          32,254
  Deferred compensation.....................................         (325)           (670)
  Accumulated other comprehensive income....................       41,627          14,013
  Accumulated deficit.......................................      (94,098)        (89,800)
                                                                 --------        --------
    Total stockholders' equity..............................      663,370         137,060
                                                                 --------        --------
                                                                 $687,406        $148,541
                                                                 ========        ========

                            See accompanying notes.

                                 ABGENIX, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                         THREE MONTHS ENDED     NINE MONTHS ENDED
                                                            SEPTEMBER 30,         SEPTEMBER 30,
                                                         -------------------   -------------------
                                                           2000       1999       2000       1999
                                                         --------   --------   --------   --------
Revenues:
  Contract revenue.....................................  $ 7,634    $ 3,670    $13,077    $  5,390
  Interest income......................................    9,213        762     22,334       1,954
                                                         -------    -------    -------    --------
    Total revenues.....................................   16,847      4,432     35,411       7,344

Costs and expenses:
  Research and development.............................   12,784      4,493     31,910      14,371
  General and administrative...........................    1,762      1,134      5,152       3,428
  Amortization of intangible assets....................      777         --      2,330          --
  Equity in income from the Xenotech joint venture.....       --        (18)        --        (558)
  Interest expense.....................................       17        102        317         347
                                                         -------    -------    -------    --------
    Total costs and expenses...........................   15,340      5,711     39,709      17,588
                                                         -------    -------    -------    --------
Net income (loss)......................................  $ 1,507    $(1,279)   $(4,298)   $(10,244)
                                                         =======    =======    =======    ========
Basic net income (loss) per share......................  $  0.02    $ (0.02)   $ (0.05)   $  (0.18)
                                                         =======    =======    =======    ========
Shares used in computing basic net income (loss) per
  share................................................   81,323     60,092     78,799      56,196
                                                         =======    =======    =======    ========
Diluted net income (loss) per share....................  $  0.02    $ (0.02)   $ (0.05)   $  (0.18)
                                                         =======    =======    =======    ========
Shares used in computing diluted net income (loss) per
  share................................................   88,611     60,092     78,799      56,196
                                                         =======    =======    =======    ========

                            See accompanying notes.

                                 ABGENIX, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                2000        1999
                                                              ---------   --------
Operating activities:
Net loss....................................................  $  (4,298)  $(10,244)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Equity in income of Xenotech..............................         --       (558)
  Depreciation and amortization.............................      3,822      1,257
  Stock-based compensation related to stock options issued
    to consultants..........................................        595        638
  Changes for certain assets and liabilities:
    Interest receivable.....................................     (6,379)      (430)
    Accounts receivable.....................................      3,024       (642)
    Prepaid expenses and other current assets...............     (4,408)    (2,802)
    Deposits and other assets...............................       (315)       100
    Accounts payable........................................      3,898        273
    Deferred revenue........................................     10,638       (300)
    Accrued product development costs.......................     (1,434)      (299)
    Other accrued liabilities...............................        930        445
    Deferred rent...........................................        256         --
                                                              ---------   --------
Net cash provided by (used in) operating activities.........      6,329    (12,562)
                                                              ---------   --------

Investing activities:
  Purchases of marketable securities........................   (803,708)   (58,807)
  Sales of marketable securities............................    394,626     22,774
  Capital expenditures......................................     (3,418)      (424)
                                                              ---------   --------
Net cash used in investing activities.......................   (412,500)   (36,457)
                                                              ---------   --------
Financing activities:
  Net proceeds from issuances of common stock...............    502,054     53,123
  Payments on long-term debt................................     (1,733)    (1,268)
                                                              ---------   --------
Net cash provided by financing activities...................    500,321     51,855
                                                              ---------   --------
Net increase in cash and cash equivalents...................     94,150      2,836
Cash and cash equivalents at the beginning of the period....     13,366      1,415
                                                              ---------   --------
Cash and cash equivalents at the end of the period..........  $ 107,516   $  4,251
                                                              =========   ========

                            See accompanying notes.

                                 ABGENIX, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2000

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The unaudited condensed financial statements of Abgenix, Inc. (the "Company" or "Abgenix") included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information or footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company, the accompanying unaudited condensed financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information included therein. These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1999 and accompanying notes included in the Company's Annual Report as filed on Form 10-K with the Securities and Exchange Commission on March 28, 2000. The results of operations for the quarter and nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year or for any other future period.

    REVENUE RECOGNITION--In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101--Revenue Recognition in Financial Statements ("SAB 101"), which provides guidance on the accounting for revenue recognition. The Company is currently evaluating the applicability of SAB 101 to its existing agreements. Should the Company conclude that its approach is different from the approach described in SAB 101, it will change its method of accounting. As amended, SAB 101 is required to be implemented no later than the fourth fiscal quarter of 2000, for companies with fiscal years beginning between December 16, 1999 and March 15, 2000.

    The Company receives payments from customers for licenses, options and services. These payments are generally non-refundable but are reported as deferred revenue until they are recognizable as revenue. The Company has followed the following principles in recognizing revenue:

    - Research license fees: Fees to license the use of XenoMouse in research performed by the customer are generally recognized when both the inception of the license period and delivery of the technology have occurred. If Abgenix is obligated to provide significant assistance to enable the customer to practice the license, then the revenue is recognized over the period of such obligation.

    - Product license fees: Fees to license the production, use and sale of an antibody generated by XenoMouse are generally recognized when both the inception of the license period and delivery of the technology have occurred. If Abgenix is obligated to provide significant assistance to enable the customer to practice the license, then the revenue is recognized over the period of such obligation.

    - Option fees: Fees for granting options to obtain product licenses are recognized as revenue when the option is exercised or when the option period expires, whichever occurs first.

    - Payments for research services performed by Abgenix are recognized ratably over the period during which these services are performed.

    - Milestone payments are recognized as revenue when the milestone is achieved.

                                 ABGENIX, INC.

                               SEPTEMBER 30, 2000

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    TWO-FOR-ONE STOCK SPLITS--The accompanying financial statements have been restated to reflect both a two-for-one common stock split effective on April 6, 2000 and a two-for-one common stock split effective on July 7, 2000.

EARNINGS PER SHARE

    A reconciliation of the shares used in the computation of the company's basic and diluted earnings per common share is as follows (in thousands):

                                                                 THREE MONTHS           NINE MONTHS
                                                                     ENDED                 ENDED
                                                                 SEPTEMBER 30,         SEPTEMBER 30,
                                                              -------------------   -------------------
                                                                2000       1999       2000       1999
                                                              --------   --------   --------   --------
Weighted average common shares outstanding..................   81,323     60,092     78,799     56,196

Dilutive effect of employee stock options...................    7,288         --         --         --
                                                               ------     ------     ------     ------

Weighted average common shares outstanding, assuming
  dilution..................................................   88,611     60,092     78,799     56,196
                                                               ======     ======     ======     ======

    Weighted average common shares outstanding, assuming dilution, includes the incremental shares that would be issued upon the assumed exercise of stock options. Certain of the company's stock options were excluded from the calculation of diluted earnings per share because they were antidilutive, but these options could be dilutive in the future.

2. MARKETABLE SECURITIES

    The following is a summary of marketable securities at September 30, 2000 and December 31, 1999:

                                       AS OF SEPTEMBER 30, 2000               AS OF DECEMBER 31, 1999
                                 ------------------------------------   ------------------------------------
                                 AMORTIZED   UNREALIZED    ESTIMATED    AMORTIZED   UNREALIZED    ESTIMATED
                                   COST      GAIN/(LOSS)   FAIR VALUE     COST      GAIN/(LOSS)   FAIR VALUE
                                 ---------   -----------   ----------   ---------   -----------   ----------
                                            (IN THOUSANDS)                         (IN THOUSANDS)
Commercial obligations.........  $ 32,039      $   (25)     $ 32,014     $22,277      $   (73)     $22,204
Commercial paper...............   505,760           39       505,799      15,358           10       15,368
Obligations of the U.S.
  government and its
  agencies.....................     5,999          (26)        5,973      17,271         (149)      17,122
Marketable equity securities...    30,000       41,639        71,639      15,000       14,225       29,225
                                 --------      -------      --------     -------      -------      -------
Total..........................  $573,798      $41,627      $615,425     $69,906      $14,013      $83,919
                                 ========      =======      ========     =======      =======      =======

Classified as:
  Cash equivalents.............                             $105,961                               $11,151
  Marketable securities........                              437,825                                43,543
  Long-term investments........                               71,639                                29,225
                                                            --------                               -------
                                                            $615,425                               $83,919
                                                            ========                               =======

                                 ABGENIX, INC.

                               SEPTEMBER 30, 2000

2. MARKETABLE SECURITIES (CONTINUED)
    The Company's available-for-sale debt securities have the following maturities at September 30, 2000:


Due in one year or less.....................................  $543,786
Due after one year but less than five years.................        --
                                                              --------
                                                              $543,786
                                                              ========

3. COMPREHENSIVE INCOME

    Other comprehensive gains/(losses) consist of unrealized gains or losses on available-for-sale securities. The components of comprehensive income, net of tax, were as follows (in thousands):

                                                          THREE MONTHS ENDED     NINE MONTHS ENDED
                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                          -------------------   -------------------
                                                            2000       1999       2000       1999
                                                          --------   --------   --------   --------
Net income (loss).......................................  $ 1,507    $(1,279)   $(4,298)   $(10,244)
Increase (decrease) in net unrealized gains on
  available-for-sale investments........................   24,887       (180)    27,614        (180)
                                                          -------    -------    -------    --------
Comprehensive income (loss).............................  $26,394    $(1,459)   $23,316    $(10,424)
                                                          =======    =======    =======    ========

4. STOCKHOLDERS' EQUITY AND FOLLOW-ON PUBLIC OFFERING

    On February 10, 2000 the Company completed a follow-on public offering in which the Company sold 8,640,000 shares and Cell Genesys sold 3,360,000 shares of the Company's common stock to the public at a price of $52.50 per share. On February 29, 2000 the Company's underwriters exercised their overallotment option to purchase 1,800,000 additional shares, of which 1,296,000 shares were sold by the Company and 504,000 shares were sold by Cell Genesys at a price of $52.50 per share. The Company received net proceeds from the offerings of approximately $496.5 million after the underwriters' discount and costs of offering.

    In January 2000, Cell Genesys exercised its warrants to purchase 486,668 shares of the Company's stock at an exercise price of $1.50 per share.

    On May 3, 2000 the Company's stockholders approved an increase to the aggregate number of shares of common stock authorized for issuance under the Company's 1996 Incentive Stock Plan by 1,200,000 shares.

    On May 3, 2000 the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000.

    On August 23, 2000 the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 220,000,000.

                                 ABGENIX, INC.

                               SEPTEMBER 30, 2000

5. CUSTOMER AND LICENSE AGREEMENTS

    Abbott: In May 2000, the Company entered into a collaboration agreement, including an option and research license, with Abbott Laboratories to generate fully human antibodies to disease targets. Under this agreement, Abbott is required to pay the Company to perform the immunizations and certain research activities.

    Corixa: In March 2000, the Company entered into an agreement to discover and develop fully human antibodies against selected targets from Corixa Corporation's library of proprietary autoimmune disease, cancer and infectious disease antigens.

    Elan: In January 2000, the Company entered into a research license and option agreement with Elan Pharmaceuticals Inc. to generate fully human antibodies to an undisclosed antigen in the field of neurological diseases.

    Gliatech: In January 2000, the Company entered into a research agreement, option and license agreement with Gliatech Medical Inc. to generate fully human antibodies for use in the fields of cardiovascular and inflammatory diseases. Under this agreement, Gliatech is required to pay the Company to perform the immunizations and certain research activities.

    Immunex: In July 2000, the Company entered into a joint development and commercialization agreement with Immunex Corporation, for ABX-EGF, a fully human antibody created by the Company and currently in a Phase I clinical trial involving several tumor types. Under the agreement, Immunex has agreed to make an initial license fee payment to the Company, and a second license fee payment upon commencement of Phase II clinical trials of ABX-EGF. Development costs will be shared equally, as would any potential profits from sales of a targeted product. Payments totaling $5 million were received in the third quarter of 2000 representing the initial license fee. The Company is recognizing this fee ratably each month over the period ended December 31, 2001, which is the period Abgenix is obligated to share in development costs. Accordingly, $0.6 million was recognized as revenue in the quarter ended September 30, 2000. Additionally, Abgenix recognized $0.5 million as revenue, which represents development costs incurred in the third quarter by Abgenix, net of development costs incurred by Immunex.

    Lexicon: In July 2000, the Company entered into a collaborative agreement with Lexicon Genetics Inc. Under the terms of the agreement, Lexicon agreed to contribute antigen targets that derive from its proprietary portfolio of full-length human genes whose functions are defined using Lexicon's knockout mouse technology. The Company will use its XenoMouse technology to generate fully human antibodies for each of the targets selected by a joint committee. Each party will have the right to obtain exclusive commercialization rights, including sublicensing rights, for an equal number of qualifying antibodies. Each party will receive milestone payments and royalties on sales of antibody drugs from the collaboration that are commercialized by the other party.

    Millennium: In March 2000, the Company granted Millennium
BioTherapeutics, Inc. a license to use XenoMouse in research performed by Millennium and several licenses to make, use and sell antibodies generated with XenoMouse. Payments totaling $10 million were made in the first quarter of 2000 representing a research license fee, product license fees and service fees to establish the technology at Millennium. The Company is recognizing these fees ratably each month over the period ended December 31, 2000 during which Abgenix is obligated to assist in establishing the technology at Millennium, which will enable Millennium to practice the research license and product licenses.

                                 ABGENIX, INC.

                               SEPTEMBER 30, 2000

5. CUSTOMER AND LICENSE AGREEMENTS (CONTINUED)
Accordingly, $3.0 million was recognized as revenue in the quarter ended September 30, 2000 and $7.0 million was recognized as revenue in the nine months ended September 30, 2000. At September 30, 2000, $3.0 million remained in deferred revenue. The $10 million payment was made in common stock of Millennium, which was subsequently sold in May 2000 shortly after the shares were registered. Millennium was obligated to make up the difference, if any, between the fair value of such stock upon sale and $10 million, and the Company was obligated to pay, and did pay, the excess of the fair value of such stock upon sale and $10 million.

    SangStat: In August 2000, the Company entered into a joint development and commercialization agreement with SangStat Medical Corporation for ABX-CBL, an antibody developed by the Company and currently in a Phase II/III clinical trial. Under the agreement, SangStat will make an initial license fee payment and additional milestone payments to Abgenix. Development costs will be shared equally, as would any potential profits from sales of collaboration products. Payments totaling $2 million were made in the third quarter of 2000 representing the initial license fee and reimbursement of prior costs. The Company is recognizing these fees ratably each month over the period ended January 31, 2001, which is the period Abgenix is obligated to share in development costs. Accordingly, $0.7 million was recognized as revenue in the quarter ended September 30, 2000. Additionally, Abgenix recognized $0.5 million as revenue, which represents development costs incurred in the third quarter by Abgenix net of development costs incurred by Sangstat, and required to be reimbursed to Abgenix.

    SmithKline Beecham: In May 2000, the Company entered into a collaboration agreement, including an option and research license with SmithKline Beecham Pharmaceuticals Inc. to generate fully human antibodies to an undisclosed antigen.

6. OTHER CONTRACTUAL OBLIGATIONS

    In May 2000, the Company entered into an agreement to produce commercial quantities of its fully human antibody, ABX-IL8, using Genzyme Transgenics Corporation's manufacturing system. Under the terms of the agreement, in exchange for fees and milestone payments, Genzyme Transgenics agreed to develop transgenic goats that express ABX-IL8 in their milk.

    In May 2000, the Company entered into an agreement with a contract manufacturer of its product candidates, to reserve manufacturing capacity by acquiring an option to negotiate a supply agreement, the terms of which are generally outlined in the option agreement. The total amount paid for this agreement was approximately $3.8 million of which $2.3 million was recorded as an expense in research and development and approximately $1.5 million was recorded as a deposit because it is creditable to the supply agreement. If a supply agreement is not entered into, the $3.8 million is generally non-refundable, except under limited circumstances.

    In September 2000, the Company entered into a collaboration with ImmunoGen providing the Company with access to ImmunoGen's maytansinoid Tumor-Activated Prodrug technology. ImmunoGen will receive $5.0 million in technology access fee payments, as well as potential milestone payments, and royalties on net sales of any resulting products. In addition, Abgenix purchased $15.0 million of ImmunoGen common stock at $19.00 per share.

                                 ABGENIX, INC.

                               SEPTEMBER 30, 2000

7. FACILITY LEASES AND LETTER OF CREDIT

    In February 2000, the Company signed an operating lease for an additional 100,100 square foot facility to be used primarily for offices. In May 2000, the Company also signed an operating lease for an additional 100,000 square foot facility to be built and used for pilot scale manufacturing. Both leases expire in the year 2015, with options to extend the lease terms. The Company issued a stand-by letter of credit for $2.0 million to the lessor for the lease term, as a condition to the lease. Future minimum payments under these non-cancelable operating leases are as follows (in thousands): 2000--$1,121; 2001--$3,986; 2002--$4,802; 2003--$4,969; 2004--$5,138; and thereafter --$65,509.

8. SUBSEQUENT EVENTS

ACQUISITIONS

    In November 2000, the Company acquired ImmGenics Inc. in an all-stock transaction. The transaction will be treated as a purchase and the total estimated purchase price including estimated acquisition costs was $77.5 million.

    In November 2000, the Company acquired Intraimmune Therapies, Inc in a cash transaction. The transaction will be treated as a purchase and the total estimated purchase price was $9.0 million.

PRIVATE PLACEMENT

    In November 2000, the Company completed a private placement of 3,300,000 shares of its common stock to institutional investors at a price of $70.00 per share for gross proceeds of $231.0 million. After commissions, the Company received net proceeds of $221.0 million.

                                AUDITORS' REPORT

To the Directors of
IMMGENICS PHARMACEUTICALS INC.

    We have audited the balance sheets of IMMGENICS PHARMACEUTICALS INC. as at August 31, 2000 and 1999 and the statements of loss and deficit and cash flows for each of the years in the three year period ended August 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at August 31, 2000 and 1999 and the results of its operations and its cash flows for each of the years in the three year period ended August 31, 2000 in accordance with accounting principles generally accepted in Canada. As required by the Company Act (British Columbia), we report that, in our opinion, these principles have been applied on a consistent basis.

                                          /s/ ERNST & YOUNG LLP
                                          Chartered Accountants

Vancouver, Canada

October 6, 2000.

                         IMMGENICS PHARMACEUTICALS INC.
                Incorporated under the laws of British Columbia

                                 BALANCE SHEETS

                             (IN CANADIAN DOLLARS)

                                                                   AS AT AUGUST 31
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
ASSETS
CURRENT
Cash and cash equivalents...................................  $ 3,358,790   $   486,699
Short-term investments......................................    6,526,357     1,932,627
Accounts receivable.........................................       74,908        33,640
Investment tax credit receivable............................    1,152,925       680,659
Prepaid expenses............................................       21,515        16,653
                                                              -----------   -----------
TOTAL CURRENT ASSETS........................................   11,134,495     3,150,278
                                                              -----------   -----------
Capital assets [NOTE 4].....................................      774,422       682,483
Technology license [NOTE 5].................................       10,357        26,177
                                                              -----------   -----------
                                                              $11,919,274   $ 3,858,938
                                                              ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities....................      796,047       441,417
Convertible debenture, current portion [NOTE 6].............      709,388            --
                                                              -----------   -----------
TOTAL CURRENT LIABILITIES...................................    1,505,435       441,417
                                                              -----------   -----------
Convertible debenture [NOTE 6]..............................           --       579,046
                                                              -----------   -----------
TOTAL LIABILITIES...........................................    1,505,435     1,020,463
                                                              -----------   -----------
Commitments [NOTE 9]
SHAREHOLDERS' EQUITY
Share capital [NOTE 7]
  Common shares.............................................    2,906,680     1,333,346
  Class A preferred shares..................................    3,706,988     3,704,010
  Class B preferred shares..................................    3,616,353            --
Contributed surplus.........................................    5,442,229       313,264
Deficit.....................................................   (5,258,411)   (2,512,145)
                                                              -----------   -----------
TOTAL SHAREHOLDERS' EQUITY..................................   10,413,839     2,838,475
                                                              -----------   -----------
                                                              $11,919,274   $ 3,858,938
                                                              ===========   ===========

                             See accompanying notes

                         IMMGENICS PHARMACEUTICALS INC.

                         STATEMENTS OF LOSS AND DEFICIT

                             (IN CANADIAN DOLLARS)

                                                                  YEAR ENDED AUGUST 31
                                                         ---------------------------------------
                                                            2000          1999          1998
                                                         -----------   -----------   -----------
REVENUE
Contract research income...............................  $   153,461   $   101,366   $        --
Government grants......................................       36,650         7,200        28,268
Interest income........................................      256,843        81,135         8,961
                                                         -----------   -----------   -----------
                                                             446,954       189,701        37,229
                                                         -----------   -----------   -----------

EXPENSES
Research and development [NOTE 12].....................    1,583,471       817,824       275,569
General and administrative [NOTE 13]...................    1,175,888       593,880       210,064
Other expenses [NOTE 8]................................      277,369            --            --
Accretion of convertible debt [NOTE 6].................      156,492       130,410            --
                                                         -----------   -----------   -----------
                                                           3,193,220     1,542,114       485,633
                                                         -----------   -----------   -----------
LOSS FOR THE YEAR......................................   (2,746,266)   (1,352,413)     (448,404)

Deficit, beginning of year.............................   (2,512,145)   (1,159,732)     (711,328)
                                                         -----------   -----------   -----------
DEFICIT, END OF YEAR...................................  $(5,258,411)  $(2,512,145)  $(1,159,732)
                                                         ===========   ===========   ===========

                             See accompanying notes

                         IMMGENICS PHARMACEUTICALS INC.

                            STATEMENTS OF CASH FLOWS

                             (IN CANADIAN DOLLARS)

                                                                  YEAR ENDED AUGUST 31
                                                          -------------------------------------
                                                             2000          1999         1998
                                                          -----------   -----------   ---------
OPERATING ACTIVITIES
Loss for the year.......................................  $(2,746,266)  $(1,352,413)  $(448,404)
Items not involving cash:
  Amortization..........................................      238,764       121,140      11,223
  Unrealized foreign exchange gain......................      (26,150)           --          --
  Accretion of convertible debt.........................      156,492       130,410          --
  Net change in non-cash working capital items relating
    to operations:
  Accounts receivable...................................      (41,268)      (29,355)     (4,285)
  Investment tax credit receivable......................     (442,266)     (479,538)    (13,900)
  Prepaid expenses......................................       (4,862)      (10,373)      6,278
  Accounts payable and accrued liabilities..............      253,122       225,389     103,084
                                                          -----------   -----------   ---------
CASH USED IN OPERATING ACTIVITIES.......................   (2,612,434)   (1,394,740)   (346,004)
                                                          -----------   -----------   ---------

INVESTING ACTIVITIES
Acquisition of capital assets...........................     (243,375)     (842,032)     (4,429)
Funds from (purchase of) short-term investments.........   (4,593,730)   (1,796,799)    392,913
Other...................................................           --            --     (21,682)
                                                          -----------   -----------   ---------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........   (4,837,105)   (2,638,831)    366,802
                                                          -----------   -----------   ---------

FINANCING ACTIVITIES
Issuance of Common shares, net of issue costs...........    1,573,334            --          --
Issuance of preferred shares, net of issue costs........    8,748,296     3,704,010          --
Issuance of convertible debenture.......................           --       761,900          --
                                                          -----------   -----------   ---------
CASH PROVIDED BY FINANCING ACTIVITIES...................   10,321,630     4,465,910          --
                                                          -----------   -----------   ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS FOR THE
  YEAR..................................................    2,872,091       432,339      20,798
Cash and cash equivalents, beginning of year............      486,699        54,360      33,562
                                                          -----------   -----------   ---------
CASH AND CASH EQUIVALENTS, END OF YEAR..................  $ 3,358,790   $   486,699   $  54,360
                                                          ===========   ===========   =========

                             See accompanying notes

                         IMMGENICS PHARMACEUTICALS INC.

                         NOTES TO FINANCIAL STATEMENTS

                                AUGUST 31, 2000

                             (IN CANADIAN DOLLARS)

1. DESCRIPTION OF BUSINESS

    ImmGenics Pharmaceuticals Inc. (the "Company") was incorporated on June 10, 1993 under the laws of the Province of British Columbia. The Company conducts research and development relating to methods for the generation of monoclonal antibodies or proteins.

    The Company has devoted a substantial part of its efforts towards raising capital, research and development of the Company's products. To date the Company has not earned significant revenue and is considered to be in the development stage. Accordingly, the Company will require for the foreseeable future, ongoing capital infusions in order to continue its operations, fund its research and development activities, and ensure orderly realization of its assets at their carrying values.

2. SIGNIFICANT ACCOUNTING POLICIES

    These financial statements have been prepared in accordance with accounting principles generally accepted in Canada. A reconciliation of amounts presented in accordance with United States accounting principles is detailed in note 15.

    Because a precise determination of many assets and liabilities depends on future events, the preparation of financial statements necessarily involves the use of management's estimates and approximations. Actual results could differ from those estimates. A summary of significant accounting policies are as follows:

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid financial instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates market value. Included in cash and cash equivalents are amounts denominated in U.S. dollars totalling $1,856,553.

SHORT-TERM INVESTMENTS

    Short-term investments, which comprise of U.S. and Canadian money market funds, corporate bonds and treasury bills with maturities to May 24, 2001 and average interest rates of 6.2% [1999 - 4.94%] are recorded at the lower of amortized cost and market. The carrying value of these instruments approximates their market value. Included in short term investments are investments denominated in U.S. dollars totalling $3,923,111.

RESEARCH AND DEVELOPMENT COSTS

    Research costs are expensed in the year incurred. Development costs are expensed in the year incurred unless the Company believes a development project meets generally accepted accounting criteria for deferral and amortization. No development costs have been deferred to date.

TECHNOLOGY LICENSE

    The costs of acquiring technology are capitalized at cost and amortized on a straight line basis over a period of five years.

                         IMMGENICS PHARMACEUTICALS INC.

                                AUGUST 31, 2000

                             (IN CANADIAN DOLLARS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Management reviews the intellectual property for impairment whenever events or changes in circumstances indicate that full recoverability is questionable. Management measures any potential impairment by comparing the carrying value to the undiscounted amounts of expected future cash flows.

CAPITAL ASSETS

    Capital assets are recorded at acquisition cost less accumulated amortization and related investment tax credits. Amortization has been provided over the estimated useful lives of the assets using the following methods:

Computer equipment...................  30% declining balance
Computer software....................  2 years straight line
Research equipment...................  5 years straight line
Furniture and equipment..............  20%-30% declining balance
Leasehold improvements...............  Term of lease

FINANCIAL INSTRUMENTS

    The fair values of the financial instruments, including cash and cash equivalents, accounts receivable, investment tax credit receivable, and accounts payable and accrued liabilities, approximate their carrying values due to their short term nature. Short-term investments are carried at cost plus accrued interest, which approximates market values. The fair value of the convertible debenture has been determined using the discounted cash flows model [note 6].

INVESTMENT TAX CREDITS

    The benefits of investment tax credits for scientific research and development expenditures are recognized in the year the qualifying expenditure is made providing there is reasonable assurance of recoverability. The investment tax credit reduces the carrying cost of expenditures and capital assets related to research and development. As a Canadian controlled private corporation the Company has been eligible for refundable investment tax credits. In the event the Company is no longer a Canadian controlled private corporation, it will qualify for investment tax credits as a reduction of taxes payable.

DEBT AND EQUITY

    The Company has chosen to present debt and equity in accordance with their legal form, in accordance with the provisions for private companies permitted in CICA Section 3860 "FINANCIAL INSTRUMENTS--DISCLOSURE AND PRESENTATION."

REVENUE RECOGNITION

    Contract research income and research related government grants are non-refundable and recorded as revenue in the year the related research expenditures are incurred pursuant to the terms of the agreements.

                         IMMGENICS PHARMACEUTICALS INC.

                                AUGUST 31, 2000

                             (IN CANADIAN DOLLARS)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FOREIGN CURRENCY TRANSLATION

    Cash and other monetary assets and liabilities representing amounts owing to or by the Company have been translated into Canadian dollars at the rate of exchange prevailing at year end. Other assets and liabilities and revenues and expenses are translated at the rate prevailing when they were acquired or incurred.

    Exchange gains and losses resulting from the translation of foreign currency transactions are included in the determination of loss for the year, except for long-term monetary items which are deferred and amortized into income.

FUTURE INCOME TAXES

    Future income taxes are recognized for the future income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases. Future income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in rates is included in earnings in the period that includes the enactment date. Future income tax assets are recorded in the financial statements if realization is considered more likely than not.

STOCK BASED COMPENSATION

    The Company grants stock options to executive officers and directors, employees and consultants pursuant to a stock option plan described in note 7(d). No compensation expense is recognized for these plans when Common shares or stock options are issued. Any consideration received on exercise of stock options is credited to share capital.

3. CHANGE IN ACCOUNTING PRINCIPLE

    Effective September 1, 1999, the Company adopted the new recommendations of The Canadian Institute of Chartered Accountants with respect to accounting for income taxes under the liability method. The change has been applied retroactively and, as permitted the comparative financial statements have not been restated. The change in accounting policy did not result in any adjustment in the current year or to opening deficit. Before the adoption of the new recommendations, income tax expense was determined using the deferral method of tax allocation.

                         IMMGENICS PHARMACEUTICALS INC.

                                AUGUST 31, 2000

                             (IN CANADIAN DOLLARS)

4. CAPITAL ASSETS

                                                          ACCUMULATED    NET BOOK
                                                COST      AMORTIZATION    VALUE
                                             ----------   ------------   --------
AUGUST 31, 2000
Computer equipment.........................  $   90,271      $ 27,086    $ 63,185
Computer software..........................       8,076         4,170       3,906
Research equipment.........................     756,221       187,544     568,677
Furniture and equipment....................     181,919        51,700     130,219
Leasehold improvements.....................      70,151        61,716       8,435
                                             ----------      --------    --------
                                             $1,106,638      $332,216    $774,422
                                             ==========      ========    ========

AUGUST 31, 1999
Computer equipment.........................      50,016         8,632      41,384
Computer software..........................       4,302         1,076       3,226
Research equipment.........................     558,270        55,827     502,443
Furniture and equipment....................     138,656        17,096     121,560
Leasehold improvements.....................      40,511        26,641      13,870
                                             ----------      --------    --------
                                             $  791,755      $109,272    $682,483
                                             ==========      ========    ========

    Capital assets are recorded net of investment tax credits recorded during the year ended August 31, 2000 of $30,000 [1999--$76,387].

5. TECHNOLOGY LICENSE

                                                            2000       1999
                                                          --------   --------
Technology license, cost................................  $ 79,098   $ 79,098
Accumulated amortization................................   (68,741)   (52,921)
                                                          --------   --------
                                                          $ 10,357   $ 26,177
                                                          ========   ========

6. CONVERTIBLE DEBENTURE

    Pursuant to an investment agreement, during the year ended August 31, 1999, the Company issued a US $500,000 interest free convertible debenture together with 200,000 warrants entitling the holder to purchase 200,000 Class A preferred shares at an exercise price of US $0.01 per share. During the year ended
August 31, 2000, the repayment terms of the debenture were amended by the inclusion of an additional event requiring repayment [see (iii) below]. The debenture is repayable at the earliest of (i) November 4, 2000 (ii) the date the Company completes an Initial Public Offering of its Common shares or (iii) the date the Company completes a merger, amalgamation, arrangement, compromise, or takeover bid, (the "Expiry Date"). The debenture is convertible at the option of the holder into either Class A preferred shares or Class A preferred share purchase warrants at a conversion rate of US

                         IMMGENICS PHARMACEUTICALS INC.

                                AUGUST 31, 2000

                             (IN CANADIAN DOLLARS)

6. CONVERTIBLE DEBENTURE (CONTINUED)
$1.4552 per share or warrant, subject to adjustments from time to time to reflect the capital reorganizations and share issuances, up until the Expiry Date. Each Class A preferred share purchase warrant entitles the holder to purchase until the Expiry Date one Class A preferred share at a price of US $0.01 per share. At August 31, 2000 the fair market value of the convertible debenture is approximately $725,000 [August 31, 1999--$690,000].

    Accordingly, for accounting purposes the Company has segregated the convertible debenture into two component parts; a liability component of $448,636 and an equity component reflected in contributed surplus representing the share purchase warrants of $313,264. The issue discount on the liability component is amortized to income over the term of the convertible debenture.

    During the year ended August 31, 2000, the 200,000 share purchase warrants were exercised for gross proceeds of $2,978 (US $2,000). Concurrently with the issuance of the convertible debenture, the convertible debenture holder was issued a right to acquire an additional 200,000 warrants in the event the Company failed to complete an equity financing of a certain dollar amount, or additional warrants to acquire up to 30% of the outstanding share capital in the event certain milestones were not achieved. Pursuant to the issuance of the Class B preferred shares the Company amended the investment agreement to terminate this requirement to issue an additional 200,000 warrants.

7. SHARE CAPITAL

[A] AUTHORIZED

    100,000,000 Common shares without par value
    100,000,000 Class A preferred shares without par value
    100,000,000 Class B preferred shares with a par value of $1 each

    During the year ended August 31, 2000, the authorized capital was increased by the creation of 100,000,000 Class B preferred shares with a par value of $1 each.

[B] RIGHTS

CLASS A PREFERRED SHARES

    The Class A preferred shares are voting and entitled to non-cumulative dividends of US $0.14552 per share after payment of dividends on the Class B preferred shares. The Class A preferred shares are convertible into Common shares at the holder's option on a one-for-one basis, subject to an adjustment to reflect capital reorganizations and share issuances. Mandatory conversion on the same basis as above, of the Class A preferred shares will occur at the time the Company completes an underwritten public offering of Common shares raising net proceeds to the Company of at least $15,000,000 at a minimum share price of $7.00 per Common share on a specified stock exchange or upon completion of a merger, amalgamation, arrangement, compromise, or takeover bid or any other transaction resulting in the sale or liquidation of substantially all of the assets of the Company.

                         IMMGENICS PHARMACEUTICALS INC.

                                AUGUST 31, 2000

                             (IN CANADIAN DOLLARS)

7. SHARE CAPITAL (CONTINUED)

    In the event of any liquidation, dissolution or winding up of the Company, the holders of Class A preferred shares will be entitled to receive, after the payment of US $1.65913 per Class B preferred share plus any declared and unpaid dividends on the Class B preferred shares, but in preference to holders of Common shares, their paid-in amount plus any declared and unpaid dividends.

    During the year ended August 31, 2000, in conjuction with the issuance of the Class B preferred shares, the Company amended certain terms of the rights and restrictions of the Class A preferred shares to remove the right by the shareholders to require the Company to redeem all or any part of such Class A Preferred shares.

CLASS B PREFERRED SHARES

    The Class B preferred shares are voting and entitled to non-cumulative dividends of US $0.165913 per share in preference and priority to any payment of dividends on the Class A preferred shares and Common shares. The Class B preferred shares are convertible into Common shares at the holder's option on a one-for-one basis, subject to an adjustment from time to time to reflect capital reorganizations and share issuance. Mandatory conversion of the Class B preferred shares will occur at the time the Company completes an underwritten public offering of Common shares raising net proceeds to the Company of at least $15,000,000 at a minimum share price of $7.00 per Common share on a specified stock exchange, or upon completion of a merger, amalgamation, arrangement, compromise, or takeover bid resulting in the sale or liquidation of substantially all of the assets of the Company.

    In the event of any liquidation, dissolution or winding up of the Company, the holders of the Class B preferred shares will be entitled to receive, in preference to the Class A preferred and holders of Common shares, their paid-in amount plus any declared and unpaid dividends.

                         IMMGENICS PHARMACEUTICALS INC.

                                AUGUST 31, 2000

                             (IN CANADIAN DOLLARS)

7. SHARE CAPITAL (CONTINUED)
[C] ISSUED AND OUTSTANDING

                                                               NUMBER       AMOUNT
                                                              ---------   ----------
COMMON SHARES
BALANCE, AUGUST 31, 1997 AND 1998...........................  6,807,566   $1,287,113
Issued for technology license [NOTE 7(E)]...................     18,654       46,233
Issued pursuant to anti-dilution agreements [NOTE 7(F)].....    122,696           --
Issued pursuant to an amending agreement [NOTE 7(F)]........     10,000           --
                                                              ---------   ----------
BALANCE, AUGUST 31, 1999....................................  6,958,916    1,333,346
Issued for cash pursuant to private placements..............    506,794    1,608,300
Issued for cash on exercise of stock options [NOTE 7(D)]....    226,600        3,575
Issued pursuant to anti-dilution agreements [NOTE 7(F)].....    144,227           --
Share issue costs...........................................         --      (38,541)
                                                              ---------   ----------
Balance, August 31, 2000....................................  7,836,537   $2,906,680
                                                              =========   ==========

                                                               NUMBER       AMOUNT
                                                              ---------   ----------
CLASS A PREFERRED SHARES
BALANCE, AUGUST 31, 1998....................................         --   $       --
Issued for cash pursuant to private placement...............  1,718,000    3,764,010
Share issue costs...........................................         --      (60,000)
                                                              ---------   ----------
BALANCE, AUGUST 31, 1999....................................  1,718,000    3,704,010
Issued for cash on exercise of warrants [NOTE 6]............    200,000        2,978
                                                              ---------   ----------
BALANCE, AUGUST 31, 2000....................................  1,918,000   $3,706,988
                                                              =========   ==========

                                                               NUMBER       AMOUNT
                                                              ---------   ----------
CLASS B PREFERRED SHARES
BALANCE, AUGUST 31, 1999....................................         --   $       --
Issued for cash pursuant to private placement...............  3,616,353    3,616,353
                                                              ---------   ----------
BALANCE, AUGUST 31, 2000....................................  3,616,353   $3,616,353
                                                              =========   ==========

    The excess of the net proceeds over par value from the issuance of the Class B preferred shares during the year ended August 31, 2000 of $5,128,965 has been credited to contributed surplus. Share issue costs amounting to $188,682 have been charged to contributed surplus.

                         IMMGENICS PHARMACEUTICALS INC.

                                AUGUST 31, 2000

                             (IN CANADIAN DOLLARS)

7. SHARE CAPITAL (CONTINUED)
[D] STOCK OPTIONS

    Options are granted to executive officers and directors, employees and consultants by way of discretionary grants approved by the board of directors, and are allocated pursuant to a Stock Option Plan (1996), for which 1,900,000 common shares have been reserved for issuance.

                                                      NUMBER OF        WEIGHTED
                                                      OPTIONED         AVERAGE
                                                    COMMON SHARES   EXERCISE PRICE
                                                    -------------   --------------
BALANCE, AUGUST 31, 1997 AND 1998.................      659,000          $1.05
Options granted...................................      361,700           2.22
                                                      ---------          -----
BALANCE, AUGUST 31, 1999..........................    1,020,700           1.46
Options granted...................................      559,900           2.47
Options exercised.................................       (1,600)          2.22
Options forfeited.................................      (26,000)          2.22
                                                      ---------          -----
BALANCE, AUGUST 31, 2000..........................    1,553,000          $1.81
                                                      =========          =====

    At August 31, 2000 there are 1,553,000 [1999 - 1,020,700] stock options outstanding pursuant to the Stock Option Plan (1996) as follows:

                                                             NUMBER        NUMBER
                                                           OUTSTANDING   EXERCISABLE
                                                EXERCISE   AUGUST 31,    AUGUST 31,
EXPIRY DATE                                      PRICE        2000          2000
-----------                                     --------   -----------   -----------
March 27, 2006................................   $1.05        609,000       609,000
January 7, 2009...............................    2.22         25,600        25,600
February 25, 2009.............................    2.22        100,000       100,000
March 29, 2009................................    2.22        200,000       200,000
June 9, 2009..................................    1.05         50,000        50,000
June 9, 2009..................................    2.22          8,500         8,500
September 17, 2009............................    2.22          3,600         3,600
February 24, 2010.............................    2.55          2,600         2,600
July 13, 2010.................................    2.47        553,700        71,000
                                                            ---------     ---------
                                                            1,553,000     1,070,300
                                                            =========     =========

    During the year ended August 31, 2000, the Company extended the expiry date for 500,300 stock options with exercise prices ranging from $1.05 to $2.55 and expiry dates from March 27, 2001 to March 27, 2006, by an additional 5 years. The revised expiry dates are reflected in the above table.

    In addition, during the year ended August 31, 2000 the Company granted 600,000 stock options to purchase Common shares to an officer of the Company with an exercise price of $0.0001 and expiry date of November 1, 2004, outside of the Stock Option Plan (1996). 150,000 options vested upon granting of the stock options and 9,375 options vest monthly thereafter. As at August 31, 2000, 375,000 options remain outstanding of which 9,375 are exercisable.

                         IMMGENICS PHARMACEUTICALS INC.

                                AUGUST 31, 2000

                             (IN CANADIAN DOLLARS)

7. SHARE CAPITAL (CONTINUED)
    At the time a director, officer or employee ceases to be a director, officer or employee of the Company, any unexercised share purchase options held by them will expire within 30 days.

[E] COMMITMENT TO ISSUE SHARES

    Pursuant to a license agreement dated May 9, 1994 the Company was obligated to issue to the licensor Common shares equal to 1.5% of shares issued until the aggregate value of the consideration received from share issuances reached
$3 million. At August 31, 1998 the Company was obligated to issue 6,805 Common shares at a deemed value of $19,928. During the year ended August 31, 1999 the Company issued the 6,805 Common shares and a further 11,849 Common shares at a deemed value of $26,305 in respect of its obligation under the license agreement, which have been capitalized as costs of the technology license
[note 5]. No further shares are required to be issued pursuant to the agreement.

[F] DILUTION

    In October 1998, the Company entered into anti-dilution and amending agreements with holders of 116,666 and 100,000 common shares, such that in the event the Company issues common or Class A preferred shares of the Company for less than $3.00 and $4.00 per share respectively, prior to an initial public offering, the shareholders would receive additional common shares equal to the original issuance proceeds divided by the subsequent issue price less the original number of common shares issued. Pursuant to the issuance of Class A preferred shares during the year ended August 31, 1999, the Company issued 122,696 common shares to fulfill its obligation under these agreements. As a result of the issuance of these anti-dilution shares, the effective share price for the shares mentioned above is $2.21 per share. Also, the holder of 6,666 of the total 116,666 common shares lost any further anti-dilution rights after the issuance of the dilutive Class A shares.

    Pursuant to a private placement agreement dated April 1997, the Company issued a further 10,000 Common shares during the year ended August 31, 1999, to fulfill its obligation under this agreement. The agreement provided that the Company would issue these shares to the subscriber if within eighteen months of closing of the offering the Company could not obtain a receipt for a preliminary prospectus. No further shares are issuable under this agreement.

    In November 1999, the Company entered into an anti-dilution agreement with individuals who acquired 457,069 Common shares, through private placements in 1999 such that in the event the Company issues any class of common shares of the Company for less than $3.25 per share, the shareholders would receive additional Common shares equal to the original issuance proceeds divided by the subsequent issue price less the original number of Common shares issued. Pursuant to the issuance of Class B preferred shares during the year ended August 31, 2000, the Company issued 144,227 Common shares to fulfill its obligation under this agreement. No further shares are issuable under this agreement.

8. OTHER EXPENSES

    Direct and incremental costs incurred in respect of the proposed sale of the Company [note 16] have been expensed as other expenses.

                         IMMGENICS PHARMACEUTICALS INC.

                                AUGUST 31, 2000

                             (IN CANADIAN DOLLARS)

9. COMMITMENTS

[i] The Company has entered into rental agreements for laboratory and office space which extend to June 30, 2001. The future minimum payments under these leases are $202,087.

[ii] The Company entered into an agreement related to the sale of the Company
    [see note 16] in August 2000. Pursuant to the agreement the Company paid a fee of US $50,000 and is required to pay additional fees of US $350,000, plus a transaction fee equal to a percentage of the consideration for the sale of the business subject to a minimum of US $1 million. The agreement expires in August 2001.

[iii] The Company entered into a purchase agreement with a supplier for research equipment in October 2000. Pursuant to the agreement the Company is committed to pay approximately $440,000 (US $300,000).

10. RELATED PARTY TRANSACTIONS

    During the year ended August 31, 2000, the Company paid consulting fees of $5,518 [1999--$nil; 1998--$24,500] to directors of the Company.

11. INCOME TAXES

    As at August 31, 2000 the Company has non-capital loss carryforwards available to reduce taxable income that expire as follows:

2002........................................................  $   42,000
2003........................................................      27,000
2004........................................................     122,000
2005........................................................     200,000
2006........................................................     395,000
2007........................................................   1,276,000
                                                              ----------
                                                              $2,062,000
                                                              ==========

    In addition, the Company has scientific research and experimental development expenditures of approximately $3,688,000 available for carryforward indefinitely and unclaimed investment tax credits of $167,000 which may be used to reduce future taxable income and income taxes, respectively, otherwise payable. However, as a result of the potential acquisition of the Company subsequent to year end [note 16(a)], the non-capital losses, any unclaimed investment tax credits and scientific research and experimental development expenditures noted above will be restricted by Canadian tax law and may not be available for use in future years.

    The potential income tax benefits relating to these loss carryforwards, temporary differences and tax credits have not been recognized in the accounts as their realization did not meet the requirements of "more likely than not" under the liability method of tax allocation. In prior periods the Company had concluded the realization of the loss carryforwards and tax credits under the deferral method of tax allocation did not meet the virtual certainty and reasonable assurance test. Accordingly, no future tax assets have been recognized as at August 31, 2000 and September 1, 1999.

                         IMMGENICS PHARMACEUTICALS INC.

                                AUGUST 31, 2000

                             (IN CANADIAN DOLLARS)

12. RESEARCH AND DEVELOPMENT EXPENSES

                                               2000         1999        1998
                                            ----------   ----------   ---------
Salaries and benefits.....................  $  991,062   $  502,894   $      --
Contract research agreements..............          --      283,939     384,651
Laboratory supplies.......................     835,770      294,201          --
Consulting................................      90,465      125,561          --
Patent costs..............................      88,008       10,792       5,093
Amortization..............................     145,166       79,975      10,559
                                            ----------   ----------   ---------
                                             2,150,471    1,297,362     400,303
Less: investment tax credits..............    (567,000)    (479,538)   (124,734)
                                            ----------   ----------   ---------
                                            $1,583,471   $  817,824   $ 275,569
                                            ==========   ==========   =========

13. GENERAL AND ADMINISTRATIVE EXPENSES

                                                 2000        1999       1998
                                              ----------   --------   --------
Salaries and benefits.......................  $  286,832   $126,667   $     --
Rent........................................     187,135    135,577     85,899
Professional fees...........................      68,908     69,309     66,000
Legal fees..................................      90,443     74,675     29,185
Office and miscellaneous....................     190,139     94,764     23,175
Foreign exchange loss.......................      91,463         --         --
Travel and meetings.........................     167,370     51,723      5,141
Amortization................................      93,598     41,165        664
                                              ----------   --------   --------
                                              $1,175,888   $593,880   $210,064
                                              ==========   ========   ========

14. SEGMENT DISCLOSURES AND MAJOR CUSTOMERS

    The Company operates in one business segment with all of its assets and operations located in Canada. All of the Company's revenues are generated in Canada. During the years ended August 31, 2000 and 1999 all contract research income was earned from one customer in the United States. As a result of this contract, 59% [19%--1999] of total receivables is due from this one customer.

15. RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The Company prepares its financial statements in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"), which, as applied in these financial statements, conform in

                         IMMGENICS PHARMACEUTICALS INC.

                                AUGUST 31, 2000

                             (IN CANADIAN DOLLARS)

15. RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED) all material respects to those accounting principles generally accepted in the United States ("US GAAP"), except as follows:

[A] STOCK-BASED COMPENSATION

    For reconciliation purposes to US GAAP, the Company has elected to follow the intrinsic value approach of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25) in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. During the year ended August 31, 2000, $578,883 [1999 and 1998--$nil] in compensation expense would be recognized for employee stock options granted below the fair price of the underlying stock on the date of grant. The Company would recognize additional compensation expense over future vesting periods of $903,057.

    On July 13, 2000, the expiry dates for certain fully vested stock options were extended by an additional five years. Under FASB Interpretation No. 44 to APB 25, compensation expense equal to the excess intrinsic value of the award on the date of the modification over the original intrinsic value of the award is recognized at the date of modification. During the year ended August 31, 2000 $305,167 in compensation expense would be recognized.

    Under US GAAP, stock based compensation to non-employees must be recorded at the fair value of options granted. This compensation, determined using an option pricing model, is expensed over the vesting periods of each option grant. For purposes of reconciliation to US GAAP, all options are vested as at year end, thus the total compensation expense in the current year is $172,000 [1999 and 1998--nil].

[B] TECHNOLOGY LICENSE

    Under US GAAP, amounts paid for a technology license used solely in research and development activities and with no alternative future use, would be expensed.

[C] FINANCIAL INSTRUMENTS

[i] Under US GAAP, the Company's Class A retractable preferred shares would be considered mezzanine equity in 1999 and accordingly would be shown outside of shareholders' equity. With the amendment to the rights and restrictions of these shares in 2000, they would be reclassified into shareholders' equity under US GAAP.

[D] RECENT PRONOUNCEMENTS

[i]  The United States Securities and Exchange Commission has issued Staff
    Accounting Bulletin 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (SAB101). This pronouncement is effective for the Company's year ending August 31, 2001. The Company has not yet determined the impact of SAB101 on its financial statements and its current revenue recognition policies.

[ii] The Financial Accounting Standards Board has issued Statement of Financial
    Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133), as

                         IMMGENICS PHARMACEUTICALS INC.

                                AUGUST 31, 2000

                             (IN CANADIAN DOLLARS)

15. RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED) amended by SFAS 138. SFAS 133 will be effective for the Company's
    August 31, 2001 year end. The Company has not determined the impact, if any, of this pronouncement on its financial statements.

[E] SUMMARY OF EFFECT ON FINANCIAL STATEMENTS

    The impact of significant US GAAP variations on the Balance Sheets are as follows:

                                                                 2000          1999
                                                              -----------   -----------
Technology license..........................................  $        --   $        --
Total assets................................................   11,908,917     3,832,761
Mezzanine equity, Class A preferred shares..................           --     3,704,010
Share capital...............................................   16,728,300     1,646,610
Deficit.....................................................   (6,324,818)   (2,538,322)

    The impact of significant US GAAP variations on the Statements of Loss are as follows:

                                                              2000          1999         1998
                                                           -----------   -----------   ---------
Loss for the year, Canadian GAAP.........................  $ 2,746,266   $(1,352,413)  $(448,404)
Adjustment for stock based compensation
  --non-employees........................................     (172,000)           --          --
  --employees intrinsic value............................     (578,883)           --          --
  --employees extension of expiry date...................     (305,167)           --          --
Adjustment for technology license expense................       15,820       (13,774)     10,559
                                                           -----------   -----------   ---------
Loss and comprehensive loss for the year, US GAAP........  $(3,786,496)  $(1,366,187)  $(437,845)
                                                           ===========   ===========   =========

16. SUBSEQUENT EVENTS

    The following events occurred subsequent to August 31, 2000:

[a] The Company has entered into an Acquisition Agreement with Abgenix, Inc.
    dated September 25, 2000 (the "Acquisition"). The Acquisition will be carried out under a Plan of Arrangement whereby Abgenix, Inc. will effectively exchange approximately US $77 million of Abgenix common stock for all outstanding Common shares and securities convertible into Common shares of the Company. The Plan of Arrangement is subject to the approval of the Company's shareholders and court approval.

[b] On September 19, 2000, the Company granted options to acquire 59,000 Common shares with an exercise price of $2.47 per share and an expiry date of September 19, 2010.

   UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF ABGENIX AND
                                   IMMGENICS

    The merger of Abgenix and ImmGenics closed on November 6, 2000. The following unaudited pro forma condensed combined financial statements give effect to the merger using the purchase method of accounting and include the pro forma adjustments described in the accompanying notes.

    The following Unaudited Pro Forma Condensed Combined Statement of Operations of Abgenix and ImmGenics for the year ended December 31, 1999 and the nine-month period ended September 30, 2000 are based on the historical financial statements of Abgenix and ImmGenics after giving effect to the merger with ImmGenics under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements of Abgenix and ImmGenics.

    The Unaudited Pro Forma Condensed Combined Financial Statements of Abgenix and ImmGenics should be read in conjunction with the historical financial statements of Abgenix and ImmGenics, included elsewhere in this prospectus.

    The Unaudited Pro Forma Condensed Combined Statements of Operations of Abgenix and ImmGenics are presented as if the combination had taken place on January 1, 1999. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1999 combines the year ended
December 31, 1999 for Abgenix and the twelve months ended November 30, 1999 for ImmGenics. The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2000 combines the nine months ended September 30, 2000 for Abgenix and the nine months ended August 31, 2000 for ImmGenics. The Unaudited Pro Forma Condensed Combined Balance Sheet is presented to give effect to the proposed merger as if it occurred on September 30, 2000 and combines the balance sheet of Abgenix as of September 30, 2000 and ImmGenics as August 31, 2000. The pro forma information does not purport to be indicative of the results that would have been reported if the above transactions had been in effect for the period presented or which may result in the future.

    In October 2000, Abgenix acquired Intraimmune Therapies, Inc. The Unaudited Pro Forma Condensed Combined Financial Statements of Abgenix and ImmGenics do not include this acquisition since it is not significant to Abgenix.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 2000

                                                                             PRO FORMA    PRO FORMA
                                                     ABGENIX    IMMGENICS   ADJUSTMENTS   COMBINED
                                                     -------    ---------   -----------   ---------
                                                                     (IN THOUSANDS)
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................  $107,516    $ 2,283      $  (585)    $109,214
  Marketable securities............................   437,825      4,435           --      442,260
  Interest and other receivables...................     7,482        784           --        8,266
  Accounts receivable..............................     1,126         --           --        1,126
  Prepaid expenses and other current assets........     9,269         66           --        9,335
                                                     --------    -------      -------     --------
    TOTAL CURRENT ASSETS...........................   563,218      7,568         (585)     570,201

Property and equipment, net........................     7,585        526           --        8,111
Long-term investment...............................    71,639         --           --       71,639
Intangible assets, net.............................    44,261         --       64,333      108,594
Deposits and other assets..........................       703         --           --          703
                                                     --------    -------      -------     --------
                                                     $687,406    $ 8,094      $63,748     $759,248
                                                     ========    =======      =======     ========

       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................  $  5,603    $   541      $    --     $  6,144
  Deferred revenue.................................    14,405         --           --       14,405
  Accrued product development costs................       233         --           --          233
  Accrued employee benefits........................     1,524         --           --        1,524
  Other accrued liabilities........................     1,418         --           --        1,418
  Current portion of long-term debt................       447        483         (483)         447
                                                     --------    -------      -------     --------
    TOTAL CURRENT LIABILITIES......................    23,630      1,024         (483)      24,171

Deferred rent......................................       406         --           --          406
STOCKHOLDERS' EQUITY:
  Preferred stock..................................        --      4,862       (4,862)          --
                                                                               77,488
                                                                                  483
                                                                                 (585)
  Common stock.....................................   683,317      2,747       (2,747)     760,703
  Additional paid-in capital.......................    32,849      3,650       (3,650)      32,849
  Deferred compensation............................      (325)        --       (1,267)      (1,592)
  Accumulated other comprehensive income...........    41,627        134         (134)      41,627
                                                                               (4,818)
  Accumulated deficit..............................   (94,098)    (4,323)       4,323      (98,916)
                                                     --------    -------      -------     --------
    TOTAL STOCKHOLDERS' EQUITY.....................   663,370      7,070       64,231      734,671
                                                     --------    -------      -------     --------
                                                     $687,406    $ 8,094      $63,748     $759,248
                                                     ========    =======      =======     ========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                             PRO FORMA    PRO FORMA
                                                     ABGENIX    IMMGENICS   ADJUSTMENTS   COMBINED
                                                     --------   ---------   -----------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Contract revenue.................................  $ 12,285    $    86      $    --     $ 12,371
  Interest income..................................     3,045         66           --        3,111
                                                     --------    -------      -------     --------
    Total revenues.................................    15,330        152           --       15,482

Costs and expenses:
  Research and development.........................    21,106        619          633       22,358
  General and administrative.......................     5,164        707           --        5,871
  Equity in income from the Xenotech joint
    venture........................................      (546)        --           --         (546)
  Non-recurring termination fee....................     8,667         --           --        8,667
  Amortization of intangible assets................        --         --        4,338        4,338
  Interest expense and other.......................       438        103           --          541
                                                     --------    -------      -------     --------
    Total costs and expenses.......................    34,829      1,429        4,971       41,229
                                                     --------    -------      -------     --------

Loss before income taxes...........................   (19,499)    (1,277)      (4,971)     (25,747)
  Foreign income tax expense.......................     1,000         --           --        1,000
                                                     --------    -------      -------     --------
Net loss...........................................  $(20,499)   $(1,277)     $(4,971)    $(26,747)
                                                     ========    =======      =======     ========
Net loss per share.................................  $  (0.35)                            $  (0.45)
                                                     ========                             ========
Shares used in computing net loss per share........    58,148                     802       58,950

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2000

                                                                              PRO FORMA    PRO FORMA
                                                      ABGENIX    IMMGENICS   ADJUSTMENTS   COMBINED
                                                      --------   ---------   -----------   ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Contract revenue..................................  $13,077     $   116      $    --      $13,193
  Interest income...................................   22,334         156           --       22,490
                                                      -------     -------      -------      -------
    Total revenues..................................   35,411         272           --       35,683

Costs and expenses:
  Research and development..........................   31,910       1,224          317       33,451
  General and administrative........................    5,152         999           --        6,151
  Amortization of intangible assets.................    2,330          --        3,254        5,584
  Interest expense and other........................      317          77           --          394
                                                      -------     -------      -------      -------
    Total costs and expenses........................   39,709       2,300        3,571       45,580
                                                      -------     -------      -------      -------

Net loss............................................  $(4,298)    $(2,028)     $(3,571)     $(9,897)
                                                      =======     =======      =======      =======
Net loss per share..................................  $ (0.05)                              $ (0.12)
                                                      =======                               =======
Shares used in computing net loss per share.........   78,799                      802       79,601

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

              FINANCIAL STATEMENTS OF ABGENIX, INC. AND IMMGENICS

1. BASIS OF PRO FORMA PRESENTATION

    In November 2000, the Company acquired ImmGenics Pharmaceuticals Inc. in an all-stock transaction, to be treated as a purchase. As part of the acquisition, ImmGenics special shares were issued to former shareholders of common and preferred shares and debenture holders of ImmGenics. The ImmGenics special shares are convertible into common shares of Abgenix. The Pro Forma Condensed Combined Financial Statements assumes the effective registration, prior to February 11, 2001, of the Abgenix common stock to be issued in exchange for the ImmGenics special shares. Should the registration statement not be declared effective by that time, the holders of the ImmGenics special shares may have the right to put those shares to Abgenix for cash. Abgenix will issue approximately $76.9 million of its common stock and stock options for all of ImmGenics' voting securities and stock options. This value includes the value of the common stock and an estimate of the fair value of the stock options to be issued. Estimated costs and expenses of the acquisition are $0.6 million.

    The Company will be required to exchange common stock in a ratio determined based on the average closing market price of the Company's common stock for the five trading days prior to the date the registration statement becomes effective. Assuming an average market value of $85.00, the exchange ratio will approximate one share of the Company's share for seventeen shares of ImmGenic's shares. Accordingly the number of the Company's common shares issued will approximate 802,000 shares and the number of the Company's stock options to be issued in exchange for ImmGenic's stock options will be approximately 120,000. The actual number of common stock and stock options issued will depend on the date the registration statement becomes effective and the final calculation of the average closing market price.

    An independent valuation specialist performed a preliminary allocation of the total purchase price of ImmGenics among the acquired assets. The income approach was used to develop the value for the existing technology and the in-process research and development. The income approach incorporates the calculation of the present value of future economic benefits such as cash earnings, cost savings, and tax deductions. The cost approach was utilized to value the assembled workforce. The cost approach measures the benefits related to an asset by the cost to reconstruct or replace it with another of like utility. The purchase price allocation, which is preliminary and therefore subject to change is as follows (in thousands):

                                                                            ANNUAL       USEFUL
                                                               AMOUNT    AMORTIZATION    LIVES
                                                              --------   ------------   --------
Purchase Price Allocation:
  Tangible net assets.......................................  $ 7,070          n/a           n/a
  Intangible assets acquired:
    Existing technology.....................................   33,264        2,217      15 years
    Assembled workforce.....................................      185           62       3 years
    Goodwill................................................   30,884        2,059      15 years
  Deferred compensation.....................................    1,267          633       2 years
  In-process research and development.......................    4,818          n/a           n/a
                                                              -------       ------
    Total estimated purchase price allocation...............  $77,488       $4,971
                                                              =======       ======

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

1. BASIS OF PRO FORMA PRESENTATION (CONTINUED)
INTANGIBLE ASSETS

    The estimated value of the above intangible assets acquired is included in the pro forma adjustments in the combined balance sheet as of September 30, 2000. The related amortization, on a straight-line basis over the useful lives as indicated above, is included in the pro forma adjustments in the pro forma condensed combined statements of operations. The intangible assets acquired consist of the following:

    Existing Technology and Assembled Workforce--The technology is comprised of ImmGenics' proprietary technology, the Selected Lymphocyte Antibody Method
    (SLAM) technology, patented in the United States with applications outstanding in Canada and Europe. This technology is technologically feasible and has been licensed to customers. The assembled workforce is comprised of 27 employees, primarily scientists, with specific experience and knowledge of the ImmGenics' SLAM technology and other technologies in process. The combined allocated value of these two intangible assets is $33.4 million.

    Deferred compensation--This represents a portion of the estimated intrinsic value of unvested ImmGenics stock options assumed by Abgenix in the merger agreement to the extent that service is required after the closing date of the merger in order to vest. Abgenix expects to amortize the value assigned to deferred compensation of approximately $1.3 million over the remaining vesting period of approximately 2 years.

    Goodwill--This represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets. Approximately $30.9 million will be amortized on a straight-line basis over its estimated remaining useful life of 15 years.

IN-PROCESS RESEARCH AND DEVELOPMENT

    Due to their non-recurring nature, the in-process research and development attributed to the ImmGenics transaction has been excluded from the pro forma statements of operations.

    ImmGenics' primary in-process research and development activities focus on two efforts as follows:

                                                        PERCENT       EXPECTED
PROJECT                                                COMPLETED   TECHNOLOGY LIFE
-------                                                ---------   ---------------
Death inducing antibodies............................     57%          15 years
Agonist antibodies...................................     31%          15 years

    The income approach was utilized to value this technology which incorporates the present value of future economic benefits such as cash earnings, cost savings, and tax deductions. The rate utilized to discount the net cash flows to their present value was 40% and was based on several studies which examine the rates of return venture capitalists require on their investments.

    The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the projected results. Any such variance may result in a material adverse effect on ImmGenic's financial condition and results of operations.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

1. BASIS OF PRO FORMA PRESENTATION (CONTINUED)
    The value assigned to each acquired in-process research and development project as of the date of this proxy statement-prospectus were as follows (in thousands):


Death inducing antibodies...................................   $3,036
Agonist antibodies..........................................    1,782
                                                               ------
Total acquired in-process research and development..........   $4,818
                                                               ======

2. PRO FORMA ADJUSTMENTS

    The Unaudited Pro Forma Condensed Combined Statement of Operations give effect to the allocation of the total purchase cost to the assets and liabilities of ImmGenics based on their respective fair values and to amortization over the respective useful lives of amounts allocated to intangible assets. The pro forma adjustments on the Unaudited Pro Forma Condensed Combined Balance Sheet reflect:

    - the use of cash associated with the estimated direct costs of the acquisition,

    - the assumed conversion of ImmGenics debt and preferred stock to common stock,

    - deferred compensation arising from the intrisic value of ImmGenics employee stock options assumed in the acquisition, and

    - expense associated with the estimated acquired in-process research and development charge.

    The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had the Company and ImmGenics filed consolidated income tax returns during the periods presented.

3. PRO FORMA NET LOSS PER SHARE

    The pro forma basic and dilutive net loss per share are based on the weighted average number of shares of the Company's common stock outstanding during each period adjusted to give effect to shares assumed to be issued had the acquisition taken place at the beginning of the period presented. Dilutive securities including the replacement ImmGenics options are not included in the computation of pro forma diluted net loss per share as their effect would be anti-dilutive.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, payable by us in connection with the registration of the securities being registered by this prospectus. All amounts are estimates except the SEC registration fee.

SEC registration fee........................................  $ 32,187
Printing and engraving expenses.............................   100,000
Legal fees and expenses.....................................    50,000
Accounting fees and expenses................................    50,000
Transfer Agent and Registrar fees...........................    10,000
Miscellaneous fees and expenses.............................   157,813
                                                              --------
      Total.................................................  $400,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    (a) Since our incorporation on June 24, 1996, we have issued and sold the following unregistered securities:

    (1) On July 15, 1996, we issued 1,691,667 shares of series A senior convertible preferred stock to Cell Genesys in exchange for $10.0 million.

    (2) On July 15, 1996, we issued 2,058,333 shares of series 1 subordinated convertible preferred stock to Cell Genesys, and in exchange, Cell Genesys contributed research, development and manufacturing technology, as well as patents and other intellectual property specific to the antibody therapy programs to be pursued by us, including Cell Genesys' interest in its joint venture with Japan Tobacco.

    (3) On July 15, 1996, we, in exchange for a loan in the principal amount of up to $4,000,000, issued a convertible promissory note to Cell Genesys convertible at an exercise price per share of $6.00 into up to 666,667 shares of series A convertible preferred stock.

    (4) From July 15, 1996 to October 22, 1998, we granted options to purchase 2,156,295 shares of common stock to employees, directors and consultants under the 1996 Incentive Stock Plan at exercise prices ranging from $0.60 to $10.00 per share.

    (5) On January 23, 1997 and March 27, 1997, we issued two warrants to purchase an aggregate of 121,667 shares of series A senior convertible preferred stock, convertible into 121,667 shares of common stock, to Cell Genesys with a weighted average exercise price per share of $6.00.

    (6) On December 23, 1997, we issued 3,267,685 shares of series B preferred stock to 29 accredited or institutional purchasers at a purchase price per share of $6.50. In connection with and contemporaneous to this transaction the 1,691,667 shares of series A senior convertible preferred stock, the 2,058,333 shares of series 1 subordinated convertible preferred stock and the $4,000,000 convertible promissory note issued to Cell Genesys, described above, were all converted into an aggregate 4,416,667 shares of series A convertible preferred stock.

    (7) On January 12, 1998, we issued 160,000 shares of series C preferred stock to Pfizer at a per share purchase price of $8.00. This issuance was in connection with a contractual arrangement entered into between Abgenix and Pfizer.

    (8) On January 27, 1999, we issued 495,356 shares of common stock to Genentech at a per share purchase price of $16.15. This issuance was in connection with a multi-antigen research license and option agreement entered into between us and Genentech.

    (9) On November 19, 1999, we issued 1,778,000 shares of common stock in a private placement to certain individuals and entities at a per share purchase price of $42.00.

    (10) to come

    (11) On November 6, 2000, we issued 3,300,000 shares of common stock in a private placement to certain individuals and entities at a per share purchase price of $70.

    The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with us, to information about us.

    (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

       NUMBER           DESCRIPTION
---------------------   -----------
       3.1(1)           Amended and Restated Certificate of Incorporation of
                          Abgenix, as currently in effect.
       3.2(1)           Amended and Restated Bylaws of Abgenix, as currently in
                          effect.
       4.1(1)           Specimen Common Stock Certificate.
       5.1              Form of Legal Opinion of O'Melveny & Myers LLP.
      10.1(1)           Form of Indemnification Agreement between Abgenix and each of its directors and officers.
      10.2(1)           1996 Incentive Stock Plan and form of agreement thereunder.
      10.3(1)           1998 Employee Stock Purchase Plan and form of agreement
                          thereunder.
      10.4(1)           1998 Director Option Plan and form of agreement thereunder.
      10.5(24)          1999 Nonstatutory Stock Option Plan and form of agreement
                          thereunder.

       NUMBER           DESCRIPTION
---------------------   -----------
      10.6(1)           Warrant dated January 23, 1997 exercisable for shares of
                          Series A Preferred Stock.
      10.7(1)           Warrant dated March 27, 1997 exercisable for shares of
                          Series A Preferred Stock.
      10.8(3)           Joint Venture Agreement dated June 12, 1991 between Cell
                          Genesys and JT Immunotech USA Inc.
      10.8A(6)          Amendment No. 1 dated January 1, 1994 to Joint Venture
                          Agreement.
      10.8B(9)          Amendment No. 2 dated June 28, 1996 to Joint Venture
                          Agreement.
      10.9(3)           Collaboration Agreement dated June 12, 1991 among Cell
                          Genesys, Xenotech, Inc. and JT Immunotech USA Inc.
      10.9A(5)          Amendment No. 1 dated June 30, 1993 to Collaboration
                          Agreement.
      10.9B(13)         Amendment No. 2 dated January 1, 1994 to Collaboration
                          Agreement.
      10.9C(7)          Amendment No. 3 dated July 1, 1995 to Collaboration
                          Agreement.
      10.9D(9)          Amendment No. 4 dated June 28, 1996 to Collaboration
                          Agreement.
      10.9E(2)          Amendment No. 5 dated November 1997 to Collaboration
                          Agreement.
      10.10(3)          Limited Partnership Agreement dated June 12, 1991 among Cell
                          Genesys, Xenotech, Inc. and JT Immunotech USA Inc.
      10.10A(6)         Amendment No. 2 dated January 1, 1994 to Limited Partnership
                          Agreement.
      10.10B(8)         Amendment No. 3 dated July 1, 1995 to Limited Partnership
                          Agreement.
      10.10C(10)        Amendment No. 4 dated June 28, 1996 to Limited Partnership
                          Agreement.
      10.11(4)          Field License dated June 12, 1991 among Cell Genesys, JT
                          Immunotech USA Inc. and Xenotech, L.P.
      10.11A(10)        Amendment No. 1 dated March 22, 1996 to Field License.
      10.11B(10)        Amendment No. 2 dated June 28, 1996 to Field License.
      10.12(3)          Expanded Field License dated June 12, 1991 among Cell
                          Genesys, JT Immunotech USA Inc. and Xenotech, L.P.
      10.12A(10)        Amendment No. 1 dated June 28, 1996 to Expanded Field
                          License.
      10.13(2)          Amended and Restated Anti-IL-8 License Agreement dated
                          March 19, 1996 among Xenotech, L.P., Cell Genesys and
                          Japan Tobacco Inc.
      10.14(9)          Master Research License and Option Agreement dated June 28,
                          1996 among Cell Genesys, Japan Tobacco Inc. and Xenotech,
                          L.P.
      10.14A(2)         Amendment No. 1 dated November 1997 to the Master Research
                          License and Option Agreement.
      10.15(2)          Stock Purchase and Transfer Agreement dated July 15, 1996 by and between Cell Genesys and Abgenix.
      10.16(1)          Governance Agreement dated July 15, 1996 between Cell
                          Genesys and Abgenix.
      10.16A(1)         Amendment No. 1 dated October 13, 1997 to the Governance
                          Agreement.
      10.16B(1)         Amendment No. 2 dated December 22, 1997 to the Governance
                          Agreement.
      10.17(1)          Tax Sharing Agreement dated July 15, 1996 between Cell
                          Genesys and Abgenix.
      10.18(2)          Gene Therapy Rights Agreement effective as of November 1,
                          1997 between Abgenix and Cell Genesys.
      10.19(2)          Patent Assignment Agreement dated July 15, 1996 by Cell
                          Genesys in favor of Abgenix.
      10.20(11)         Lease Agreement dated July 31, 1996 between John Arrillaga,
                          Trustee, or his Successor Trustee, UTA dated 7/20/77
                          (Arrillaga Family Trust) as amended, and Richard T. Peery,
                          Trustee, or his Successor Trustee, UTA dated 7/20/77
                          (Richard T. Peery Separate Property Trust) as amended, and
                          Abgenix.
      10.21(1)          Loan and Security Agreement dated January 23, 1997 between
                          Silicon Valley Bank and Abgenix.
      10.22(1)          Master Lease Agreement dated March 27, 1997 between
                          Transamerica Business Credit Corporation and Abgenix.

       NUMBER           DESCRIPTION
---------------------   -----------
      10.23(2)          License Agreement dated February 1, 1997 between Ronald J.
                          Billing, Ph.D. and Abgenix.
      10.24(12)         Release and Settlement Agreement dated March 26, 1997 among
                          Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc.
                          and GenPharm International, Inc.
      10.25(12)         Cross License Agreement effective as of March 26, 1997,
                          among Cell Genesys, Abgenix, Xenotech, L.P., Japan
                          Tobacco Inc. and GenPharm International, Inc.
      10.26(12)         Interference Settlement Procedure Agreement, effective as of
                          March 26, 1997, among Cell Genesys, Abgenix, Xenotech,
                          L.P., Japan Tobacco Inc. and GenPharm International, Inc.
      10.27(2)          Agreement dated March 26, 1997 among Xenotech, L.P.,
                          Xenotech, Inc., Cell Genesys, Abgenix, Japan Tobacco Inc.
                          and JT Immunotech USA Inc.
      10.28(2)          Contractual Research Agreement dated December 22, 1997
                          between Pfizer, Inc. and Abgenix.
     +10.28A(22)        Amendment No. 1 dated May 26, 1998 to Contractual Research
                          Agreement between Abgenix and Pfizer, Inc.
     +10.28B(22)        Amendment No. 2 dated October 22, 1998 to Contractual
                          Research Agreement between Abgenix and Pfizer, Inc.
      10.29(1)          Amended and Restated Stockholder Rights Agreement dated
                          January 12, 1998 among Abgenix and certain holders of
                          Abgenix's capital stock.
      10.30(2)          Contractual Research Agreement effective as of January 28,
                          1998 between Schering-Plough Research Institute and
                          Abgenix.
      10.30A(16)        Amendment No. 2 effective January 28, 1999 to Contractual
                          Research Agreement between Schering-Plough Research
                          Institute and Abgenix.
      10.30B(16)        Amendment No. 3 effective February 12, 1999 to the
                          Contractual Research Agreement between Schering-Plough
                          Research Institute and Abgenix.
      10.31(1)          Excerpts from the Minutes of a Meeting of the Board of
                          Directors of Abgenix, dated October 23, 1996.
      10.32(1)          Excerpts from the Minutes of a Meeting of the Board of
                          Directors of Abgenix, dated October 22, 1997.
      10.33(2)          Exclusive Worldwide Product License dated November 1997
                          between Xenotech, L.P. and Abgenix.
      10.34(2)          Research License and Option Agreement effective as of
                          April 6, 1998 between Abgenix and Genentech, Inc.
      10.34A(2)         Amendment No. 1 effective as of June 18, 1998 to Research
                          License and Option Agreement between Abgenix and
                          Genentech, Inc.
      10.35(14)         Research Collaboration Agreement dated July 15, 1998 between
                          Millennium BioTherapeutics, Inc. and Abgenix.
     +10.36(22)         Research Collaboration Agreement dated September 29, 1998
                          between Millennium BioTherapeutics, Inc. and Abgenix.
      10.36A(22)        Amendment No. 1 effective as of November 29, 1998 to the
                          Research Collaboration Agreement between Millennium
                          BioTherapeutics, Inc. and Abgenix.
     +10.37(22)         Research License and Option Agreement dated October 30, 1998 between Millennium BioTherapeutics, Inc. and Abgenix.
      10.38(16)         Research Collaboration Agreement dated December 22, 1998
                          between Centocor, Inc. and Abgenix.
     +10.39(22)         Memorandum of Understanding between Research Corporation
                          Technologies, Inc. and Abgenix.
      10.40(15)         Registration Rights Agreement dated November 18, 1998
                          between the selling stockholders and Abgenix.

       NUMBER           DESCRIPTION
---------------------   -----------
     +10.41(22)         Research License and Option Agreement dated January 4, 1999 between AVI BioPharma, Inc. and Abgenix.
      10.42(17)         Registration Rights Agreement dated January 27, 1999 between
                          Genentech and Abgenix.
      10.43(16)         Multi-Antigen Research License and Option Agreement dated
                          January 27, 1999 between Genentech and Abgenix.
      10.44(18)         Preferred Shares Rights Agreement, dated as of June 14,
                          1999, between Abgenix and ChaseMellon Shareholder
                          Services, L.L.C., including the Certificate of
                          Determinations, the Form of Rights Certificate and the
                          Summary of Rights attached thereto as Exhibits A, B and C, respectively.
     +10.45(21)         Multi-Antigen Research License and Option Agreement by and
                          between Abgenix, Inc. and Japan Tobacco Inc. effective
                          December 31, 1999.
     +10.46(21)         Amended and Restated Field License by and among
                          Abgenix, Inc., JT America Inc. and Xenotech L.P.
                          effective December 31, 1999.
      10.47(21)         Agreement to Terminate the Collaboration Agreement by and
                          among Abgenix, Inc., JT America Inc., and Xenotech L.P.
                          effective December 31, 1999.
     +10.48(21)         Agreement to Terminate the Interest of Japan Tobacco Inc. in
                          the Master Research License and Option Agreement by and
                          among Abgenix, Inc., Japan Tobacco Inc. and Xenotech L.P.
                          effective December 31, 1999.
     +10.49(21)         Amendment of the Expanded Field License by and among
                          Abgenix, Inc., JT America Inc. and Xenotech L.P. effective
                          December 31, 1999.
      10.50(21)         Limited Partnership Interest and Stock Purchase Agreement
                          between Abgenix, Inc. and JT America Inc. made
                          December 20, 1999.
     +10.51(21)         License Agreement by and between Abgenix, Inc. and Japan
                          Tobacco Inc. effective December 31, 1999.
      10.52(18)         Amended Preferred Shares Rights Agreement, dated as of
                          November 19, 1999, between Abgenix, Inc. and Chase Mellon
                          Shareholder Services, L.L.C., including the Certificate of
                          Determination, the form of Rights Certificate and the
                          Summary of Rights attached thereto as Exhibits A, B and C, respectively.
      10.53(19)         1999 Nonstatutory Stock Option Plan and form of agreement
                          thereunder.
      10.54(20)         Registration Rights Agreement dated November 19, 1999 by and among Abgenix and the selling stockholders.
      10.55(23)         Lease Agreement dated February 24, 2000 between Ardenwood
                          Corporate Park Associates, a California Limited
                          Partnership and Abgenix, Inc.
      10.56(23)         Lease Agreement dated May 19, 2000 between Ardenwood
                          Corporate Park Associates, a California Limited
                          Partnership and Abgenix, Inc.
      10.57(23)         Amendments to 1996 Incentive Stock Option Plan and 1999
                          Nonstatutory Stock Option Plan to eliminate the Company's
                          ability to reprice issued and outstanding options.
      10.58(25)         Acquisition Agreement dated as of September 25, 2000 among
                          Abgenix, Inc., Abgenix Canada Corporation and ImmGenics
                          Pharmaceuticals Inc.
      10.59(25)         Voting, Exchange and Cash Put Trust Agreement dated as of
                          November 3, 2000 among Abgenix, Inc., ImmGenics
                          Pharmaceuticals Inc. and CIBC Mellon Trust Company.
      10.60(25)         Support Agreement dated as of November 3, 2000 among
                          Abgenix, Inc., Abgenix Canada Corporation and ImmGenics
                          Pharmaceuticals Inc.
      10.61(25)         Form of Stock Purchase Agreement between Abgenix, Inc. and the purchasers in the private placement in November 2000.
      21.1              List of subsidiaries.
      23.1              Consent of Ernst & Young LLP, Independent Auditors
                          (Abgenix).
      23.2              Consent of Ernst & Young LLP, Independent Auditors
                          (ImmGenics).

       NUMBER           DESCRIPTION
---------------------   -----------
      23.3              Consent of O'Melveny & Myers LLP (included in Exhibit 5.1 to this Registration Statement).
      24.1              Power of Attorney (reference is made to page II-9 of this
                          Registration Statement).
      99.1(25)          Plan of Arrangement under Section 252 of the Company Act
                          (British Columbia), including provisions attaching to the
                          ImmGenics special shares, approved by the Supreme Court of
                          British Columbia.

------------------------

+ Confidential treatment granted for portions of these exhibits. Omitted portions have been filed separately with the Commission.

(1) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-49415).

(2) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-49415), portions of which have been granted confidential treatment.

(3) Incorporated by reference to the same exhibit filed with Cell Genesys' Registration Statement on Form S-1 (File No. 33-46452), portions of which have been granted confidential treatment.

(4) Incorporated by reference to the same exhibit filed with Cell Genesys' Registration Statement on Form S-1 (File No. 33-46452).

(5) Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, portions of which have been granted confidential treatment.

(6) Incorporated by reference to the same exhibit filed with Cell Genesys' Annual Report on Form 10-K for the year ended December 31, 1993, portions of which have been granted confidential treatment.

(7) Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, portions of which have been granted confidential treatment.

(8) Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

(9) Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, portions of which have been granted confidential treatment.

(10) Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

(11) Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly report on Form 10-Q for the quarter ended September 30, 1996.

(12) Incorporated by reference to the same exhibit filed with Cell Genesys' Annual Report on Form 10-K for the year ended December 31, 1996, as amended, portions of which have been granted confidential treatment.

(13) Incorporated by reference to the same exhibit filed with Cell Genesys' Annual Report on Form 10-K for the year ended December 31, 1993.

(14) Incorporated by reference to the same exhibit filed with Abgenix's Current Report on Form 8-K filed with the Commission on July 17, 1998, portions of which have been granted confidential treatment.

(15) Incorporated by reference to the same exhibit filed with Abgenix's Current Report on Form 8-K filed with the Commission on November 24, 1998.

(16) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-71289), portions for which Abgenix has requested confidential treatment.

(17) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-71289).

(18) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form 8-A (File No. 000-24207).

(19) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-8 (File No. 333-90707).

(20) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-3 (File No. 333-91699).

(21) Incorporated by reference to the same exhibits filed with Abgenix's Current Report on Form 8-K filed with the Commission on January 27, 2000.

(22) Incorporated by reference to the same exhibits filed with Abgenix's Registration Statement on Form S-1 (File No. 333-70631).

(23) Incorporated by reference to the same exhibits filed with Abgenix's Quarterly report on Form 10-Q for the quarter ended June 30, 2000.

(24) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-8 (File No. 333-45426).

(25) Incorporated by reference to the same exhibits filed with Abgenix's Quarterly report on Form 10-Q for the quarter ended September 30, 2000.

(b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to

    Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California on November 13, 2000.

                                                       ABGENIX, INC.

                                                       By:              /s/ R. SCOTT GREER
                                                            -----------------------------------------
                                                       R. Scott Greer
                                                       Chairman, President and Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, R. Scott Greer and Kurt W. Leutzinger, and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by such attorney to any and all amendments to such registration statement.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
/s/ R. SCOTT GREER                          Chairman, President and Chief
---------------------------------             Executive Officer (Principal        November 13, 2000
R. Scott Greer                                Executive Officer)

/s/ KURT W. LEUTZINGER
---------------------------------           Chief Financial Officer (Controller   November 13, 2000
Kurt W. Leutzinger                            and Principal Accounting Officer)

/s/ STEPHEN A. SHERWIN, M.D.
---------------------------------           Director                              November 13, 2000
Stephen A. Sherwin, M.D.

/s/ M. KATHLEEN BEHRENS, PH.D.
---------------------------------           Director                              November 13, 2000
M. Kathleen Behrens, Ph.D.

/s/ RAJU S. KUCHERLAPATI, PH.D.
---------------------------------           Director                              November 13, 2000
Raju S. Kucherlapati, Ph.D.

/s/ MARK B. LOGAN
---------------------------------           Director                              November 13, 2000
Mark B. Logan

/s/ JOSEPH E. MAROUN
---------------------------------           Director                              November 13, 2000
Joseph E. Maroun

                                 EXHIBIT INDEX

       NUMBER           DESCRIPTION
---------------------   -----------
       3.1(1)           Amended and Restated Certificate of Incorporation of
                          Abgenix, as currently in effect.
       3.2(1)           Amended and Restated Bylaws of Abgenix, as currently in
                          effect.
       4.1(1)           Specimen Common Stock Certificate.
       5.1              Form of Legal Opinion of O'Melveny & Myers LLP.
      10.1(1)           Form of Indemnification Agreement between Abgenix and each of its directors and officers.
      10.2(1)           1996 Incentive Stock Plan and form of agreement thereunder.
      10.3(1)           1998 Employee Stock Purchase Plan and form of agreement
                          thereunder.
      10.4(1)           1998 Director Option Plan and form of agreement thereunder.
      10.5(24)          1999 Nonstatutory Stock Option Plan and form of agreement
                          thereunder.
      10.6(1)           Warrant dated January 23, 1997 exercisable for shares of
                          Series A Preferred Stock.
      10.7(1)           Warrant dated March 27, 1997 exercisable for shares of
                          Series A Preferred Stock.
      10.8(3)           Joint Venture Agreement dated June 12, 1991 between Cell
                          Genesys and JT Immunotech USA Inc.
      10.8A(6)          Amendment No. 1 dated January 1, 1994 to Joint Venture
                          Agreement.
      10.8B(9)          Amendment No. 2 dated June 28, 1996 to Joint Venture
                          Agreement.
      10.9(3)           Collaboration Agreement dated June 12, 1991 among Cell
                          Genesys, Xenotech, Inc. and JT Immunotech USA Inc.
      10.9A(5)          Amendment No. 1 dated June 30, 1993 to Collaboration
                          Agreement.
      10.9B(13)         Amendment No. 2 dated January 1, 1994 to Collaboration
                          Agreement.
      10.9C(7)          Amendment No. 3 dated July 1, 1995 to Collaboration
                          Agreement.
      10.9D(9)          Amendment No. 4 dated June 28, 1996 to Collaboration
                          Agreement.
      10.9E(2)          Amendment No. 5 dated November 1997 to Collaboration
                          Agreement.
      10.10(3)          Limited Partnership Agreement dated June 12, 1991 among Cell
                          Genesys, Xenotech, Inc. and JT Immunotech USA Inc.
      10.10A(6)         Amendment No. 2 dated January 1, 1994 to Limited Partnership
                          Agreement.
      10.10B(8)         Amendment No. 3 dated July 1, 1995 to Limited Partnership
                          Agreement.
      10.10C(10)        Amendment No. 4 dated June 28, 1996 to Limited Partnership
                          Agreement.
      10.11(4)          Field License dated June 12, 1991 among Cell Genesys, JT
                          Immunotech USA Inc. and Xenotech, L.P.
      10.11A(10)        Amendment No. 1 dated March 22, 1996 to Field License.
      10.11B(10)        Amendment No. 2 dated June 28, 1996 to Field License.
      10.12(3)          Expanded Field License dated June 12, 1991 among Cell
                          Genesys, JT Immunotech USA Inc. and Xenotech, L.P.
      10.12A(10)        Amendment No. 1 dated June 28, 1996 to Expanded Field
                          License.
      10.13(2)          Amended and Restated Anti-IL-8 License Agreement dated
                          March 19, 1996 among Xenotech, L.P., Cell Genesys and
                          Japan Tobacco Inc.
      10.14(9)          Master Research License and Option Agreement dated June 28,
                          1996 among Cell Genesys, Japan Tobacco Inc. and Xenotech,
                          L.P.
      10.14A(2)         Amendment No. 1 dated November 1997 to the Master Research
                          License and Option Agreement.
      10.15(2)          Stock Purchase and Transfer Agreement dated July 15, 1996 by and between Cell Genesys and Abgenix.
      10.16(1)          Governance Agreement dated July 15, 1996 between Cell
                          Genesys and Abgenix.
      10.16A(1)         Amendment No. 1 dated October 13, 1997 to the Governance
                          Agreement.
      10.16B(1)         Amendment No. 2 dated December 22, 1997 to the Governance
                          Agreement.
      10.17(1)          Tax Sharing Agreement dated July 15, 1996 between Cell
                          Genesys and Abgenix.
      10.18(2)          Gene Therapy Rights Agreement effective as of November 1,
                          1997 between Abgenix and Cell Genesys.

       NUMBER           DESCRIPTION
---------------------   -----------
      10.19(2)          Patent Assignment Agreement dated July 15, 1996 by Cell
                          Genesys in favor of Abgenix.
      10.20(11)         Lease Agreement dated July 31, 1996 between John Arrillaga,
                          Trustee, or his Successor Trustee, UTA dated 7/20/77
                          (Arrillaga Family Trust) as amended, and Richard T. Peery,
                          Trustee, or his Successor Trustee, UTA dated 7/20/77
                          (Richard T. Peery Separate Property Trust) as amended, and
                          Abgenix.
      10.21(1)          Loan and Security Agreement dated January 23, 1997 between
                          Silicon Valley Bank and Abgenix.
      10.22(1)          Master Lease Agreement dated March 27, 1997 between
                          Transamerica Business Credit Corporation and Abgenix.
      10.23(2)          License Agreement dated February 1, 1997 between Ronald J.
                          Billing, Ph.D. and Abgenix.
      10.24(12)         Release and Settlement Agreement dated March 26, 1997 among
                          Cell Genesys, Abgenix, Xenotech, L.P., Japan Tobacco Inc.
                          and GenPharm International, Inc.
      10.25(12)         Cross License Agreement effective as of March 26, 1997,
                          among Cell Genesys, Abgenix, Xenotech, L.P., Japan
                          Tobacco Inc. and GenPharm International, Inc.
      10.26(12)         Interference Settlement Procedure Agreement, effective as of
                          March 26, 1997, among Cell Genesys, Abgenix, Xenotech,
                          L.P., Japan Tobacco Inc. and GenPharm International, Inc.
      10.27(2)          Agreement dated March 26, 1997 among Xenotech, L.P.,
                          Xenotech, Inc., Cell Genesys, Abgenix, Japan Tobacco Inc.
                          and JT Immunotech USA Inc.
      10.28(2)          Contractual Research Agreement dated December 22, 1997
                          between Pfizer, Inc. and Abgenix.
     +10.28A(22)        Amendment No. 1 dated May 26, 1998 to Contractual Research
                          Agreement between Abgenix and Pfizer, Inc.
     +10.28B(22)        Amendment No. 2 dated October 22, 1998 to Contractual
                          Research Agreement between Abgenix and Pfizer, Inc.
      10.29(1)          Amended and Restated Stockholder Rights Agreement dated
                          January 12, 1998 among Abgenix and certain holders of
                          Abgenix's capital stock.
      10.30(2)          Contractual Research Agreement effective as of January 28,
                          1998 between Schering-Plough Research Institute and
                          Abgenix.
      10.30A(16)        Amendment No. 2 effective January 28, 1999 to Contractual
                          Research Agreement between Schering-Plough Research
                          Institute and Abgenix.
      10.30B(16)        Amendment No. 3 effective February 12, 1999 to the
                          Contractual Research Agreement between Schering-Plough
                          Research Institute and Abgenix.
      10.31(1)          Excerpts from the Minutes of a Meeting of the Board of
                          Directors of Abgenix, dated October 23, 1996.
      10.32(1)          Excerpts from the Minutes of a Meeting of the Board of
                          Directors of Abgenix, dated October 22, 1997.
      10.33(2)          Exclusive Worldwide Product License dated November 1997
                          between Xenotech, L.P. and Abgenix.
      10.34(2)          Research License and Option Agreement effective as of
                          April 6, 1998 between Abgenix and Genentech, Inc.
      10.34A(2)         Amendment No. 1 effective as of June 18, 1998 to Research
                          License and Option Agreement between Abgenix and
                          Genentech, Inc.
      10.35(14)         Research Collaboration Agreement dated July 15, 1998 between
                          Millennium BioTherapeutics, Inc. and Abgenix.
     +10.36(22)         Research Collaboration Agreement dated September 29, 1998
                          between Millennium BioTherapeutics, Inc. and Abgenix.
      10.36A(22)        Amendment No. 1 effective as of November 29, 1998 to the
                          Research Collaboration Agreement between Millennium
                          BioTherapeutics, Inc. and Abgenix.
     +10.37(22)         Research License and Option Agreement dated October 30, 1998 between Millennium BioTherapeutics, Inc. and Abgenix.

       NUMBER           DESCRIPTION
---------------------   -----------
      10.38(16)         Research Collaboration Agreement dated December 22, 1998
                          between Centocor, Inc. and Abgenix.
     +10.39(22)         Memorandum of Understanding between Research Corporation
                          Technologies, Inc. and Abgenix.
      10.40(15)         Registration Rights Agreement dated November 18, 1998
                          between the selling stockholders and Abgenix.
     +10.41(22)         Research License and Option Agreement dated January 4, 1999 between AVI BioPharma, Inc. and Abgenix.
      10.42(17)         Registration Rights Agreement dated January 27, 1999 between
                          Genentech and Abgenix.
      10.43(16)         Multi-Antigen Research License and Option Agreement dated
                          January 27, 1999 between Genentech and Abgenix.
      10.44(18)         Preferred Shares Rights Agreement, dated as of June 14,
                          1999, between Abgenix and ChaseMellon Shareholder
                          Services, L.L.C., including the Certificate of
                          Determinations, the Form of Rights Certificate and the
                          Summary of Rights attached thereto as Exhibits A, B and C, respectively.
     +10.45(21)         Multi-Antigen Research License and Option Agreement by and
                          between Abgenix, Inc. and Japan Tobacco Inc. effective
                          December 31, 1999.
     +10.46(21)         Amended and Restated Field License by and among
                          Abgenix, Inc., JT America Inc. and Xenotech L.P.
                          effective December 31, 1999.
      10.47(21)         Agreement to Terminate the Collaboration Agreement by and
                          among Abgenix, Inc., JT America Inc., and Xenotech L.P.
                          effective December 31, 1999.
     +10.48(21)         Agreement to Terminate the Interest of Japan Tobacco Inc. in
                          the Master Research License and Option Agreement by and
                          among Abgenix, Inc., Japan Tobacco Inc. and Xenotech L.P.
                          effective December 31, 1999.
     +10.49(21)         Amendment of the Expanded Field License by and among
                          Abgenix, Inc., JT America Inc. and Xenotech L.P. effective
                          December 31, 1999.
      10.50(21)         Limited Partnership Interest and Stock Purchase Agreement
                          between Abgenix, Inc. and JT America Inc. made
                          December 20, 1999.
     +10.51(21)         License Agreement by and between Abgenix, Inc. and Japan
                          Tobacco Inc. effective December 31, 1999.
      10.52(18)         Amended Preferred Shares Rights Agreement, dated as of
                          November 19, 1999, between Abgenix, Inc. and Chase Mellon
                          Shareholder Services, L.L.C., including the Certificate of
                          Determination, the form of Rights Certificate and the
                          Summary of Rights attached thereto as Exhibits A, B and C, respectively.
      10.53(19)         1999 Nonstatutory Stock Option Plan and form of agreement
                          thereunder.
      10.54(20)         Registration Rights Agreement dated November 19, 1999 by and among Abgenix and the selling stockholders.
      10.55(23)         Lease Agreement dated February 24, 2000 between Ardenwood
                          Corporate Park Associates, a California Limited
                          Partnership and Abgenix, Inc.
      10.56(23)         Lease Agreement dated May 19, 2000 between Ardenwood
                          Corporate Park Associates, a California Limited
                          Partnership and Abgenix, Inc.
      10.57(23)         Amendments to 1996 Incentive Stock Option Plan and 1999
                          Nonstatutory Stock Option Plan to eliminate the Company's
                          ability to reprice issued and outstanding options.
      10.58(25)         Acquisition Agreement dated as of September 25, 2000 among
                          Abgenix, Inc., Abgenix Canada Corporation and ImmGenics
                          Pharmaceuticals Inc.
      10.59(25)         Voting, Exchange and Cash Put Trust Agreement dated as of
                          November 3, 2000 among Abgenix, Inc., ImmGenics
                          Pharmaceuticals Inc. and CIBC Mellon Trust Company.
      10.60(25)         Support Agreement dated as of November 3, 2000 among
                          Abgenix, Inc., Abgenix Canada Corporation and ImmGenics
                          Pharmaceuticals Inc.
      10.61(25)         Form of Stock Purchase Agreement between Abgenix, Inc. and the purchasers in the private placement in November 2000.
      21.1              List of subsidiaries.

       NUMBER           DESCRIPTION
---------------------   -----------
      23.1              Consent of Ernst & Young LLP, Independent Auditors
                          (Abgenix).
      23.2              Consent of Ernst & Young LLP, Independent Auditors
                          (ImmGenics).
      23.3              Consent of O'Melveny & Myers LLP (included in Exhibit 5.1 to this Registration Statement).
      24.1              Power of Attorney (reference is made to page II-9 of this
                          Registration Statement).
      99.1(25)          Plan of Arrangement under Section 252 of the Company Act
                          (British Columbia), including provisions attaching to the
                          ImmGenics special shares, approved by the Supreme Court of
                          British Columbia.

------------------------

+ Confidential treatment granted for portions of these exhibits. Omitted portions have been filed separately with the Commission.

(1) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-49415).

(2) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-49415), portions of which have been granted confidential treatment.

(3) Incorporated by reference to the same exhibit filed with Cell Genesys' Registration Statement on Form S-1 (File No. 33-46452), portions of which have been granted confidential treatment.

(4) Incorporated by reference to the same exhibit filed with Cell Genesys' Registration Statement on Form S-1 (File No. 33-46452).

(5) Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, portions of which have been granted confidential treatment.

(6) Incorporated by reference to the same exhibit filed with Cell Genesys' Annual Report on Form 10-K for the year ended December 31, 1993, portions of which have been granted confidential treatment.

(7) Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, portions of which have been granted confidential treatment.

(8) Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

(9) Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, portions of which have been granted confidential treatment.

(10) Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

(11) Incorporated by reference to the same exhibit filed with Cell Genesys' Quarterly report on Form 10-Q for the quarter ended September 30, 1996.

(12) Incorporated by reference to the same exhibit filed with Cell Genesys' Annual Report on Form 10-K for the year ended December 31, 1996, as amended, portions of which have been granted confidential treatment.

(13) Incorporated by reference to the same exhibit filed with Cell Genesys' Annual Report on Form 10-K for the year ended December 31, 1993.

(14) Incorporated by reference to the same exhibit filed with Abgenix's Current Report on Form 8-K filed with the Commission on July 17, 1998, portions of which have been granted confidential treatment.

(15) Incorporated by reference to the same exhibit filed with Abgenix's Current Report on Form 8-K filed with the Commission on November 24, 1998.

(16) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-71289), portions for which Abgenix has requested confidential treatment.

(17) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-71289).

(18) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form 8-A (File No. 000-24207).

(19) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-8 (File No. 333-90707).

(20) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-3 (File No. 333-91699).

(21) Incorporated by reference to the same exhibits filed with Abgenix's Current Report on Form 8-K filed with the Commission on January 27, 2000.

(22) Incorporated by reference to the same exhibits filed with Abgenix's Registration Statement on Form S-1 (File No. 333-70631).

(23) Incorporated by reference to the same exhibits filed with Abgenix's Quarterly report on Form 10-Q for the quarter ended June 30, 2000.

(24) Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-8 (File No. 333-45426).

(25) Incorporated by reference to the same exhibits filed with Abgenix's Quarterly report on Form 10-Q for the quarter ended September 30, 2000.